As filed with the Securities and Exchange Commission on February 25, 2025

Registration No. 333-284586

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PERMEX PETROLEUM CORPORATION

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1381	98-1384682
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1700 Post Oak Boulevard, 2 Blvd Place Suite 600

Houston Texas, 77056

(346) 245-8981

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Bradley Taillon

Permex Petroleum Corporation

1700 Post Oak Boulevard, 2 Blvd Place Suite 600

Houston Texas, 77056

(346) 245-8981

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Andrew J. Bond, Esq.

Nazia J. Khan, Esq.

Gregory Carney, Esq.

Sheppard, Mullin, Richter & Hampton LLP

1901 Avenue of the Stars, Suite 1600
Los Angeles, CA 90067

Telephone: (310) 228-3700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offeror sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 25, 2025

Permex Petroleum Corporation

Up to 4,699,394 Common Shares Upon Conversion of Debentures and Exercise of Purchase Warrants

This prospectus relates to the resale by certain selling shareholders of Permex Petroleum Corporation, a corporation organized under the laws of British Columbia, Canada (the “Company”), identified in this prospectus of up to 4,699,394 common shares (the “Resale Shares”) of the Company, no par value, consisting of (i) up to 2,462,843 Resale Shares issuable upon the conversion of 10% senior secured convertible debentures (the “Debentures”) in the current outstanding principal amount of $4,276,389 plus twelve (12) months of interest on the Debentures from the date of issuance at a fixed conversion price of $1.91 (the “Conversion Shares”) issued by the Company to certain accredited investors on November 1, 2024 in a private placement transaction pursuant to a securities purchase agreement, dated as of November 1, 2024 (the “Purchase Agreement”) and (ii) up to 2,236,551 Resale Shares issuable upon the exercise of certain purchase warrants (the “Warrants”), to purchase up to 2,236,551 Common Shares (the “Warrant Shares”), at an exercise price of $1.91 per share, issued by us to certain accredited investors on November 1, 2024 in a private placement transaction pursuant to the Purchase Agreement. The holders of the Warrants and the underlying Warrant Shares and the Debenture and the underlying Conversion Shares are each referred to herein as a “Selling Shareholder” and collectively as the “Selling Shareholders.” All of the Resale Shares were purchased from the Company in a private placement transaction.

The Resale Shares may be sold by the Selling Shareholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale you should refer to the section entitled “Plan of Distribution” in this prospectus.

The prices at which the selling shareholders may sell the Resale Shares will be determined by the prevailing market price for the Company’s common shares or in privately negotiated transactions. The Company will not receive any proceeds from the sale of the Resale Shares by the selling shareholders; provided, however, the Company will receive $1.91 per share upon the cash exercise of the Warrants for aggregate gross proceeds of approximately $4.3 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

The Resale Shares will be resold from time to time by the Selling Shareholders listed in the section titled “Selling Shareholders” beginning on page 35.

The Company will bear all costs relating to the registration of the Resale Shares, other than any selling shareholder’s legal or accounting costs or commissions.

The Company’s common shares, no par value per share (“Common Shares”) are presently listed on the Canadian Securities Exchange (“CSE”) and the Frankfurt Stock Exchange under the symbols “OIL” and “75P”, respectively. The closing price of the Company’s Common Shares on February 24, 2025, as reported by the Canadian Securities Exchange was CAD$4.10 per Common Share. The CAD$ price per Common Share on February 24, 2025, is equivalent to a price of approximately $2.89 per Common Share, after giving effect to the Canadian dollar/U.S. dollar exchange rate of CAD$1.00 to $0.7044238 which was the noon buying rate of the Federal Reserve Bank of New York on February 21, 2025.

There is currently a limited U.S. public market for our Common Shares, the stock price of our Common Shares may be volatile or may decline regardless of our operating performance and you may not be able to resell your Common Shares at or above the price you acquired such Common Shares. Due to our prior delinquency in filing our periodic reports, the Form 211 originally filed with, and cleared by, the Financial Industry Regulatory Authority (“FINRA”) pursuant to Rule 15c2-11 of the Exchange Act covering our Common Shares was revoked by FINRA. Consequently, until a new Form 211 is filed with, and cleared by FINRA, our Common Shares will not be eligible for proprietary broker-dealer quotations on the OTC Pink Sheets and all quotes in our Common Shares on the OTC Pink Sheets will only reflect unsolicited customer orders. Unsolicited-Only stocks have a higher risk of wider spreads, increased volatility, and price dislocations. You may have difficulty selling your Common Shares in the United States and you may not be able to sell your Common Shares quickly or at the market price you feel our Common Shares are worth until a new Form 211 is filed with and cleared by FINRA under Rule 15c2-11 of the Exchange Act. See “Risk Factors.”

Investing in the Company’s Common Shares involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 14 of this prospectus and elsewhere in this prospectus for a discussion of information that should be considered in connection with an investment in the Company’s Common Shares.

The Company may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

The Company is an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements. See “Prospectus Summary - Implications of Being an Emerging Growth Company.”

This offering will terminate on the earlier of (i) the date when all of the Securities registered hereunder have been sold pursuant to this prospectus or Rule 144 under the Securities Act, and (ii) the date on which all of such securities may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, unless we terminate it earlier.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2025.

-i-

We and the selling shareholders have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of securities.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the U.S. Securities and Exchange Commission (the “SEC”) before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the selling shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any free writing prospectus applicable to that jurisdiction.

This prospectus and the documents incorporated by reference in this prospectus contain market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented or incorporated by reference in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and any related free writing prospectus. Accordingly, investors should not place undue reliance on this information.

-ii-

GLOSSARY OF TERMS

Unless otherwise indicated in this prospectus, natural gas volumes are stated at the legal pressure base of the state or geographic area in which the reserves are located at 60 degrees Fahrenheit. Crude oil and natural gas equivalents are determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

The following definitions shall apply to the technical terms used in this prospectus.

Terms used to describe quantities of crude oil and natural gas:

“Bbl.” One stock tank barrel, of 42 U.S. gallons liquid volume, used herein in reference to crude oil, condensate or NGLs.

“Boe.” A barrel of oil equivalent and is a standard convention used to express crude oil, NGL and natural gas volumes on a comparable crude oil equivalent basis. Gas equivalents are determined under the relative energy content method by using the ratio of 6.0 Mcf of natural gas to 1.0 Bbl of crude oil or NGL.

“MBbl.” One thousand barrels of crude oil, condensate or NGLs.

“MBoe” One thousand barrels of oil equivalent.

“Mcf.” One thousand cubic feet of natural gas.

“MMCF.” one million cubic feet.

“NGLs.” Natural gas liquids. Hydrocarbons found in natural gas that may be extracted as liquefied petroleum gas and natural gasoline.

Terms used to describe our interests in wells and acreage:

“Basin.” A large natural depression on the earth’s surface in which sediments generally brought by water accumulate.

“Completion.” The process of treating a drilled well followed by the installation of permanent equipment for the production of crude oil, NGLs, and/or natural gas.

“Developed acreage.” Acreage consisting of leased acres spaced or assignable to productive wells. Acreage included in spacing units of infill wells is classified as developed acreage at the time production commences from the initial well in the spacing unit. As such, the addition of an infill well does not have any impact on a company’s amount of developed acreage.

“Development well.” A well drilled within the proved area of a crude oil, NGL, or natural gas reservoir to the depth of a stratigraphic horizon (rock layer or formation) known to be productive for the purpose of extracting proved crude oil, NGL, or natural gas reserves.

“Differential.” The difference between a benchmark price of crude oil and natural gas, such as the NYMEX crude oil spot price, and the wellhead price received.

“Dry hole.” A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

“Field.” An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

“Formation.” A layer of rock which has distinct characteristics that differs from nearby rock.

“Gross acres or Gross wells.” The total acres or wells, as the case may be, in which a working interest is owned.

“Held by operations.” A provision in an oil and gas lease that extends the stated term of the lease as long as drilling operations are ongoing on the property.

“Held by production” or “HBP” A provision in an oil and gas lease that extends the stated term of the lease as long as the property produces a minimum quantity of crude oil, NGLs, and natural gas.

“Hydraulic fracturing.” The technique of improving a well’s production by pumping a mixture of fluids into the formation and rupturing the rock, creating an artificial channel. As part of this technique, sand or other material may also be injected into the formation to keep the channel open, so that fluids or natural gases may more easily flow through the formation.

“Infill well.” A subsequent well drilled in an established spacing unit of an already established productive well in the spacing unit. Acreage on which infill wells are drilled is considered developed commencing with the initial productive well established in the spacing unit. As such, the addition of an infill well does not have any impact on a company’s amount of developed acreage.

“Net acres.” The percentage ownership of gross acres. Net acres are deemed to exist when the sum of fractional ownership working interests in gross acres equals one (e.g., a 10% working interest in a lease covering 640 gross acres is equivalent to 64 net acres).

“NYMEX.” The New York Mercantile Exchange.

“Productive well.” A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

“Recompletion.” The process of treating a drilled well followed by the installation of permanent equipment for the production of crude oil, NGLs or natural gas or, in the case of a dry hole, the reporting of abandonment to the appropriate agency.

“Reservoir.” A porous and permeable underground formation containing a natural accumulation of producible crude oil, NGLs and/or natural gas that is confined by impermeable rock or water barriers and is separate from other reservoirs.

“Spacing.” The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies.

“Undeveloped acreage.” Leased acreage on which wells have not been drilled or completed to a point that would permit the production of economic quantities of crude oil, NGLs, and natural gas, regardless of whether such acreage contains proved reserves. Undeveloped acreage includes net acres held by operations until a productive well is established in the spacing unit.

“Unit.” The joining of all or substantially all interests in a reservoir or field, rather than a single tract, to provide for development and operation without regard to separate property interests. Also, the area covered by a unitization agreement.

“Wellbore.” The hole drilled by the bit that is equipped for natural gas production on a completed well. Also called well or borehole.

“Working interest.” The right granted to the lessee of a property to explore for and to produce and own crude oil, NGLs, natural gas or other minerals. The working interest owners bear the exploration, development, and operating costs on either a cash, penalty, or carried basis.

“Workover.” Operations on a producing well to restore or increase production.

Terms used to assign a present value to or to classify our reserves:

“Possible reserves.” The additional reserves which analysis of geoscience and engineering data suggest are less likely to be recoverable than probable reserves.

“Pre-tax PV-10% or PV-10.” The estimated future net revenue, discounted at a rate of 10% per annum, before income taxes and with no price or cost escalation or de-escalation in accordance with guidelines promulgated by the SEC.

“Probable reserves.” The additional reserves which analysis of geoscience and engineering data indicate are less likely to be recovered than proved reserves but which together with proved reserves, are as likely as not to be recovered.

“Proved reserves.” The quantities of crude oil, NGLs and natural gas, which, by analysis of geosciences and engineering data, can be estimated with reasonable certainty to be economically producible, from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations, prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

“Proved undeveloped reserves” or “PUDs.” Proved Reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances. Undrilled locations can be classified as having proved undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances justify a longer time. Estimates for proved undeveloped reserves are not attributed to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.

“SEC Pricing” means pricing calculated using oil and natural gas price parameters established by current guidelines of the SEC and accounting rules based on the unweighted arithmetic average of oil and natural gas prices as of the first day of each of the 12 months ended on the given date.

PROSPECTUS SUMMARY

This summary highlights information contained in this prospectus. It does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should read this entire prospectus carefully, including the sections entitled “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. Except as otherwise required by the context, references to “Permex,” “the Company,” “we,” “us” and “our” are to Permex Petroleum Corporation, a corporation organized under the laws of British Columbia, Canada, individually, or as the context requires, collectively with its subsidiary. Certain operational terms used in this prospectus are defined in the “Glossary of Terms.” All references to “U.S. Dollars,” “USD” or “$” are to the legal currency of the United States, and all references to “CAD$” and “C$” are to the legal currency of Canada. All references to “M$” are in thousands of dollars.

Company Overview

We are an independent energy company engaged in the acquisition, exploration, development and production of oil and natural gas properties on private, state and federal land in the United States, primarily within the Permian Basin region of West Texas and Southeast New Mexico which includes the Midland and Delaware Basins as well as the Central Basin Platform. We focus on acquiring producing assets at a discount to market, increasing production and cash-flow through recompletion and re-entries, secondary recovery and reducing risk through infill drilling and development. Overall, we own and operate 97 oil and gas wells across more than 11,700 net acres including 66 shut-in opportunities, 17 saltwater disposal wells and two water supply wells allowing for waterflood secondary recovery. Additionally, we hold royalty interests in 73 wells and five permitted wells across 3,800 acres within the Permian Basin.

As described in more detail below, according to the 2024 Appraisal Report (defined below), the net present value of net future revenues, (net of royalties, operating costs and capital expenditures, including asset retirement obligations) before income tax, discounted at 10% (“NPV 10%” or “PV10”) of our total proved plus probable reserves is estimated at $228.856 million, or $414.97 per outstanding share (basis). In particular, based on the information in the 2024 Appraisal Report:

●	Our reserves are comprised of 83.5% light oil and 16.5% natural gas;
●	Our total proved reserves were 1,885 MBoe and had a PV10 value of $36.137 million;
●	Our total probable reserves were 14,879 MBoe and had a PV10 value of $192.719 million; and
●	Our total proved and probable reserves were 16,764 MBoe and a PV10 value of $228.256 million.

The following is a summary of our net oil and gas reserves net present value of revenue as of September 30, 2024:

	Reserves MBoe	NPV 10% ($ thousand)	NPV per Boe $/Boe
Proved Developed Producing	54	908	16.68
Total Proved	1,885	36,137	19.17
Proved Plus Probable	16,764	228,856	13.65

1.	Natural Gas: 6 Mcf/Boe
2.	The 2024 Appraisal Report used SEC Pricing effective September 30, 2024

Oil and Gas Properties

We hired MKM Engineering, who prepared for us an Appraisal of Certain Oil and Gas Interests owned by Permex Petroleum Corporation located in New Mexico and Texas as of September 30, 2024 (the “2024 Appraisal Report”) as well as an Appraisal of Certain Oil and Gas Interests owned by Permex Petroleum Corporation located in New Mexico and Texas as of September 30, 2023 (the “2023 Appraisal Report” and together with the 2024 Appraisal Report the “Appraisal Reports”). MKM Engineering is independent with respect to Permex Petroleum Corporation as provided in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. MKM Engineering’s estimates of our proved and probable reserves in each of the Appraisal Reports were prepared according to generally accepted petroleum engineering and evaluation principles, and each of the Appraisal Reports conform to SEC Pricing. The Appraisal Reports are each filed as an exhibit to the registration statement for which this prospectus is a part.

The Appraisal Reports were each specifically prepared by Michele Mudrone, an employee of MKM Engineering, a registered Professional Engineer in the State of Texas, and a member of the Society of Petroleum Engineers. Ms. Mudrone graduated from the Colorado School of Mines with a Bachelor of Science degree in Petroleum Engineering in 1976 and has been employed in the petroleum industry and directly involved in reservoir engineering, petrophysical analysis, reservoir simulation and property evaluation since that time. Ms. Mudrone certified in each Appraisal Report that she did not receive, nor expects to receive, any direct or indirect interest in the holdings discussed in the report or in the securities of the Company. Because of our current size, we do not have any technical person responsible for overseeing the preparation of the reserve estimates presented herein (or have any internal control policies pertaining to estimates of oil and gas reserves), and consequently, we rely exclusively on the Appraisal Reports in the preparation of the reserve estimates present in this prospectus.

Since all of our reserves are from conventional reservoirs, MKM Engineering assumed for the purposes of its appraisal reports that the technology to be used to develop our reserves would include horizontally drilled wells, fracturing, and acidizing.

The following tables show a summary of our reserves as of September 30, 2024 and September 30, 2023 which have been derived from the Appraisal Reports and conform to SEC Pricing.

Composite Proved Reserve Estimates and Economic Forecasts for the year ended September 30, 2024

	Proved		Proved Developed Producing	Proved Non-Producing	Proved Undeveloped
Net Reserves
Oil/Condensate	MBbl	1,695.4	46.4	462.3	1,186.7
Gas	MMcf	1,138.2	54.4	225.2	858.6
Revenue
Oil/Condensate	M$	133,265.3	3,642.4	36,020.7	93,602.2
Gas	M$	815.7	81.4	132.0	602.3
Severance and Ad Valorem Taxes	M$	10,020.0	267.8	3,036.0	6,716.2
Operating Expenses	M$	21,731.8	1,753.9	9,977.4	10,000.5
Investments	M$	17,496.5	255.0	1,621.5	15,620.0
Operating Income (BFIT)	M$	84,832.5	1,447.0	21,517.7	61,867.8
Discounted @ 10%	M$	36,137.4	907.7	11,258.8	23,970.9

Composite Proved Reserve Estimates and Economic Forecasts for the year ended September 30, 2023

	Proved		Proved Developed Producing	Proved Non-Producing	Proved Undeveloped
Net Reserves
Oil/Condensate	MBbl	2,636.8	372.2	654.9	1,609.7
Natural Gas	Mcf	2,042.4	241.2	524.1	1,277.1
Revenue
Oil/Condensate	M$	207,269.9	29,035.8	51,407.8	126,826.3
Natural Gas	M$	4,558.1	585.1	1,138.5	2,834.5
Severance and Ad Valorem Taxes	M$	15,674.3	2,601.4	3,770.8	9,302.1
Operating Expenses	M$	24,386.7	9,882.4	5,313.9	9,190.4
Investments	M$	17,241.5	806.9	724.6	15,710.0
Operating Income (BFIT)	M$	154,525.5	16,330.2	42,736.9	95,458.4
Discounted @ 10%	M$	74,000.6	8,510.2	25,158.9	40,331.5

Composite Probable Reserve Estimates and Economic Forecasts for the year ended September 30, 2024

	Probable		Probable Developed Producing	Probable Non-Producing	Probable Undeveloped
Net Reserves
Oil/Condensate	MBbl	12,306.5	-	93.8	12,212.7
Gas	MMcf	15,437.0	-	9.8	15,427.2
Revenue
Oil/Condensate	M$	965,699.9	-	7,259.7	958,440.2
Gas	M$	21,957.0	-	21.5	21,935.5
Severance and Ad Valorem Taxes	M$	51,196.1	-	531.8	50,664.3
Operating Expenses	M$	74,958.9	-	1,137.3	73,821.6
Investments	M$	134,328.5	-	-	134.328.5
Operating Income (BFIT)	M$	727,173.4	-	5,612.1	721,561.3
Discounted @ 10%	M$	192,718.9	-	2,161.2	190,557.7

Composite Probable Reserve Estimates and Economic Forecasts for the year ended September 30, 2023

	Probable		Probable Developed Producing	Probable Non-Producing	Probable Undeveloped
Net Reserves
Oil/Condensate	MBbl	9,443.2	2.0	150.8	9,290.4
Gas	Mcf	10,892.4	3.4	6.2	10,882.8
Revenue
Oil/Condensate	M$	738,808.9	150.6	11,660.7	726,997.6
Gas	M$	33,254.8	11.7	21.4	33,221.7
Severance and Ad Valorem Taxes	M$	55,231.2	19.8	832.3	54,379.1
Operating Expenses	M$	55,531.2	55.0	1,172.2	54,304.0
Investments	M$	134,428.5	—	—	134,428.5
Operating Income (BFIT)	M$	526,872.9	87.6	9,677.6	517,107.7
Discounted @ 10%	M$	122,796.7	37.3	4,026.0	118,733.4

Probable reserves are unproven reserves that geologic and engineering analyses suggest are more likely than not to be recoverable. They are not comparable to proved reserves and estimates of oil, condensate, and gas reserves and future net revenue should be regarded only as estimates that may change as further production history and additional information become available. Such reserve and revenue estimates are based on the information currently available, the interpretation of which is subject to uncertainties inherent in applying judgmental factors.

Conversion of Undeveloped Acreage

The Company’s process for converting undeveloped acreage to developed acreage is tied to whether there is any drilling being conducted on the acreage in question. Management expects to restart its drilling and development program in the first quarter of 2025, subject to receipt of additional funding.

An aggregate of 1,186 MBO and 858 MMCF, of the Company’s proved undeveloped reserves as of September 30, 2024, are part of a development plan that has been adopted by management that calls for these undeveloped reserves to be drilled within the next five years, thus resulting in the conversion of such proved undeveloped reserves to developed status within five years of initial disclosure at September 30, 2024. Management currently anticipates spending approximately $6 million in capital expenditures towards developing the Company’s proved undeveloped reserves during the 2025 fiscal year, subject to the Company acquiring the necessary financing.

Proved Undeveloped Reserves Additions

From September 30, 2023 to September 30, 2024, the Company had no proved undeveloped reserve additions. The specific changes to the Company’s proved undeveloped reserves from September 30, 2023 to September 30, 2024 were as follows:

	Breedlove	Pittcock & Mary Bullard	Henshaw	Royalty Wells	Total
Beginning balance at September 30, 2023 (MBoe)(1)	1,822.54	-	-	-	1,822.54
Production (MBoe)(1)	-	-	-	-	-
Revisions or reclassifications of previous estimates (MBoe)(1)	(500.8)	-	-	-	(500.8)
Improved Recovery (MBoe)(1)	-	-	-	-	-
Extensions and Discoveries (MBoe)(1)	-	-	-	-	-
Acquisitions/Purchases (MBoe)(1)	-	-	-	-	-
Sales (MBoe)(1)	-	-	-	-	-
Price Change (MBoe)	8.06	-	-	-	8.06
Ending balance as of September 30, 2024 (MBoe)(1)	1,329.8	-	-	-	1,329.8

(1)	Natural gas volumes have been converted to Boe based on energy content of six Mcf of gas to one Bbl of oil. Barrels of oil equivalence does not necessarily result in price equivalence. The price of natural gas on a barrel of oil equivalent basis is currently substantially lower than the corresponding price for oil and has been similarly lower for a number of years. For example, in the year ended September 30, 2024, the average prices of WTI (Cushing) oil and NYMEX Henry Hub natural gas were $78.64 per Bbl and $2.206 per Mcf, respectively, resulting in an oil-to-gas ratio of just under 36 to 1.

Financing of Proved and Probable Undeveloped Reserves

The Company currently estimates that the total cost to develop the Company’s proved undeveloped reserves of 1,186.7 MBbl of oil and 858.6 Mcf of natural gas as of September 30, 2024 is $15,620,000. The Company expects to finance these capital costs through a combination of current cash on hand, debt financing through a line of credit or similar debt instrument, one or more offerings of debt or equity, and from cash generated from estimated revenues from sales of oil and natural gas produced at the Company’s wells.

The Company currently estimates that the total cost to develop the Company’s probable undeveloped reserves of 12,212.7 MBbl of oil and 15,427.2 Mcf of natural gas as of September 30, 2024 is $134,328,500. The Company expects to finance these capital costs through a combination of joint ventures, farm-in agreements, direct participation programs, one or more offerings of equity, a debt offering or entering into a line of credit, and from cash generated from estimated revenues from sales of oil and natural gas produced at the Company’s wells.

Drilling Activities

We drilled one well during the last three fiscal years. As at September 30, 2024, we had 78 gross wells and 5 net productive wells. Our gross developed acreage totaled 5,177 and net developed acreage totaled 3,942 with the following property breakdown:

Property	Gross Developed Acreage	Net Developed Acreage	Gross Productive Wells	Net Productive Wells
Pittcock	818	664.63	0	0
Henshaw	1,880	1,353.60	0	0
Oxy Yates	680	489.60	0	0
Bullard	241	187.98	0	0
Breedlove	1,558	1,246.40	5	4.00
Royalty Interest Properties	—	—	73	0.01

We have 6,000 gross undeveloped acres and 4,800 net undeveloped acres. All of our undeveloped acreage is on our Breedlove property.

Our leases are nearly entirely held by production in perpetuity. If a field/lease is undeveloped it typically has a 2, 3 or 5 year term of expiry. The Company has over 340 leases covering undeveloped acreage and less than 5% of these leases have an active expiry date that is less than two years from the date hereof.

Sales and Production

The average sales prices of the Company’s oil and gas products sold in the fiscal years ended September 30, 2024, 2023, and 2022 were $70.53/Boe, $71.45/Boe, and $89.14/Boe, respectively.

The Company’s net production quantities by final product sold in the fiscal years ended September 30, 2024, 2023, and 2022, were 1,963.82 Boe, 12,979.36 Boe, and 12,597.45 Boe, respectively.

The Company’s average production costs per unit for the fiscal years ended September 30, 2024, 2023, and 2022, were $100.02/Boe, $67.76/Boe, and $65.82/Boe, respectively.

The breakdown of production and prices between oil/condensate and natural gas was as follows:

Net Production Volumes	Fiscal Year Ended September 30, 2024	Fiscal Year Ended September 30, 2023	Fiscal Year Ended September 30, 2022
Oil/Condensate (Bbl)	1,964	11,729	10,670
Natural Gas (Mcf)	-	7,500	11,567

Average Sales Price	Fiscal Year Ended September 30, 2024	Fiscal Year Ended September 30, 2023	Fiscal Year Ended September 30, 2022
Oil/Condensate ($/Bbl)	70.53	76.17	96.18
Natural Gas ($/Mcf)	-	4.53	8.36

The breakdown of our production quantities by individual product type for each of our fields that contain 15% or more of our total proved reserves expressed on an oil-equivalent-barrels basis was as follows:

Breedlove

Net Production Volumes	Fiscal Year Ended September 30, 2024	Fiscal Year Ended September 30, 2023	Fiscal Year Ended September 30, 2022
Oil/Condensate (Bbl)	1,229	7,628	6,998
Natural Gas (Mcf)	—	6,362	11,567

Henshaw

Net Production Volumes	Fiscal Year Ended September 30, 2024	Fiscal Year Ended September 30, 2023	Fiscal Year Ended September 30, 2022
Oil/Condensate (Bbl)	735	3,098	2,189
Natural Gas (Mcf)	—	1,138	—

Pittcock & Mary Bullard

Net Production Volumes	Fiscal Year Ended September 30, 2024	Fiscal Year Ended September 30, 2023	Fiscal Year Ended September 30, 2022
Oil/Condensate (Bbl)	—	1,003	1,483
Natural Gas (Mcf)	—	—	—

Texas Properties

Breedlove “B” Clearfork Leases

In September 2021, the Company, through its wholly-owned subsidiary, Permex Petroleum US Corporation, acquired a 100% Working Interest and an 81.75% Net Revenue Interest in the Breedlove “B” Clearfork leases located in Martin County, Texas. The Breedlove “B” Clearfork properties situated in Martin County, Texas are over 12 contiguous sections for a total of 7,870.23 gross and 7,741.67 net acres, of which 98% is held by production in the core of the Permian Basin. There is a total of 27 vertical wells of which 12 are producers, 4 are saltwater disposal wells and 11 that are shut-in opportunities. The Company is currently evaluating a number of re-entry opportunities across this asset including production optimization of the producing wells as well as the 11 currently shut-in wells. These assets were shut-in in April 2024 due to financial constraints. In September 2024, Permex launched a workover program aimed at resuming production, repairing infrastructure, and evaluating additional production zones. Given the prolonged shut-in period, extensive workover operations and tubing replacements were necessary. As of December 31, 2024, all 12 previously producing wells had been brought back online, with an average gross production of 30.40 barrels of oil per day in December. Additionally, multiple tank batteries and the Company’s wholly owned Saltwater Disposal Infrastructure were fully operational, handling 100% of produced water from active wells. Permex also completed two up-hole completions using existing wellbores to enhance production from a new formation. While test results are ongoing, the Company remains confident in the potential of these completions.

In addition to the significant recompletion and re-entry opportunities across the existing wellbores, the Breedlove property includes substantial undeveloped opportunities and is the focus of the Company’s proved undeveloped reserves development program, pending sufficient and successful capital raising efforts by the Company.

Pittcock Leases

The Pittcock Leases are situated in Stonewall County. Stonewall County is in Northwest Texas, in the central part of the North Central Plains and consists of the Pittcock North property, the Pittcock South property and the Windy Jones Property. It is bounded on the north by King County, on the east by Haskell County, on the south by Fisher and Jones Counties, and on the west by Kent County. The Pittcock North property covers 320 acres held by production. There are currently shut-in wells, two saltwater disposal wells, and a water supply well. The Company holds a 100% working interest in the Pittcock North Property and an 81.25% net revenue interest. The Pittcock South property covers 498 acres in four tracts. There are currently 19 shut-in wells and two saltwater disposal wells. The Company holds a 100% working interest in the lease and a 71.90% net revenue interest. The Windy Jones Property consists of 40 acres and includes two injection wells and two suspended oil wells. The sole purpose of the Windy Jones property is to provide waterflood assistance to the offset wells being the Pittcock wells located east boundary of the Windy Jones Property. The Company holds a 100% working interest in the Windy Jones Property and a 78.9% net revenue interest. These assets became shut-in commencing in October 2023 due to the Company having insufficient funds to operate them and remain shut-in pending successful capital raising of the Company.

Mary Bullard Property

The Company acquired the Mary Bullard Property in August 2017 for a cash consideration of approximately $50,000. The Mary Bullard Property is located in Stonewall County, about 5 ½ miles southwest of Aspermont, Texas. It is bounded on the north by King County, on the east by Haskell County, on the south by Fisher and Jones Counties, and on the west by Kent County. The asset is situated on the Eastern Shelf of the Midland Basin in the central part of the North Central Plains. The Mary Bullard Property covers 241 acres held by production and is productive in the Clearfork formation at a depth of approximately 3,200 feet. There are currently shut-in wells, and two water injection wells. The Company holds a 100% working interest in the Mary Bullard Property and a 78.625% net revenue interest. These assets were shut-in in December 2023 and remain shut in pending successful capital raising of the Company.

New Mexico Properties

In December 2017, Permex Petroleum US Corporation, our wholly-owned subsidiary, acquired the West Henshaw Property and the Oxy Yates Property for $170,000 from Permex Petroleum Company LLC (“PPC”). An additional $95,000 was transferred by us to PPC to purchase reclamation bonds in connection with the future operation of the properties.

West Henshaw Property

The West Henshaw Property is located in Eddy County, New Mexico, 12 miles northeast of Loco Hills in the Delaware Basin. Eddy County is in Southeast New Mexico. It is bounded by Chaves County to the north, Otero County to the east, Loving County, Texas to the south, and Lea County to the west. The West Henshaw Property covers 1,880 acres held by production. There are nine shut-in wells and four saltwater disposal wells. The Company holds a 100% working interest in the West Henshaw Property and a 72% net revenue interest. Throughout 2023, the Company completed a number of re-entry and basic workover efforts to try and establish more steady production from the West Henshaw assets. These assets were shut-in in March 2024 due to financial constraints and remain shut in pending successful capital raising of the Company.

Oxy Yates Property

The Oxy Yates Property is located in Eddy County, approximately eight miles north of Carlsbad, New Mexico in the Delaware Basin. It is bounded by Chaves County to the north, Otero County to the east, Loving County, Texas to the south, and Lea County to the west. The Oxy Yates Property covers 680 acres held by production. There are ten shut-in wells. The Yates formation is located at an average depth of 1,200 feet and overlies the Seven River formation and underlies the Tansill formation. The Company holds a 100% working interest in the Oxy Yates Property and a 77% net revenue interest. These assets were shut-in in March 2024 due to financial constraints and remain shut in pending successful capital raising of the Company.

Royalty Interest Properties

We hold royalty interests in 73 producing oil and gas wells located in Texas and New Mexico.

Business Strategy

The principal elements of our business strategy include the following:

●	Grow production and reserves in a capital efficient manner using internally generated levered free cash flow. We intend to allocate capital in a disciplined manner to projects that we anticipate will produce predictable and attractive rates of return. We plan to direct capital to our oil-oriented and reduced-risk development opportunities while focusing on driving cost efficiencies across our asset base with the primary objective of internally funding our capital budget and growth plan. We may also use our capital flexibility to pursue value-enhancing, bolt-on acquisitions to opportunistically improve our positions in existing basins.

●	Maximize ultimate hydrocarbon recovery from our assets by optimizing drilling, completion and production techniques and investigating deeper reservoirs and areas beyond our known productive areas. While we intend to utilize proven techniques and technologies, we will also continuously seek efficiencies in our drilling, completion and production techniques in order to optimize ultimate resource recoveries, rates of return and cash flows. We will explore innovative enhanced oil recovery (“EOR”) techniques to unlock additional value and have allocated capital towards next generation technologies. For example, we have already completed extensive waterflood EOR studies in Pittcock North and Pittcock South. Through these studies, we will seek to expand our development beyond our known productive areas in order to add probable and possible reserves to our inventory at attractive all-in costs as of the time of our studies.

●	Pursue operational excellence with a sense of urgency. We plan to deliver low cost, consistent, timely and efficient execution of our drilling campaigns, work programs and operations. We intend to execute our operations in a safe and environmentally responsible manner, focus on reducing our emissions, apply advanced technologies, and continuously seek ways to reduce our operating cash costs on a per barrel basis.

●	Pursue strategic acquisitions that maintain or reduce our break-even costs. We intend to actively pursue accretive acquisitions, mergers and dispositions that are intended to improve our margins, returns, and break-even costs of our investment portfolio. Financial strategies associated with these efforts will focus on delivering competitive adjusted per share returns.

Development

We believe that there is significant value to be created by drilling the identified undeveloped opportunities on our properties in conjunction with the stimulation and rework of our shut-in wells. While our near-term plans are focused towards drilling wells on our existing acreage to develop the potential contained therein, our long-term plans also include continuing to evaluate acquisition and leasing opportunities that can earn attractive rates of return on capital employed.

Summary of Risk Factors

Our business is subject to a number of risks of which you should be aware before making an investment decision. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our securities. Among these important risks are the following:

●	If we fail to obtain the capital necessary to fund our operations, we will be unable to continue our operations and you will likely lose your entire investment.

●	Even if we can raise additional funding, we may be required to do so on terms that are dilutive to you.

●	Our financial situation creates doubt whether we will continue as a going concern;

●	Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

●	Oil and gas prices are volatile, and declines in prices may adversely affect our financial position, financial results, cash flows, access to capital and ability to grow.

●	The actual quantities and present value of our proved oil, gas, and NGL reserves may be less than we have estimated.

●	Drilling for and producing oil, natural gas and NGLs are high risk activities with many uncertainties that could adversely affect our financial condition or results of operations.

●	Our future success depends on our ability to replace reserves.

●	We conduct business in a highly competitive industry.

●	Our operations are concentrated in the Permian and Delaware Basins, making us vulnerable to risks associated with operating in a limited geographic area.

●	If we are unable to acquire adequate supplies of water for our future drilling and operations or are unable to dispose of the water we use at a reasonable cost and pursuant to applicable environmental rules, our ability to produce oil and natural gas commercially and in commercial quantities could be impaired.

●	Our business is highly regulated and governmental authorities can delay or deny permits and approvals or change legal requirements governing our operations, including well stimulation, enhanced production techniques and fluid injection or disposal, that could increase costs, restrict operations and delay our implementation of, or cause us to change, our business strategy.

●	Failure to comply with environmental laws and regulations could result in substantial penalties and adversely affect our business.

●	Some of our properties are in areas that may have been partially depleted or drained by offset wells and certain of our wells may be adversely affected by actions we or other operators may take when drilling, completing, or operating wells that we or they own.

●	The Selling Shareholders may choose to sell the Warrant Shares and the Conversion Shares at prices below the current market price.

●	A large number of Common Shares may be sold in the market following this offering, which may significantly depress the market price of our Common Shares.

●	Neither we nor the Selling Shareholders have authorized any other party to provide you with information concerning us or this offering.

●	Substantial future sales of Common Shares could cause the market price of our Common Shares to decline.

●	We will have broad discretion as to the proceeds that we receive from the cash exercise by any holder of the Warrants, and we may not use the proceeds effectively.

●

You may experience future dilution as a result of issuance of the Warrant Shares and Conversion Shares, future equity offerings by us and other issuances of our Common Shares or other securities. In addition, the issuance of the Warrant Shares and Conversion Shares and future equity offerings and other issuances of our Common Shares or other securities may adversely affect our Common Share price.

●	There is currently a limited U.S. public market for our Common Shares, the stock price of our Common Shares may be volatile or may decline regardless of our operating performance and you may not be able to resell your Common Shares at or above the price you acquired such Common Shares.

●	We have issued convertible debentures, options and warrants and may continue to issue additional securities in the future. The exercise or conversion of these securities and the sale of the Common Shares issuable thereunder may dilute your percentage ownership interest and may also result in downward pressure on the price of our Common Shares.

●	Our principal shareholders and management own a significant percentage of our shares and may be able to exert significant control over matters subject to shareholder approval.

●	We are a British Columbia company and it may be difficult for you to enforce judgments against us or certain of our directors or officers.

Corporate History

We were incorporated on April 24, 2017 under the laws of British Columbia, Canada. At December 31, 2024, we have one wholly-owned subsidiary, Permex Petroleum US Corporation, a corporation incorporated under the laws of New Mexico. We own and operate oil and gas properties in Texas (Breedlove “B” Property, Pittcock North Property, Pittcock South Property, and Mary Bullard Property), and Permex Petroleum US Corporation owns and operates oil and gas properties in New Mexico (Henshaw Property and the Oxy Yates Property).

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”), and the requirement to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in the registration statement of which this prospectus forms a part. We are currently utilizing or intend to utilize both of these exemptions. We have not made a decision whether to take advantage of any other exemptions available to emerging growth companies. We do not know if some investors will find our securities less attractive as a result of our utilization of these or other exemptions. The result may be a less active trading market for our securities and our share price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, such an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen to take advantage of the extended transition periods available to emerging growth companies under the JOBS Act for complying with new or revised accounting standards until those standards would otherwise apply to private companies provided under the JOBS Act. As a result, our consolidated financial statements may not be comparable to those of companies that comply with public company effective dates for complying with new or revised accounting standards.

We will remain an “emerging growth company” until the earliest of: (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion; (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (c) the date on which we have issued more than $1.0 billion in nonconvertible debt during the preceding three-year period; or (d) the last day of our fiscal year containing the fifth anniversary of the date on which we completed our initial public offering of securities.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and in our filings with the SEC. As a result, the information that we provide to our shareholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We are also a “smaller reporting company” as defined under the Securities Act and the Exchange Act. We may continue to be a smaller reporting company so long as either: (i) the market value of our Common Shares held by non-affiliates is less than $250 million; or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our Common Shares held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if we are a smaller reporting company under the requirements of (ii) above, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

THE OFFERING

The following summary is provided solely for convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus

This prospectus relates to the offer and resale by the Selling Shareholders of up to 4,699,394 Resale Shares of issuable upon the exercise of the Warrants and conversion of the Debentures. All of the Warrant Shares and Conversion Shares, if and when sold, will be sold by the Selling Shareholders. The Selling Shareholders may sell the Warrant Shares and Conversion Shares from time to time at prevailing market prices or at privately negotiated prices.

Shares offered by the Selling Shareholders:

Up to 4,699,394 Resale Shares consisting of: (i) 2,462,843 Conversion Shares upon conversion of the Debentures in the current outstanding principal amount of $4,276,389 plus twelve (12) months of interest on the Debentures from the date of issuance at a fixed conversion price of $1.91; and (ii) 2,236,551 Warrant Shares issuable upon exercise of the Warrants.

Common Shares outstanding after completion of this offering (assuming full conversion of the Debentures and full exercise of the Warrants that are exercisable for the Conversion Shares and Warrant Shares offered hereby):	5,250,897 shares(1)

Use of proceeds:	We will not receive any proceeds from any sale of the Shares by the Selling Shareholders. We will receive proceeds in the event that any of the Warrants are exercised at the exercise prices per share for cash which would result in gross proceeds of approximately $4.3 million if all such Warrants are exercised for cash. Any proceeds that we receive from the exercise of the Warrants will be used for working capital, capital expenditures, product development, and other general corporate purposes, including investments in sales and marketing in the United States and internationally. See “Use of Proceeds.”

Risk factors:	An investment in the Resale Shares offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 14, and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations

Canadian Securities Exchange symbol:	OIL

(1)	The number of Common Shares to be outstanding immediately after this offering is based on 551,503 Common Shares outstanding as of February 24, 2025, and excludes, as of such date:

	●	69,167 Common Shares issuable upon the exercise of outstanding options, with a weighted average exercise price of $4.41 per share;

●	275, 353Common Shares issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $ 38.54 per share; and

●	41,133 Common Shares available for future issuance under our Long Term Incentive Plan.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and information below and elsewhere in this prospectus, including our consolidated financial statements and the related notes thereto, before making an investment decision. We describe risks below that we currently believe are the material risks of our business, our industry and our securities. These are not the only risks we face. We are subject to risks that are currently unknown to us, or that we may currently believe are remote or immaterial. If any of these risks or events occurs, our business, financial condition and operating results could be harmed. In that case, the trading price of our securities could decline, and you might lose all or part of your investment in our securities.

Risks Related to Our Financial Position and Need for Capital

If we fail to obtain the capital necessary to fund our operations, we will be unable to continue our operations and you will likely lose your entire investment.

We are in the early stages of our operations and have not generated revenue in excess of our expenses. We will likely operate at a loss until our business becomes established, and we will require additional financing in order to fund future operations and expansion plans. Our ability to secure any required financing to sustain operations will depend in part upon prevailing capital market conditions and the success of our operations. There can be no assurance that we will be successful in our efforts to secure any additional financing or additional financing on terms satisfactory to us. If adequate funds are not available, or are not available on acceptable terms, we may be required to scale back our current business plan or cease operations.

Even if we can raise additional funding, we may be required to do so on terms that are dilutive to you.

The capital markets have been unpredictable in the recent past. In addition, it is generally difficult for early-stage companies to raise capital under current market conditions. The amount of capital that a company such as ours is able to raise often depends on variables that are beyond our control. As a result, we may not be able to secure financing on terms attractive to us, or at all. If we are able to consummate a financing arrangement, the amount raised may not be sufficient to meet our future needs and may be dilutive to our current shareholders. If adequate funds are not available on acceptable terms, or at all, our business, including our results of operations, financial condition and our continued viability will be materially adversely affected.

We have a limited operating history.

We have a limited operating history and our business is subject to all of the risks inherent in the establishment of a new business enterprise. Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with development and expansion of a new business enterprise. If we are unable to achieve profitability, we may be unable to continue our operations.

Our financial situation creates doubt whether we will continue as a going concern.

We were incorporated in April 2017 and have a limited operating history and our business is subject to all the risks inherent in the establishment of a new business enterprise. Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with development and expansion of a new business enterprise. Since inception, we have incurred losses and have an accumulated deficit of $18,018,373 as of December 31, 2024 and expect to continue to operate at a net loss for at least the next several years. Our net loss for the years ended September 30, 2024 and 2023 was $3,989,276 and $4,483,195, respectively, and our working capital deficit as of September 30, 2024 was $5,857,870. Our net loss for the three months ended December 31, 2024 and 2023 was $1,828,721 and $751,881, respectively, and our working capital deficit as of December, 2024 was $5,934,270. If we are unable to achieve profitability, we may be unable to continue our operations. There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our financial statements as of September 30, 2024 have been prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm included in its opinion for the year ended September 30, 2024 an explanatory paragraph referring to our significant losses from operations and working capital deficiency, and expressing substantial doubt in our ability to continue as a going concern for the next twelve months following the issuance of these financial statements. Our ability to continue as a going concern is dependent upon our ability to obtain additional equity or debt financing, reduce expenditures and to generate significant revenue. Our financial statements as of September 30, 2024 did not include any adjustments that might result from the outcome of this uncertainty. The reaction of investors to the inclusion of an explanatory paragraph regarding our ability to continue as a going concern for the twelve months following the issuance of our audited financial statements as of September 30, 2024 could materially adversely affect the price of our securities and our ability to raise new capital.

Our obligations to holders of our Debentures are secured by security interests in our assets, so if we default on those obligations, these Debenture holders could foreclose on some or all of our assets.

Our obligations to holders of our Debentures are secured by security interests in our assets. As of the date of this prospectus, approximately $4.4 million was owed to such secured Debenture holders. If we default on our obligations under these Debentures, our secured creditors could foreclose on their security interests and liquidate some or all of these assets, which would harm our financial condition and results of operations and would require us to reduce or cease operations and possibly seek bankruptcy protection.

Risks Related to Our Business

Oil and gas prices are volatile, and declines in prices may adversely affect our financial position, financial results, cash flows, access to capital and ability to grow.

The prices we receive for our oil and natural gas production heavily influence our revenue, operating results, profitability, access to capital, future rate of growth and carrying value of our properties. Oil and natural gas are commodities, and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand, as well as costs and terms of transport to downstream markets.

Historically, the commodities markets had volatile prices, and these markets will likely continue to be volatile in the future. If the prices of oil and natural gas experience a substantial decline, our operations, financial condition and level of expenditures for the development of our oil and natural gas reserves may be materially and adversely affected. The prices we receive for our production, and the levels of our production, depend on numerous factors beyond our control and include the following:

●	changes in global supply and demand for oil and natural gas;
●	the actions of the Organization of Petroleum Exporting Countries;
●	political conditions, including embargoes, in or affecting other oil-producing activity;
●	the level of global oil and natural gas exploration and production activity;
●	the level of global oil and natural gas inventories;
●	weather conditions;
●	technological advances affecting energy consumption; and
●	the price and availability of alternative fuels.

Volatile oil and natural gas prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for oil and natural gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects.

Our revenues, operating results, profitability and future rate of growth depend primarily upon the prices we receive for oil and, to a lesser extent, natural gas that we sell. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. In addition, we may need to record asset carrying value write-downs if prices fall. A significant decline in the prices of natural gas or oil could adversely affect our financial position, financial results, cash flows, access to capital and ability to grow.

The actual quantities and present value of our proved oil, gas, and NGL reserves may be less than we have estimated.

There are numerous uncertainties inherent in estimating crude oil and natural gas reserves and their value. Reservoir engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. Because of the high degree of judgment involved, the accuracy of any reserve estimate is inherently imprecise, and a function of the quality of available data and the engineering and geological interpretation. Our reserves estimates are based on 12-month average prices, except where contractual arrangements exist; therefore, reserves quantities will change when actual prices increase or decrease. In addition, results of drilling, testing, and production may substantially change the reserve estimates for a given reservoir over time. The estimates of our proved reserves and estimated future net revenues also depend on a number of factors and assumptions that may vary considerably from actual results, including:

●	historical production from the area compared with production from other areas;
●	the effects of regulations by governmental agencies, including changes to severance and excise taxes;
●	future operating costs and capital expenditures; and
●	workover and remediation costs.

For these reasons, estimates of the economically recoverable quantities of crude oil and natural gas attributable to any particular group of properties, classifications of those reserves and estimates of the future net cash flows expected from them prepared by different engineers or by the same engineers but at different times may vary substantially. Accordingly, reserves estimates may be subject to upward or downward adjustment, and actual production, revenue and expenditures with respect to our reserves likely will vary, possibly materially, from estimates.

Additionally, because some of our reserves estimates are calculated using volumetric analysis, those estimates are less reliable than the estimates based on a lengthy production history. Volumetric analysis involves estimating the volume of a reservoir based on the net feet of pay of the structure and an estimation of the area covered by the structure. In addition, realization or recognition of proved undeveloped reserves will depend on our development schedule and plans. A change in future development plans for proved undeveloped reserves could cause the discontinuation of the classification of these reserves as proved.

Our acquisition strategy may subject us to certain risks associated with the inherent uncertainty in evaluating properties.

Although we perform a review of properties that we acquire that we believe is consistent with industry practices, such reviews are inherently incomplete. It generally is not feasible to review in-depth every individual property involved in each acquisition. Ordinarily, we will focus our review efforts on the higher-value properties and will sample the remainder. However, even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit us as a buyer to become sufficiently familiar with the properties to assess fully and accurately their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, we often assume certain environmental and other risks and liabilities in connection with acquired properties. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and future production rates and costs with respect to acquired properties, and actual results may vary substantially from those assumed in the estimates. In addition, there can be no assurance that acquisitions will not have an adverse effect upon our operating results, particularly during the periods in which the operations of acquired businesses are being integrated into our ongoing operations.

We may be unable to successfully integrate any assets we may acquire in the future into our business or achieve the anticipated benefits of such acquisitions.

Our ability to achieve the anticipated benefits of future acquisitions will depend in part on whether we can integrate the acquired assets into our existing business in an efficient and effective manner. We may not be able to accomplish this integration process successfully. The successful acquisition of producing properties requires an assessment of several factors, including:

●	recoverable reserves;
●	future oil and natural gas prices and their appropriate differentials;
●	availability and cost of transportation of production to markets;
●	availability and cost of drilling equipment and of skilled personnel;
●	development and operating costs including access to water and potential environmental and other liabilities; and
●	regulatory, permitting and similar matters.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we will perform reviews of the subject properties that we believe to be generally consistent with industry practices. These reviews will be based on our analysis of historical production data, assumptions regarding capital expenditures and anticipated production declines without review by an independent petroleum engineering firm. Data used in such reviews will typically be furnished by the seller or obtained from publicly available sources. Our review may not reveal all existing or potential problems or permit us to fully assess the deficiencies and potential recoverable reserves for the acquired properties, and the reserves and production related to all acquired properties may differ materially after such data is reviewed by an independent petroleum engineering firm or further by us. Inspections will not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or a portion of the underlying deficiencies. The integration process may be subject to delays or changed circumstances, and we can give no assurance that our acquired assets will perform in accordance with our expectations or that our expectations with respect to integration or cost savings as a result of such acquisitions will materialize.

Drilling for and producing oil, natural gas and NGLs are high risk activities with many uncertainties that could adversely affect our financial condition or results of operations.

Our drilling activities are subject to many risks, including the risk that they will not discover commercially productive reservoirs. Drilling for oil or natural gas can be uneconomical, not only from dry holes, but also from productive wells that do not produce sufficient revenues to be commercially viable. In addition, drilling and producing operations on our acreage may be curtailed, delayed or canceled as a result of other factors, including:

●	declines in oil or natural gas prices, as occurred in 2020 in connection with the COVID-19 pandemic;
●	infrastructure limitations;
●	the high cost, shortages or delays of equipment, materials and services;
●	unexpected operational events, pipeline ruptures or spills, adverse weather conditions, facility malfunctions or title problems;
●	compliance with environmental and other governmental requirements;
●	regulations, restrictions, moratoria and bans on injection wells and water disposal;
●	unusual or unexpected geological formations;
●	environmental hazards, such as oil, natural gas or well fluids spills or releases, pipeline or tank ruptures and discharges of toxic gas;
●	fires, blowouts, craterings, and explosions and other physical accidents;
●	uncontrollable flows of oil, natural gas or well fluids;
●	changes in the cost of decommissioning or plugging wells;
●	maintenance of quality, purity and thermal quality standards both for commodity sales and purposes of transportation;
●	members of the public have engaged in physical confrontations or acts of sabotage to impede or prevent transportation of hydrocarbons; and
●	pipeline capacity curtailments.

In addition to causing curtailments, delays and cancellations of drilling and producing operations, many of these events can cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution, environmental contamination, loss of wells and regulatory penalties. The occurrence of an event that is not fully covered by insurance could have a material adverse impact on our business activities, financial condition and results of operations.

Our future success depends on our ability to replace reserves.

Because the rate of production from oil and natural gas properties generally declines as reserves are depleted, our future success depends upon our ability to economically find or acquire and produce additional oil and natural gas reserves. Except to the extent that we acquire additional properties containing proved reserves, conduct successful exploration and development activities or, through engineering studies, identify additional behind-pipe zones or secondary recovery reserves, our proved reserves will decline as our reserves are produced. Future oil and natural gas production, therefore, is highly dependent upon our level of success in acquiring or finding additional reserves that are economically recoverable. We cannot assure you that we will be able to find or acquire and develop additional reserves at an acceptable cost. We may acquire significant amounts of unproved property to further our development efforts. Development and exploratory drilling and production activities are subject to many risks, including the risk that no commercially productive reservoirs will be discovered. We seek to acquire both proved and producing properties as well as undeveloped acreage that we believe will enhance growth potential and increase our earnings over time. However, we cannot assure you that all of these properties will contain economically viable reserves or that we will not abandon our initial investments. Additionally, we cannot assure you that unproved reserves or undeveloped acreage that we acquire will be profitably developed, that new wells drilled on our properties will be productive or that we will recover all or any portion of our investments in our properties and reserves.

Our business depends on third-party transportation and processing facilities and other assets that are owned by third parties.

The marketability of our oil and natural gas depends in part on the availability, proximity, capacity and cost of pipeline and gathering systems, processing facilities, oil trucking and barging fleets and rail transportation assets as well as storage facilities owned by third parties. The lack of available capacity on these systems and facilities, whether as a result of proration, growth in demand outpacing growth in capacity, physical damage, scheduled maintenance or other reasons could result in a substantial increase in costs, declines in realized commodity prices, the shut-in of producing wells or the delay or discontinuance of development plans for our properties. In addition, our wells may be drilled in locations that are serviced to a limited extent, if at all, by gathering and transportation pipelines, which may or may not have sufficient capacity to transport production from all of the wells in the area. As a result, we rely on third-party oil trucking to transport a significant portion of our production to third-party transportation pipelines, rail loading facilities and other market access points. In addition, concerns about the safety and security of oil and gas transportation by pipeline may result in public opposition to pipeline development or continued operation and increased regulation of pipelines by the Pipeline and Hazardous Materials Safety Administration, and therefore less capacity to transport our products by pipeline. Any significant curtailment in gathering system or pipeline capacity, or the unavailability of sufficient third-party trucking or rail capacity, could adversely affect our business, results of operations and financial condition. Our contracts for downstream transportation service include those that may be adjusted on a month-to-month basis, impacting underlying economics of our production. Our downstream contract transportation counterparties include entities that are far larger than we are and have greater market share in their markets than is the case for us in our markets.

The development of our proved undeveloped reserves may take longer and may require higher levels of capital expenditures than we currently anticipate. Therefore, our undeveloped reserves may not be ultimately developed or produced.

Approximately 70.5% of our estimated net proved reserves volumes were classified as proved undeveloped as of September 30, 2024. Development of these reserves may take longer and require higher levels of capital expenditures than we currently anticipate. Delays in the development of our reserves or increases in costs to drill and develop such reserves will reduce the PV-10 value of our estimated proved undeveloped reserves and future net revenues estimated for such reserves and may result in some projects becoming uneconomic. In addition, delays in the development of reserves could cause us to have to reclassify our proved reserves as unproved reserves.

Weather conditions, which could become more frequent or severe due to climate change, could adversely affect our ability to conduct drilling, completion and production activities in the areas where we operate.

Our exploration and development activities and equipment can be adversely affected by severe weather such as well freeze-offs, which may cause a loss of production from temporary cessation of activity or lost or damaged equipment. Our planning for normal climatic variation, insurance programs, and emergency recovery plans may inadequately mitigate the effects of such weather conditions, and not all such effects can be predicted, eliminated, or insured against. In addition, demand for oil and gas are, to a degree, dependent on weather and climate, which impact the price we receive for the commodities we produce. These constraints could delay or temporarily halt our operations and materially increase our operation and capital costs, which could have a material adverse effect on our business, financial condition and results of operations.

We may incur losses as a result of title defects in the properties in which we invest.

The existence of a material title deficiency can render a lease worthless. In the course of acquiring the rights to develop natural gas, we typically execute a lease agreement with payment to the lessor subject to title verification. In many cases, we incur the expense of retaining lawyers to verify the rightful owners of the gas interests prior to payment of such lease bonus to the lessor. There is no certainty, however, that a lessor has valid title to their lease’s gas interests. In those cases, such leases are generally voided and payment is not remitted to the lessor. As such, title failures may result in fewer net acres to us. Prior to the drilling of a natural gas well, however, it is the normal practice in our industry for the person or company acting as the operator of the well to obtain a preliminary title review to ensure there are no obvious defects in title to the well. Frequently, as a result of such examinations, certain curative work must be done to correct defects in the marketability of the title, and such curative work entails expense. Our failure to cure any title defects may delay or prevent us from utilizing the associated mineral interest, which may adversely impact our ability in the future to increase production and reserves. Accordingly, undeveloped acreage has greater risk of title defects than developed acreage. If there are any title defects or defects in assignment of leasehold rights in properties in which we hold an interest, we will suffer a financial loss. Additionally, hydrocarbons or other fluids in one reservoir may migrate to another stratum or reservoir, resulting in disputes regarding ownership, the entitlement to produce, and responsibility for consequences of such migration of the fluids.

We conduct business in a highly competitive industry.

The oil and natural gas industry is highly competitive. The key areas in respect of which we face competition include: acquisition of assets offered for sale by other companies; access to capital (debt and equity) for financing and operational purposes; purchasing, leasing, hiring, chartering or other procuring of equipment and contractors that may be scarce; and employment of qualified and experienced skilled management and oil and natural gas professionals. Competition in our markets is intense and depends, among other things, on the number of competitors in the market, their financial resources, their degree of geological, geophysical, engineering and management expertise and capabilities, their pricing policies, their ability to develop properties on time and on budget, their ability to select, acquire and develop reserves and their ability to foster and maintain relationships with the relevant authorities. Our competitors also include those entities with greater technical, physical and financial resources. In some markets, our products compete with other sources of energy, or other fuels (e.g., hydroelectricity) that may from time to time become more abundant or experience decreased prices. Finally, companies and certain private equity firms not previously investing in oil and natural gas may choose to acquire reserves to establish a firm supply or simply as an investment. Any such companies will also increase market competition which may directly affect us. If we are unsuccessful in competing against other companies, our business, results of operations, financial condition or prospects could be materially adversely affected.

Decommissioning costs are unknown and may be substantial. Unplanned costs could divert resources from other projects.

We may become responsible for costs associated with plugging, repairing, abandoning and reclaiming wells, pipelines and other facilities that we use for production of oil and natural gas reserves. Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.” We accrue a liability for decommissioning costs associated with our wells, but have not established any cash reserve account for these potential costs in respect of any of our properties. If decommissioning is required before economic depletion of our properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business. Decommissioning costs’ predictability is challenging as more focus and demand is placed on decommissioning activities in the future than was previously the case, and because we do not have lengthy operating experience with our wells.

Fuel conservation measures, technological advances and negative shift in market perception towards the oil and natural gas industry could reduce demand for oil and natural gas.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices, and the increased competitiveness of alternative energy sources could reduce demand for oil and natural gas. Additionally, the increased competitiveness of alternative energy sources (such as electric vehicles, wind, solar, geothermal, tidal, fuel cells and biofuels) could reduce demand for oil and natural gas and, therefore, our revenues.

Additionally, certain segments of the investor community have recently expressed negative sentiment towards investing in the oil and natural gas industry. Recent equity returns in the sector versus other industry sectors have led to lower oil and natural gas representation in certain key equity market indices. Some investors, including certain pension funds, university endowments and family foundations, have stated policies to reduce or eliminate their investments in the oil and natural gas sector based on social and environmental considerations. Furthermore, certain other stakeholders have pressured commercial and investment banks to stop funding oil and gas projects. With the continued volatility in oil and natural gas prices, and the possibility that interest rates will rise in the near term, increasing the cost of borrowing, certain investors have emphasized capital efficiency and free cash flow from earnings as key drivers for energy companies, especially shale producers. This may also result in a reduction of available capital funding for potential development projects, further impacting our future financial results. Some states attorneys general have accused large legacy exploration and production companies of purposefully obscuring consequences of combusting hydrocarbons.

The impact of the changing demand for oil and natural gas services and products, together with a change in investor sentiment, may have a material adverse effect on our business, financial condition, results of operations and cash flows. Furthermore, if we are unable to achieve the desired level of capital efficiency or free cash flow within the timeframe expected by the market, our share price may be adversely affected.

Major utilities, sometimes at the instigation of states or investors, have announced plans to radically reduce emissions, or goals to achieve “net-zero” carbon emissions by deadlines as early as 2035.

Diminution of available markets (for instance by bans on the consumption of natural gas as a fuel for power plants) or prohibitions on use of natural gas in new construction as early as 2027 also may affect our markets, profitability and cash flow.

Our operations are concentrated in the Permian and Delaware Basins, making us vulnerable to risks associated with operating in a limited geographic area.

All of our producing properties are geographically concentrated in the Permian and Delaware Basins. As a result, we may be disproportionately exposed to various factors, including, among others: (i) the impact of regional supply and demand factors, (ii) delays or interruptions of production from wells in such areas caused by governmental regulation, (iii) processing, gathering or transportation capacity constraints, (iv) market limitations, (v) availability of equipment and personnel, (vi) fluid shortages or other drought related conditions or (vii) interruption of the processing, gathering or transportation of natural gas. This concentration in a limited geographic area also increases our exposure to changes in local laws and regulations, certain lease stipulations designed to protect wildlife and unexpected events that may occur in the regions such as natural disasters, seismic events, industrial accidents or labor difficulties. Any one of these factors has the potential to cause producing wells to be shut-in, delay operations, decrease cash flows, increase operating and capital costs and prevent development of lease inventory before expirations. Any of the risks described above could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Increasing scrutiny and changing expectations from investors, lenders and other market participants with respect to our Environmental, Social and Governance (“ESG”) policies may impose additional costs on us or expose us to additional risks.

Companies across all industries are facing increasing scrutiny relating to their ESG policies. Investor advocacy groups, certain institutional investors, investment funds, lenders and other market participants are increasingly focused on ESG practices and in recent years have placed increasing importance on the implications and social cost of their investments. The increased focus and activism related to ESG and similar matters may hinder access to capital, as investors and lenders may decide to reallocate capital or not to commit capital as a result of their assessment of a company’s ESG practices. Companies that do not adapt to or comply with investor, lender or other industry shareholder expectations and standards, which are evolving, or which are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, may suffer from reputational damage and the business, financial condition or stock price of such a company could be materially and adversely affected.

We may face increasing pressures from investors, lenders and other market participants, who are increasingly focused on climate change, to prioritize sustainable energy practices, reduce our carbon footprint and promote sustainability. As a result, we may be required to implement more stringent ESG procedures or standards so that our existing and future investors and lenders remain invested in us and make further investments in us. If we do not meet these standards, our business or our ability to access capital could be harmed.

Additionally, certain investors and lenders have and may continue to exclude companies engaged in exploration and production activity, such as us, from their investing portfolios altogether due to ESG factors. These limitations in both the debt and equity capital markets may affect our ability to grow as our plans for growth may include accessing those markets. If those markets are unavailable, or if we are unable to access alternative means of financing on acceptable terms, or at all, we may be unable to implement our business strategy, which would have a material adverse effect on our financial condition and results of operations. At the same time, some stakeholders and regulators have increasingly expressed or pursued opposing views, legislation, and investment expectations with respect to ESG, including the enactment or proposal of “anti-ESG” legislation or policies.

Further, it is likely that we will incur additional costs and require additional resources to monitor, report and comply with wide ranging ESG requirements, including the SEC climate change disclosure rules. Similarly, these policies may negatively impact the ability of our customers to access debt and capital markets. The occurrence of any of the foregoing could have a material adverse effect on our business and financial condition.

Our business could be negatively affected by security threats, including cybersecurity threats and other disruptions.

As an oil and gas producer, we face various security threats, including cybersecurity threats to gain unauthorized access to sensitive information or to render data or systems unusable; threats to the security of our facilities and infrastructure or third-party facilities and infrastructure, such as processing plants and pipelines; and threats from terrorist acts. The potential for such security threats has subjected our operations to increased risks that could have a material adverse effect on our business. In particular, our implementation of various procedures and controls to monitor and mitigate security threats and to increase security for our information facilities and infrastructure may result in increased capital and operating costs. Moreover, there can be no assurance that such procedures and controls will be sufficient to prevent security breaches from occurring. If any of these security breaches were to occur, they could lead to losses of sensitive information, critical infrastructure or capabilities essential to our operations and could have a material adverse effect on our reputation, financial position, results of operations or cash flows. Cybersecurity attacks in particular are becoming more sophisticated and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and systems and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information, and corruption of data. These events could lead to financial losses from remedial actions, loss of business or potential liability.

The unavailability, high cost or shortages of rigs, equipment, raw materials, supplies or personnel may restrict or result in increased costs for operators related to developing and operating our properties.

The oil and natural gas industry is cyclical, which can result in shortages of drilling rigs, equipment, raw materials (particularly water and sand and other proppants), supplies and personnel. When shortages occur, the costs and delivery times of rigs, equipment and supplies increase and demand for, and wage rates of, qualified drilling rig crews also rise with increases in demand. We cannot predict whether these conditions will exist in the future and, if so, what their timing and duration will be. In accordance with customary industry practice, our operators rely on independent third-party service providers to provide many of the services and equipment necessary to drill new wells. If our operators are unable to secure a sufficient number of drilling rigs at reasonable costs, our financial condition and results of operations could suffer. Shortages of drilling rigs, equipment, raw materials, supplies, personnel, trucking services, tubulars, fracking and completion services and production equipment could delay or restrict our operators’ exploration and development operations, which in turn could have a material adverse effect on our financial condition, results of operations and free cash flow.

If we are unable to acquire adequate supplies of water for our future drilling and operations or are unable to dispose of the water we use at a reasonable cost and pursuant to applicable environmental rules, our ability to produce oil and natural gas commercially and in commercial quantities could be impaired.

We will be using a substantial amount of water in future drilling programs and hydraulic fracturing operations. Our inability to obtain sufficient amounts of water at reasonable prices, or treat and dispose of water after drilling and hydraulic fracturing, could adversely impact our operations. Moreover, the imposition of new environmental initiatives and regulations could include restrictions on our ability to conduct certain operations such as: (i) hydraulic fracturing, including, but not limited to, the use of fresh water in such operations; or (ii) disposal of waste, including, but not limited to, the disposal of produced water, drilling fluids and other wastes associated with the exploration, development and production of oil and natural gas. Opponents of hydraulic fracturing contend that either the drilling process or the sub-surface injection of fluids, such as water and drilling fluids, as part of accessing hydrocarbons, or disposing of used injection fluids, creates or magnifies seismic disturbances, and should such contentions be given credence with regard to our Company, our operations could experience more regulation, higher costs or greater delays in accessing hydrocarbon resources, or claims of parties asserting damage arising from seismic activity. Furthermore, future environmental regulations and permitting requirements governing the withdrawal, storage and use of surface water or groundwater necessary for hydraulic fracturing of wells could increase operating costs and cause delays, interruptions or termination of operations, the extent of which cannot be predicted, and all of which could have an adverse effect on our business, financial condition, results of operations and cash flows. While we intend to conduct our operations with the level of care necessary to avoid such claims, if the structural integrity of non-producing subsurface strata are impaired by hydraulic fracturing, we could face claims for damages (e.g., claims that we are producing from other geologic strata to which we do not have production rights).

Risks Related to Legal and Regulatory Matters

Our business is highly regulated and governmental authorities can delay or deny permits and approvals or change legal requirements governing our operations, including well stimulation, enhanced production techniques and fluid injection or disposal, that could increase costs, restrict operations and delay our implementation of, or cause us to change, our business strategy.

Our operations are subject to complex and stringent federal, state, local and other laws and regulations relating to environmental protection and the exploration and development of our properties, as well as the production, transportation, marketing and sale of our products. See “Business—Governmental Regulation and Environmental Matters” for a further discussion of the laws and regulations related to our operations. Federal, state and local agencies may assert overlapping authority to regulate in these areas. In addition, certain of these laws and regulations may apply retroactively and may impose strict or joint and several liability on us for events or conditions over which we and our predecessors had no control, without regard to fault, legality of the original activities, or ownership or control by third parties.

To operate in compliance with these laws and regulations, we must obtain and maintain permits, approvals and certificates from federal, state and local government authorities for a variety of activities including siting, drilling, completion, stimulation, operation, maintenance, transportation, marketing, site remediation, decommissioning, abandonment, fluid injection and disposal and water recycling and reuse. These permits are generally subject to protest, appeal or litigation, which could in certain cases delay or halt projects, production of wells and other operations. Additionally, failure to comply may result in the assessment of administrative, civil and criminal fines and penalties and liability for noncompliance, costs of corrective action, cleanup or restoration, compensation for personal injury, property damage or other losses, and the imposition of injunctive or declaratory relief restricting or limiting our operations. Under certain environmental laws and regulations, we could be subject to strict or joint and several liability for the removal or remediation of contamination, including on properties over which we and our predecessors had no control, without regard to fault, legality of the original activities, or ownership or control by third parties.

Our operations may also be adversely affected by seasonal or permanent restrictions on drilling activities designed to protect various wildlife. Such restrictions may limit our ability to operate in protected areas and can intensify competition for drilling rigs, oilfield equipment, services, supplies and qualified personnel, which may lead to periodic shortages when drilling is allowed. Permanent restrictions imposed to protect threatened or endangered species or their habitat could prohibit drilling in certain areas or require the implementation of expensive mitigation measures.

Costs of compliance may increase, and operational delays or restrictions may occur as existing laws and regulations are revised or reinterpreted, or as new laws and regulations become applicable to our operations. Government authorities and other organizations continue to study health, safety and environmental aspects of oil and natural gas operations, including those related to air, soil and water quality, ground movement or seismicity and natural resources. Government authorities have also adopted or proposed new or more stringent requirements for permitting, well construction and public disclosure or environmental review of, or restrictions on, oil and natural gas operations. Such requirements or associated litigation could result in potentially significant added costs to comply, delay or curtail our exploration, development, fluid injection and disposal or production activities, and preclude us from drilling, completing or stimulating wells, or venting excess production of methane which could have an adverse effect on our expected production, other operations and financial condition.

Failure to comply with environmental laws and regulations could result in substantial penalties and adversely affect our business.

As an owner or lessee and operator of oil and gas properties, we are subject to various federal, state, local, and foreign country laws and regulations relating to discharge of materials into, and protection of, the environment. See “Business—Governmental Regulation and Environmental Matters”. Changing law or regulations may impact market demand for our product. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up and other remediation activities resulting from operations, subject the lessee to liability for pollution and other damages, limit or constrain operations in affected areas, and require suspension or cessation of operations in affected areas. Our efforts to limit our exposure to such liability and cost may prove inadequate and result in significant adverse effects to our results of operations. In addition, it is possible that the increasingly strict requirements imposed by environmental laws and enforcement policies could require us to make significant capital expenditures. Such capital expenditures could adversely impact our free cash flows and our financial condition.

Certain U.S. federal income tax deductions currently available with respect to natural gas and oil exploration and development may be eliminated as a result of future legislation.

From time to time, legislation has been proposed that would, if enacted into law, make significant changes to U.S. tax laws, including certain key U.S. federal income tax provisions currently available to oil and gas companies. Such legislative changes have included, but not been limited to: (i) the repeal of the percentage depletion allowance for natural gas and oil properties; (ii) the elimination of current deductions for intangible drilling and development costs; and (iii) an extension of the amortization period for certain geological and geophysical expenditures. Although these provisions were largely unchanged in the most recent federal tax legislation, Congress could consider, and could include, some or all of these proposals as part of future tax reform legislation. Moreover, other more general features of any additional tax reform legislation, including changes to cost recovery rules, may be developed that also would change the taxation of oil and gas companies. It is unclear whether these or similar changes will be enacted in future legislation and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals or any similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that currently are available with respect to oil and gas development or increase costs, and any such changes could have an adverse effect on our financial position, results of operations and cash flows.

Our business involves the selling and shipping by rail of crude oil, which involves risks of derailment, accidents and liabilities associated with cleanup and damages, as well as potential regulatory changes that may adversely impact our business, financial condition or results of operations.

A portion of our crude oil production is transported to market centers by rail. Derailments in North America of trains transporting crude oil have caused various regulatory agencies and industry organizations, as well as federal, state and municipal governments, to focus attention on transportation by rail of flammable liquids. Any changes to existing laws and regulations, or promulgation of new laws and regulations, including any voluntary measures by the rail industry, that result in new requirements for the design, construction or operation of tank cars used to transport crude oil could increase our costs of doing business and limit our ability to transport and sell our crude oil at favorable prices at market centers throughout the United States, the consequences of which could have a material adverse effect on our financial condition, results of operations and cash flows. In addition, any derailment of crude oil involving crude oil that we have sold or are shipping may result in claims being brought against us that may involve significant liabilities. Furthermore, some rail lines are not subject to material competitive pressure which would act as a brake on rates for rail transportation service.

Federal and state legislative and regulatory initiatives could result in increased costs and additional operating restrictions or delays.

Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production. The hydraulic fracturing process is typically regulated by state oil and natural gas commissions. Any federal or state legislative or regulatory changes with respect to hydraulic fracturing could cause us to incur substantial compliance costs or result in operational delays, and the consequences of any failure to comply could have a material adverse effect on our financial condition and results of operations.

In addition, in response to concerns relating to recent seismic events near underground disposal wells used for the disposal by injection of flowback and produced water or certain other oilfield fluids resulting from oil and natural gas activities (so-called “induced seismicity”), regulators in some states have imposed, or are considering imposing, additional requirements in the permitting of produced water disposal wells or otherwise to assess any relationship between seismicity and the use of such wells. States may, from time to time, develop and implement plans directing certain wells where seismic incidents have occurred to restrict or suspend disposal well operations. These developments could result in additional regulation and restrictions on the use of injection wells by our operators to dispose of flowback and produced water and certain other oilfield fluids. Increased regulation and attention given to induced seismicity also could lead to greater opposition to, and litigation concerning, oil and natural gas activities utilizing injection wells for waste disposal. Until such pending or threatened legislation or regulations are finalized and implemented, it is not possible to estimate their impact on our business.

Any of the above risks could impair our ability to manage our business and have a material adverse effect on our operations, cash flows and financial position.

The adoption of climate change legislation or regulations restricting emissions of greenhouse gases could result in increased operating costs and reduced demand for the oil and natural gas we produce.

Shortly after taking office in January 2021, President Biden issued a series of executive orders designed to address climate change and requiring agencies to review environmental actions taken by the Trump administration, as well as a memorandum to departments and agencies to refrain from proposing or issuing rules until a departmental or agency head appointed or designated by the Biden administration has reviewed and approved the rule. In November 2021, the Biden Administration released “The Long-Term Strategy of the United States: Pathways to Net-Zero Greenhouse Gas Emissions by 2050,” which establishes a roadmap to net zero emissions in the United States by 2050 through, among other things, improving energy efficiency; decarbonizing energy sources via electricity, hydrogen, and sustainable biofuels; and reducing non-carbon dioxide greenhouse gas (“GHG”) emissions, such as methane and nitrous oxide. These executive orders and policy priorities may result in the development of additional regulations or changes to existing regulations, certain of which could negatively impact our financial position, results of operations and cash flows. In addition, the United States is one of almost 200 nations that, in December 2015, agreed to the Paris Agreement, an international climate change agreement in Paris, France that calls for countries to set their own GHG emissions targets and be transparent about the measures each country will take to achieve its GHG emissions targets. President Biden has recommitted the United States to the Paris Agreement and, in April 2021, announced a goal of reducing the United States’ emissions by 50-52% below 2005 levels by 2030. In November 2021, the international community gathered again in Glasgow at the 26th Conference to the Parties on the UN Framework Convention on Climate Change during which multiple announcements were made, including a call for parties to eliminate certain fossil fuel subsidies and pursue further action on non-carbon dioxide GHGs. Relatedly, the United States and European Union jointly announced the launch of the “Global Methane Pledge,” which aims to cut global methane pollution at least 30% by 2030 relative to 2020 levels, including “all feasible reductions” in the energy sector. In 2022 and 2023, the 27th and 28th Conferences to the Parties on the UN Framework Convention on Climate Change were held where additional commitments were made by member nations with respect to climate action plans and the reduction of GHG emissions in support of Paris Agreement goals. In addition, several states and geographic regions in the United States have also adopted legislation and regulations regarding climate change-related matters, and additional legislation or regulation by these states and regions, U.S. federal agencies, including the Environmental Protection Agency (“EPA”), and/or international agreements to which the United States may become a party could result in increased compliance costs for us and our customers. Failure to comply with these laws and regulations can lead to the imposition of remedial liabilities, administrative, civil or criminal fines or penalties or injunctions limiting our operations in affected areas. Moreover, multiple environmental laws provide for citizen suits which allow environmental organizations to act in the place of the government and sue operators for alleged violations of environmental law. We consider the responsibility and costs of environmental protection and safety and health compliance fundamental, manageable parts of our business. We cannot predict with any reasonable degree of certainty our future exposure concerning such matters.

Several states have adopted or are considering adopting regulations that could impose more stringent permitting, public disclosure and/or well construction requirements on hydraulic fracturing operations. We cannot predict whether additional federal, state or local laws or regulations applicable to hydraulic fracturing will be enacted in the future and, if so, what actions any such laws or regulations would require or prohibit. If additional levels of regulation or permitting requirements were imposed on hydraulic fracturing operations, our business and operations could be subject to delays, increased operating and compliance costs and potential bans. Additional regulation could also lead to greater opposition to hydraulic fracturing, including litigation.

Restrictions on GHG emissions that may be imposed could adversely affect the oil and gas industry. The adoption of legislation or regulatory programs to reduce GHG emissions could require us to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or to comply with new regulatory requirements. Any GHG emissions legislation or regulatory programs applicable to power plants or refineries could also increase the cost of consuming, and potentially reduce demand for, the oil and natural gas we produce. Consequently, legislation and regulatory programs to reduce GHG emissions could have an adverse effect on our business, financial condition and results of operations. See “Business—Governmental Regulation and Environmental Matters” and “—Climate Change” for a further discussion of the laws and regulations related to GHGs and of climate change.

We may be involved in legal proceedings that could result in substantial liabilities.

Similar to many oil and natural gas companies, we may be involved in various legal and other proceedings from time to time, such as title, royalty or contractual disputes, regulatory compliance matters and personal injury or property damage matters, in the ordinary course of our business. Such legal proceedings are inherently uncertain and their results cannot be predicted. Regardless of the outcome, such proceedings could have a material adverse impact on us because of legal costs, diversion of management and other personnel and other factors. In addition, resolution of one or more such proceedings could result in liability, loss of contractual or other rights, penalties or sanctions, as well as judgments, consent decrees or orders requiring a change in our business practices. Accruals for such liability, penalties or sanctions may be insufficient, and judgments and estimates to determine accruals or range of losses related to legal and other proceedings could change from one period to the next, and such changes could be material.

Legislation or regulatory initiatives intended to address seismic activity could restrict our operators’ drilling and production activities, which could have a material adverse effect on our business.

State and federal regulatory agencies have recently focused on a possible connection between hydraulic fracturing related activities, particularly the underground injection of wastewater into disposal wells, and the increased occurrence of seismic activity, and regulatory agencies at all levels are continuing to study the possible linkage between oil and gas activity and induced seismicity. For example, in 2015, the United States Geological Study identified eight states, including Texas, with areas of increased rates of induced seismicity that could be attributed to fluid injection or oil and gas extraction.

In addition, a number of lawsuits have been filed alleging that disposal well operations have caused damage to neighboring properties or otherwise violated state and federal rules regulating waste disposal. In response to these concerns, regulators in some states are seeking to impose additional requirements, including requirements in the permitting of produced water disposal wells or otherwise to assess the relationship between seismicity and the use of such wells. For example, in October 2014, the Texas Railroad Commission published a new rule governing permitting or re-permitting of disposal wells that would require, among other things, the submission of information on seismic events occurring within a specified radius of the disposal well location, as well as logs, geologic cross sections and structure maps relating to the disposal area in question. If the permittee or an applicant of a disposal well permit fails to demonstrate that the produced water or other fluids are confined to the disposal zone or if scientific data indicates such a disposal well is likely to be or determined to be contributing to seismic activity, then the agency may deny, modify, suspend or terminate the permit application or existing operating permit for that well. The Texas Railroad Commission has used this authority to deny permits for waste disposal wells. In some instances, regulators may also order that disposal wells be shut in.

The adoption and implementation of any new laws or regulations that restrict our operators’ ability to use hydraulic fracturing or dispose of produced water gathered from drilling and production activities by limiting volumes, disposal rates, disposal well locations or otherwise, or requiring them to shut down disposal wells, could have a material adverse effect on our business, financial condition and results of operations.

Continuing political and social discussion of the issue of climate change has resulted in legislative, regulatory and other initiatives to reduce greenhouse gas emissions, such as carbon dioxide and methane. Policy makers at both the U.S. federal and state levels have introduced legislation and proposed new regulations designed to quantify and limit the emission of greenhouse gases through inventories, limitations and/or taxes on GHG emissions. The EPA has issued regulations for the control of methane emissions, which also include leak detection and repair requirements, for the oil and gas industry and are likely to create additional regulations regarding such matters. On November 15, 2021, the EPA proposed new regulations to establish comprehensive standards of performance and emission guidelines for methane and volatile organic compound (“VOC”) emissions from new and existing operations in the oil and gas sector, including the exploration and production, transmission, processing, and storage segments. Effective May 7, 2024, the EPA adopted the Final Methane Rule containing revisions and additions to the NSPS program rules. The Final Methane Rule formally reinstates methane emission limitations for existing and modified facilities in the oil and gas sector. The Final Methane Rule regulates, for the first time under the NSPS program, existing oil and gas facilities. Specifically, the Final Methane Rule requires states to implement plans that meet or exceed federally established emission reduction guidelines for oil and natural gas facilities. The Final Methane Rule also requires, among other things, monitoring of small, high-polluting wells, tracking of “super-emitters”, inspection of abandoned wells until their closure, further reduction in flaring, and use of zero-emissions control equipment on hydrocarbon equipment. Several states and industry groups have filed suit before the D.C. Circuit challenging the EPA’s implementation of, and legal authority to issue, the Final Methane Rule. Texas et al. v. EPA et al., No. 24-1054 (D.C. Cir). On October 4, 2024, the U.S. Supreme Court denied applications for an immediate stay of the Final Methane Rule pending review by the D.C. Circuit Court of Appeals. Though the final outcome is uncertain, the Final Methane Rule, as written, establishes standards of performance for sources that commence construction, modification or reconstruction after March 8, 2024, and establishes emissions guidelines that will inform state plans to establish standards for existing sources. If implemented as currently drafted, these increasingly stringent methane and VOC requirements on new facilities, or the application of new requirements to existing facilities, could result in additional restrictions on our operations and increase compliance costs, which could be significant.

The Inflation Reduction Act of 2022 (the “IRA”), which was signed into law in August 2022, imposes an escalating charge on methane emissions from inter alia onshore petroleum and natural gas production, and natural gas processing, gathering, transmission, underground storage, and LNG storage/ import/export equipment. The charges apply only to facilities emitting 25,000 metric tons of CO2 annually The IRA also funds grants to facilities subject to the methane charge and “marginal conventional wells” to improve equipment and processes. The IRA also creates generous tax credits, benefitting even non-profit entities, that likely will create more supply and demand for alternative non-hydrocarbon energy which may diminish demand, or prices obtained, for natural gas and oil. These statutory provisions will also be subject to legal challenge. The cumulative effect upon our business’ results of the IRA’s grants, charges, and incentives to non-hydrocarbon energy assets and fuels, is uncertain.

Future additional federal GHG regulations of the oil and gas industry remain a significant possibility. Some states have imposed limitations designed to reduce methane emissions from oil and gas exploration and production activities. Legislative and state initiatives to date have generally focused on the development of renewable energy standards and/or cap-and-trade and/or carbon tax programs. Renewable energy standards (also referred to as renewable portfolio standards) require electric utilities to provide a specified minimum percentage of electricity from eligible renewable resources, with potential increases to the required percentage over time. The development of a federal renewable energy standard, or the development of additional or more stringent renewable energy standards at the state level, or continuing implementation of increasingly disadvantageous (from our industry’s perspective) renewable energy requirements embedded in existing legislation could reduce the demand for oil and gas, thereby adversely impacting our earnings, cash flows and financial position. A cap-and-trade program generally would cap overall greenhouse gas emissions on an economy-wide basis and require major sources of greenhouse gas emissions or major fuel producers to acquire and surrender emission allowances. A federal cap and trade program or expanded use of cap and trade programs at the state level could impose direct costs on us through the purchase of allowances and could impose indirect costs by incentivizing consumers to shift away from fossil fuels. In addition, federal or state carbon taxes could directly increase our costs of operation and similarly incentivize consumers to shift away from fossil fuels.

In addition, opponents of fossil fuels claiming concern about the potential effects of climate change have directed their attention at sources of funding for fossil-fuel energy companies, which has resulted in an increasing number of financial institutions, funds and other sources of capital restricting or eliminating their investment in oil and natural gas activities. Ultimately, this would make it more difficult and expensive to secure funding for exploration and production activities. Members of the investment community have also begun to screen companies such as ours for sustainability performance, including practices related to GHGs and climate change, before investing in our securities. Any efforts to improve our sustainability practices in response to these pressures may increase our costs, and we may be forced to implement technologies that are not economically viable in order to improve our sustainability performance and to meet the specific requirements to perform services for certain customers.

These various legislative, regulatory and other activities addressing greenhouse gas emissions could adversely affect our business, including by imposing reporting obligations on, or limiting emissions of greenhouse gases from, our equipment and operations, which could require us to incur costs to reduce emissions of GHGs associated with our operations. Limitations on GHG emissions could also adversely affect demand for oil and gas, which could lower the value of our reserves and have a material adverse effect on our profitability, financial condition and liquidity.

Some of our properties are in areas that may have been partially depleted or drained by offset wells and certain of our wells may be adversely affected by actions we or other operators may take when drilling, completing, or operating wells that we or they own.

Some of our properties are in reservoirs that may have already been partially depleted or drained by earlier offset drilling. The owners of leasehold interests adjoining any of our properties could take actions, such as drilling and completing additional wells, which could adversely affect our operations. When a new well is completed and produced, the pressure differential in the vicinity of the well causes the migration of reservoir fluids toward the new wellbore (and potentially away from existing wellbores). As a result, the drilling and production of these potential locations by us or other operators could cause depletion of our proved reserves and may inhibit our ability to further develop our proved reserves. In addition, completion operations and other activities conducted on adjacent or nearby wells by us or other operators could cause production from our wells to be shut in for indefinite periods of time, could result in increased lease operating expenses and could adversely affect the production and reserves from our wells after they re-commence production. We have no control over the operations or activities of offsetting operators.

Risks Related to the Resale of the Warrant Shares and Conversion Shares and Ownership of our Common Shares

The Selling Shareholders may choose to sell the Warrant Shares and the Conversion Shares at prices below the current market price.

The Selling Shareholders are not restricted as to the prices at which they may sell or otherwise dispose of the Warrant Shares and Conversion Shares covered by this prospectus. Sales or other dispositions of the Warrant Shares and Conversion Shares below the then-current market prices could adversely affect the market price of our Common Shares.

A large number of Common Shares may be sold in the market following this offering, which may significantly depress the market price of our Common Shares.

The Warrant Shares and Conversion Shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of Common Shares may be sold in the public market following this offering. If there are significantly more Common Shares offered for sale than buyers are willing to purchase, then the market price of our Common Shares decline to a market price at which buyers are willing to purchase the offered Common Shares and sellers remain willing to sell Common Shares.

Neither we nor the Selling Shareholders have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus, including the documents incorporated by reference herein and therein. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Shareholders have authorized any other party to provide you with information concerning us or this offering, and recipients should not rely on this information.

Future sales, or the perception of future sales, by us or our stockholders in the public market could cause the market price of our Common Shares to decline, and any issuance of additional Common Shares, or securities convertible into Common Shares, could dilute common shareholders. We may issue additional Common Shares, or securities convertible into Common Shares, pursuant to our shelf registration statement (including our at-the-market facility), upon exercise of outstanding warrants, for additional financing purposes, in connection with strategic transactions such as acquisitions or collaboration agreements, or otherwise, any of which could result in dilution to existing stockholders.

The sale of Common Shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Common Shares held by certain other of our shareholders are eligible for resale, subject to volume, manner of sale and other limitations under Rule 144 under the Securities Act (“Rule 144”). By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of our Common Shares to decline.

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of our Common Shares could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of Common Shares or other securities.

In addition, the Common Shares reserved for future issuance under our Long Term Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. We have filed a registration statement on Form S-8 under the Securities Act to register Common Shares issuable pursuant to our equity incentive plan and our employee stock purchase plan and may in the future file one or more additional registration statements on Form S-8 for the same or similar purposes. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

Substantial future sales of Common Shares could cause the market price of our Common Shares to decline.

We expect that significant additional capital will be needed in the near future to continue our planned operations. Sales of a substantial number of Common Shares in the public market, or the perception that these sales might occur, could depress the market price of our Common Shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity, warrants and/or convertible securities, which could significantly reduce the percentage ownership of our existing shareholders. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our Common Shares. Additionally, we may finance strategic alliances and/or acquisitions by issuing our equity or equity-linked securities, which may result in additional dilution. Any issuances by us of equity securities may be at or below the prevailing market price of our Common Shares and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our Common Shares to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our Common Shares. The holders of any securities or instruments we may issue may have rights superior to the rights of our holders of our Common Shares. If we experience dilution from issuance of additional securities and we grant superior rights to new securities over common shareholders, it may negatively impact the trading price of our Common Shares.

We will have broad discretion as to the proceeds that we receive from the cash exercise by any holder of the Warrants, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of the Warrant Shares or the Conversion Shares by the Selling Shareholders pursuant to this prospectus. We may receive up to approximate $4.3 million in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants, and to the extent that we receive such proceeds, we intend to use the net proceeds from cash exercises of the Warrants for working capital, capital expenditures, product development, and other general corporate purposes, including investments in sales and marketing in the United States and internationally. We have considerable discretion in the application of such proceeds. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of the net proceeds from cash exercises of the Warrants, which may be used for corporate purposes that do not improve our profitability or increase the price of our Common Shares. Such proceeds may also be placed in investments that do not produce income or that lose value. The failure to use such funds by us effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

You may experience future dilution as a result of issuance of the Warrant Shares and Conversion Shares, future equity offerings by us and other issuances of our Common Shares or other securities. In addition, the issuance of the Warrant Shares and Conversion Shares and future equity offerings and other issuances of our Common Shares or other securities may adversely affect our Common Share price.

In order to raise additional capital, we may in the future offer additional shares of our Common Shares or other securities convertible into or exchangeable for our Common Share at prices that may not be the same as the price per share as prior issuances of Common Share. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Share or securities convertible into Common Share in future transactions may be higher or lower than the prices per share per share. ln addition, the exercise price of the Warrants for the Warrant Shares may be or greater than the price per share previously paid by certain investors. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of Common Share under our stock incentive programs. In addition, the issuance of the Warrant Shares and any future sales of a substantial number of shares of our Common Share in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Share. We cannot predict the effect, if any, that market sales of those shares of Common Share or the availability of those shares for sale will have on the market price of our Common Share.

We do not intend to pay dividends on shares of our Common Share for the foreseeable future.

We have never declared or paid any cash dividends on shares of our Common Share and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board. Accordingly, investors must rely on sales of their Common Share after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

The market price of our securities is volatile and may not accurately reflect the long term value of our Company.

Securities markets have a high level of price and volume volatility, and the market price of securities of many companies has experienced substantial volatility in the past. This volatility may affect the ability of holders of our securities to sell their securities at an advantageous price. Market price fluctuations in our securities may be due to our operating results, failing to meet expectations of securities analysts or investors in any period, downward revision in securities analysts’ estimates, adverse changes in general market conditions or economic trends, acquisitions, dispositions, or other material public announcements by us or our competitors, along with a variety of additional factors. These broad market fluctuations may adversely affect the market price of our securities.

In addition, financial markets have historically, at times, experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of companies and that have often been unrelated to the operating performance, underlying asset values, or prospects of such companies. If there is extreme market volatility and trading patterns in our securities, it may create several risks for investors, including the following:

●	the market price of our securities may experience rapid and substantial increases or decreases unrelated to our actual or expected operating performance, financial condition or prospects, which may make it more difficult for prospective investors to assess the rapidly changing value of our securities;

●	if our future market capitalization reflects trading dynamics unrelated to our actual or expected operating performance, financial performance or prospects, purchasers of our securities stock could incur substantial losses as prices decline once the level of market volatility has abated; and

●	if the future market price of securities declines, investors may be unable to resell their securities at or above the price at which they acquired them. We cannot assure you that the market of our securities will not fluctuate or decline significantly in the future, in which case you could incur substantial losses.

Accordingly, the market price of our securities may decline even if our operating results, underlying asset values, or prospects have not changed. Additionally, these factors as well as other related factors may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. There can be no assurance that continuing fluctuations in the price and volume of our securities will not occur. If such increased levels of volatility and market turmoil continue, our operations could be adversely impacted and the trading price of our securities may be materially adversely affected. In addition, our securities may be more thinly traded than securities of larger, more established energy companies and, as a result of this lack of liquidity, sales of relatively small quantities of our securities by our shareholders may disproportionately influence the price of our securities. The market price of our securities may decline below the initial public offering price, and you may lose some or all of your investment.

There is currently a limited U.S. public market for our Common Shares, the stock price of our Common Shares may be volatile or may decline regardless of our operating performance and you may not be able to resell your Common Shares at or above the price you acquired such Common Shares.

Due to our prior delinquency in filing our periodic reports, the Form 211 originally filed with, and cleared by, the Financial Industry Regulatory Authority (“FINRA”) pursuant to Rule 15c2-11 of the Exchange Act covering our Common Shares was revoked by FINRA. Consequently, until a new Form 211 is filed with, and cleared by FINRA, our Common Shares will not be eligible for proprietary broker-dealer quotations on the OTC Pink Sheets and all quotes in our Common Shares on the OTC Pink Sheets will only reflect unsolicited customer orders. Unsolicited-Only stocks have a higher risk of wider spreads, increased volatility, and price dislocations. You may have difficulty selling your Common Shares in the United States and you may not be able to sell your Common Shares quickly or at the market price you feel our Common Shares are worth until a new Form 211 is filed with and cleared by FINRA under Rule 15c2-11 of the Exchange Act.

Further, having a limited trading market in the United States may also impair our ability to raise capital by selling our Common Shares and may impair our ability to enter into strategic collaborations or acquire companies or products by using our Common Shares as consideration.

We have issued convertible debentures, options and warrants and may continue to issue additional securities in the future. The exercise or conversion of these securities and the sale of the Common Shares issuable thereunder may dilute your percentage ownership interest and may also result in downward pressure on the price of our Common Shares.

As of February 24, 2025, we have issued and outstanding options to purchase 69,167 Common Shares with a weighted average exercise price of $4.50 per share and warrants to purchase 2,511,904 Common Shares with a weighted average exercise price of $5.96 per share. In addition, we have 41,134 Common Shares available for future issuance under our Long Term Incentive Plan. Because the market for our Common Shares may be thinly traded, the sales and/or the perception that those sales may occur, could adversely affect the market price of our Common Shares. Additionally, we have $4,276,389 in aggregate principal amount convertible into an aggregate of 2,311,091 Common Shares upon either the completion of an offering to investors for aggregate gross proceeds of at least $7.5 million or upon the election of the holders of the debentures. Furthermore, the mere existence of a significant number of Common Shares issuable upon exercise of our outstanding securities may be perceived by the market as having a potential dilutive effect, which could lead to a decrease in the price of our Common Shares.

Our principal shareholders and management own a significant percentage of our shares and may be able to exert significant control over matters subject to shareholder approval.

Immediately following the completion of this offering, our current executive officers, directors and principal securityholders and their affiliates will beneficially hold, in the aggregate, approximately 85% of our outstanding Common Shares on a partially diluted basis (excluding warrants which are subject to beneficial ownership limitations). These shareholders, acting together, would be able to significantly influence all matters requiring shareholder approval. For example, these shareholders would be able to significantly influence elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our Common Shares that you may feel are in your best interest as one of our shareholders.

We are a British Columbia company and it may be difficult for you to enforce judgments against us or certain of our directors or officers.

As a corporation organized under the provincial laws of British Columbia, Canada, it may be difficult to bring actions under U.S. federal securities law against us. Some of our directors and officers reside principally in Canada or outside of the United States. Because a portion of our assets and the assets of these persons are located outside of the United States, it may not be possible for investors to effect service of process within the United States upon us or those persons. Furthermore, it may not be possible for investors to enforce against us, or those persons not in the United States, judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States. There is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon U.S. federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws. Therefore, it may not be possible to enforce those actions against us or certain of our directors and officers.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our Common Shares and Warrants will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts may never publish research on our Company. If no securities or industry analysts cover our Company, the trading price for our Common Shares and Warrants would likely be negatively impacted. In the event securities or industry analysts cover our Company, if one or more of the analysts who covers us downgrades our shares or publishes inaccurate or unfavorable research about our business, our share price may decline. If one or more of these analysts ceases coverage of our Company or fails to publish reports on us regularly, demand for our shares could decrease, which might cause our share price and trading volume to decline.

Unstable market and economic conditions and adverse developments with respect to financial institutions and associated liquidity risk may have serious adverse consequences on our business, financial condition and stock price.

The global credit and financial markets have recently experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, inflationary pressure and interest rate changes, increases in unemployment rates and uncertainty about economic stability. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of military conflict, terrorism or other geopolitical events. Sanctions imposed by the United States and other countries in response to such conflicts may also adversely impact the financial markets and the global economy, and any economic countermeasures by the affected countries or others could exacerbate market and economic instability. More recently, the closures of Silicon Valley Bank and Signature Bank and their placement into receivership with the Federal Deposit Insurance Corporation (“FDIC”) created bank-specific and broader financial institution liquidity risk and concerns. Although the Department of the Treasury, the Federal Reserve, and the FDIC jointly confirmed that depositors at Silicon Valley Bank and Signature Bank would continue to have access to their funds, even those in excess of the standard FDIC insurance limits, under a systemic risk exception, future adverse developments with respect to specific financial institutions or the broader financial services industry may lead to market-wide liquidity shortages, impair the ability of companies to access near-term working capital needs, and create additional market and economic uncertainty. There can be no assurance that future credit and financial market instability and a deterioration in confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, liquidity shortages, volatile business environment or continued unpredictable and unstable market conditions. If the equity and credit markets deteriorate, or if adverse developments are experienced by financial institutions, it may cause short-term liquidity risk and also make any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon our business plans.

General Risk Factors

We are an “emerging growth company” and a “smaller reporting company” and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies and/or smaller reporting companies, which could make our securities less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

In addition, even if we no longer qualify as an “emerging growth company,” we may still take advantage of certain reduced reporting requirements as a “smaller reporting company.” If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if we are a smaller reporting company, we may not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

We cannot predict if investors will find our securities attractive because we may rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and our share price may be more volatile.

Failure to maintain effective internal control over our financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could cause our financial reports to be inaccurate.

We are required pursuant to Section 404 of the Sarbanes-Oxley Act to maintain internal control over financial reporting and to assess and report on the effectiveness of those controls. This assessment includes disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Although we prepare our financial statements in accordance with accounting principles generally accepted in the United States (“US GAAP”), our internal accounting controls may not meet all standards applicable to companies with publicly traded securities. If we fail to implement any required improvements to our disclosure controls and procedures, we may be obligated to report control deficiencies in which case, we could become subject to regulatory sanction or investigation. Further, these outcomes could damage investor confidence in the accuracy and reliability of our financial statements.

As of September 30, 2024, management assessed the effectiveness of our internal control over financial reporting and concluded that such internal controls and procedures were not effective. Management determined that this was due to the following deficiencies:

●	insufficient resources resulting in inadequate segregation of duties in certain accounting functions, the processing and approval of transactions, due to the size of the accounting department;

●	ineffective controls over inputs used in the valuation of the asset retirement obligation;

●	ineffective controls over the depletion calculation and the preparation of the oil and gas reserve report;

●	ineffective controls on the accounting and the valuation of complex financial instruments;

●	ineffective review of the financial statements due to the limited financial and reporting resources; and

●	ineffective information technology general controls in the areas of user access and program change-management over certain information technology systems that support our financial reporting processes.

Although management has taken steps to address the deficiencies in our internal controls, we currently do not have sufficient internal controls over financial reporting which could limit investment in our securities and expose the us to SEC fines or administrative sanctions. Additionally, if we fail to implement required improvements to our disclosure controls and procedures, we may be obligated to continue to report control deficiencies in which case, we could become subject to regulatory sanction or investigation. Further, these outcomes could damage investor confidence in the accuracy and reliability of our financial statements.

Additionally, we failed to timely file with the SEC and the applicable Canadian regulatory authorities each of our Annual Report on Form 10- K for the year ended September 30, 2023, as well as our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2023, March 31, 2024 and June 30, 2024. Due to these late filings, on April 16, 2024, we received a failure to file cease trade order (the “FFCTO”) issued by the British Columbia Securities Commission (the “BCSC”) due to our failure to file our annual financial statements with the BCSC. The trading of our Common Shares was halted on the CSE effective April 17, 2024. Subsequently, we brought all filings required by the BCSC up to date and on September 6, 2024, the FFCTO was revoked by the BCSC, and our Common Shares were reinstated for trading on the CSE effective September 9, 2024. Although our late periodic filings did not material impact the effectiveness of our internal controls over financial reporting, failure to timely file our future periodic reports could result in a future FFCTO from the BCSC on the CSE, which could have a material impact on the effectiveness of our internal controls.

Financial reporting obligations of being a public company in the U.S. are expensive and time-consuming, and our management will be required to devote substantial time to compliance matters.

As a publicly traded company we incur significant legal, accounting and other expenses. The obligations of being a public company in the U.S. requires significant expenditures and may place significant demands on our management and other personnel, including costs resulting from public company reporting obligations under the Exchange Act and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the listing requirements of the stock exchange on which our securities are listed. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly, particularly after we are no longer an “emerging growth company” or a “smaller reporting company.” In addition, these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus includes “forward-looking statements.” All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under “Risk Factors.” These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.

Forward-looking statements may include statements about:

●	our business strategy;

●	our reserves;

●	our financial strategy, liquidity and capital requirements;

●	our realized or expected natural gas prices;

●	our timing and amount of future production of natural gas;

●	our future drilling plans and cost estimates;

●	our competition and government regulations;

●	our ability to make acquisitions;

●	general economic conditions;

●	the potential tax consequences of investing in our securities;

●	our future operating results;

●	our expectations regarding having our securities listed on The Nasdaq Capital Market; and

●	our future plans, objectives, expectations and intentions.

We caution you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production and sale of natural gas. These risks include, but are not limited to, commodity price volatility, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors.”

Reserve engineering is a method of estimating underground accumulations of natural gas and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of previous estimates. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of natural gas and oil that are ultimately recovered.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, express or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

MARKET FOR OUR COMMON SHARES AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Shares currently trade on the CSE under the symbol “OIL” and on the Frankfurt Stock Exchange under the symbol “75P”. On February 24, 2025, the closing price of our Common Shares as reported on the CSE was CAD$___.

In addition, our Common Shares are quoted on the OTC Markets under the Pink Marketplace Tier OTCQB Marketplace in the United States under the symbol “OILCF” However, due to prior failure to timely file our Annual Report on Form 10-K for the year ended December 31, 2023, the Form 211 related to our Common Shares was revoked. Accordingly, our Common Shares are not eligible for proprietary broker-dealer quotations. All quotes in our Common Shares reflect unsolicited customer orders. Unsolicited-Only stocks have a higher risk of wider spreads, increased volatility, and price dislocations. Investors may have difficulty selling this stock. An initial review by a broker-dealer under SEC Rule15c2-11 is required for brokers to publish competing quotes and provide continuous market making in our Common Shares.

Shareholders

As of February 24, 2025, there were 551,503 Common Shares issued and outstanding, held by approximately 49 holders of record, although there are a much larger number of beneficial owners.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information about our equity compensation plans as of September 30, 2024.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by securityholders	10,105	(1)	$53.21	(2)	45,045
Equity compensation plans not approved by securityholders	—		—		—
Total	10,105		$53.21		45,045

(1)	Represents the number of Common Shares available for issuance upon exercise of outstanding options as at September 30, 2024.
(2)	CAD$71.90 converted into USD.

NOVEMBER 2024 CONVERTIBLE DEBENTURE AND WARRANT FINANCING

On November 1, 2024, we issued an aggregate of 4,276.39 convertible debenture units (the “Units”) to certain accredited investors, including our CEO, in a private placement (the “Private Placement”) for an aggregate purchase price of $4,276,389, of which $2,851,601 was paid in cash (“Cash Proceeds”) and approximately $1,424,788 was in consideration of our repayment of $1,365,000 in principal of existing 10% senior secured convertible debentures (“Previous Debentures”) plus approximately $59,788 in accrued interest on the Previous Debentures. Each Unit consists of one 10% senior secured convertible debenture (a “Debenture”) in the principal amount of US$1,000 and 523 common share purchase warrants (the “Warrants”). Each Warrant is exercisable for a period of five years from the date of issuance for one Common Share (a “Share”) at an exercise price of US$1.91.

The Debentures will mature one-year from the date of issuance, or November 1, 2025 (“Maturity Date”). The Debentures bear simple interest at a rate of 10%, payable on the Maturity Date or the date on which all or any portion of the Debenture is repaid. Interest will be paid in cash, except upon the occurrence of a Conversion Event (as defined below) whereby the interest on the Debenture will be converted to Shares based on a conversion price of US$1.91 (the “Conversion Price”), subject to Canadian Securities Exchange approval. The Debentures will rank senior to all other existing and future indebtedness of the Company and are secured by a general security agreement over certain assets of the Company pursuant to the terms of a Security Agreement.

At any time during the term of the Debentures, a holder of Debentures may elect to convert the outstanding principal and any accrued and unpaid interest thereon into Shares at the Conversion Price. The Debentures will automatically convert into Shares at the Conversion Price in the event the Company completes a financing of Shares for aggregate gross proceeds of at least US$7,500,000 (“Conversion Event”).

In connection with the Private Placement, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the holders of Debentures pursuant to which the Company agreed to file with the Securities and Exchange Commission (“SEC”) a registration statement covering the resale of the Shares issuable upon conversion of the Debentures and exercise of the Warrants within 120 days of the Closing Date (the “Filing Date”) and to have such registration statement declared effective by the SEC the earlier of the (i) 30th calendar day after the Filing Date (or in the event of a full review, the 90th day following the Filing Date) and (ii) 5th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be reviewed or will not be subject to further review. In addition, concurrent with the closing of the Private Placement, holders of Previous Debentures agreed to cancel the 401,310 share purchase warrants issued with the Previous Debentures, which warrants had a 5-year term and an exercise price of US$4.08.

The Cash Proceeds of the Private Placement are expected to be used for drilling and development, any future acquisition transactions the Company may engage in, and for general working capital purposes. No finders’ fees were paid in connection with the Private Placement.

SELLING STOCKHOLDERS

The Warrant Shares being offered by the Selling Shareholders are those issuable upon the exercise of the Warrants and the Conversion Shares being offered by the Selling Shareholders upon conversion of the Debenture. For additional information regarding the issuance of these securities, see “November 2024 Convertible Debenture And Warrant Financing” on page 34 of this prospectus. We are registering the Warrant Shares issuable upon exercise of the Warrants, and the Conversion Shares issuable upon conversion of the Debentures (including 12-months interest under the Debentures) in order to permit the Selling Shareholders to offer such shares for resale from time to time. Except as set forth below and for the ownership of the Warrants, and the Debentures, none of the Selling Shareholders have had any material relationship with us within the past three (3).

The following table sets forth certain information with respect to each Selling Shareholder, including (i) the Common Shares beneficially owned by the Selling Shareholder prior to this offering, (ii) the number of Warrant Shares and Conversion Shares (based on the current outstanding principal amount of $4,276,389 plus twelve (12) months of interest on the Debentures from the date of issuance at a fixed conversion price of $1.91) being offered by the Selling Shareholder pursuant to this prospectus and (iii) the Selling Shareholder’s beneficial ownership after completion of this offering. The registration of the Warrant Shares issuable to the Selling Shareholders upon the exercise of the Warrants and the Conversion Shares issuable to the Selling Shareholders upon conversion of the Debenture does not necessarily mean that the Selling Shareholders will sell all or any of such shares, but the number of Common Shares and percentages set forth in the final two columns below assume that all Common Shares being offered by the Selling Shareholders are sold. The final two columns also assume the exercise of all of the Warrants and conversion of the Debentures held by the Selling Shareholders as of February 24, 2025, without regard to any limitations on exercise described in this prospectus or in the Warrants. See “Plan of Distribution”.

The table is based on information supplied to us by the Selling Shareholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to Common Shares. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of Common Shares beneficially owned by a Selling Shareholder and the percentage ownership of that Selling Shareholder, Common Shares subject to warrants held by that Selling Shareholder that are exercisable for Common Shares within 60 days after February 24, 2025, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other stockholder.

This prospectus covers the resale of up to an aggregate of 4,699,394 Resale Shares consisting of: (i) 2,236,551 Warrant Shares issuable upon exercise of the Warrants; and (ii) 2,462,843 Conversion Shares upon conversion of the Debentures (based on the current outstanding principal amount of $4,276,389 plus twelve (12) months of interest on the Debentures from the date of issuance at a fixed conversion price of $1.91). See “November 2024 Convertible Debenture and Warrant Financing” in this prospectus for further details relating to the Warrant Shares, the Warrants, the Conversion Shares, and the Debentures.

Name of Selling Shareholder	Number of Common Shares Beneficially Owned Prior to Offering(1)		Maximum Number of Common Shares to be Sold Pursuant to this Prospectus(2)	Number of Common Shares Beneficially Owned After Offering(3)	Percentage Beneficially Owned After Offering(3)
Bradley Taillon(4)	78,608	(5)	54,946	25,000	*
Kent Lindemuth	3,216,469	(6)	3,296,749	-	*
Jeffrey E. Eberwein	832,410	(7)	853,186	-	*
John Peckham	107,216	(8)	109,892	-	*
Justin Law	107,216	(9)	109,892	-	*
JP Exploration LLC(10)	53,608	(11)	54,946	-
FREX GmbH(12)	53,608	(13)	54,946	-
Ramnarain Jaigobind(14)	243,357	(15)	164,837	82,534	1.57%

*	Less than 1%

(1)	All of the Warrants that are exercisable for the Warrant Shares offered hereby contain certain beneficial ownership limitations, which provide that a holder of the Warrants will not have the right to exercise any portion of its Warrants if such holder, together with its affiliates, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the number of Common Shares outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to us, a holder may increase or decrease such limitation up to a maximum of 9.99% of the number of Common Shares outstanding (each such limitation, a “Beneficial Ownership Limitation”).

(2)	Represents Common Shares owned by the Selling Shareholders upon full exercise of the Warrants and full conversion of the Debentures offered hereby (including twelve (12) months of interest on the Debentures from the date of issuance at a fixed conversion price of $1.91).

(3)

The number of Common Shares owned and the percentage of beneficial ownership after this offering set forth in these columns are based on 5,250,897 Common Shares, which includes 551,503 Common Shares outstanding as of February 24, 2025 and assumes full exercise of the Warrants that are exercisable for the 2,236,551 Warrant Shares offered hereby and full conversion of the Debentures that are convertible for 2,462,843 Conversion Share. The calculation of beneficial ownership reported in such columns takes into account the effect of the Beneficial Ownership Limitations in any warrants held by the Selling Shareholders after this offering. We do not know when or in what amounts a Selling Shareholder may offer shares for sale. The Selling Shareholders may choose not to sell any or all of the shares offered by this prospectus. Because the Selling Shareholders may offer all or some of the Shares pursuant to this offering, we cannot estimate the number of the Shares that will be held by the Selling Shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the Shares covered by this prospectus will be sold by the Selling Shareholders and that the Selling Shareholders do not acquire beneficial ownership of any additional shares.

(4)

Mr. Taillon has served as our was President and Chief Executive Officer since April 29, 2024 and as a director on our Board of Directors on June 12, 2024/ In addition, Mr. Taillon served as our Vice President Finance from March 15, 2024 to April 28, 2024.

(5)

Represents 25,000 Common Shares issuable upon exercise of options with an exercise price of $2.44, 27,458 Conversion Shares issuable upon conversion of $52,444 of Debentures (including accrued interest as of February 24, 2025 and interest accruing for 60-days after February 24, 2025) at a conversion price of $1.91 and 26,150 Warrant Shares issuable upon exercise of Warrants at an exercise price of $1.91, without giving effect to the Beneficial Ownership Limitation in the Warrants described above.

(6)	Represents 1,647.469 Conversion Shares upon conversion of $3,146,667 of Debentures (including accrued interest as of February 24, 2025 and interest accruing for 60-days after February 24, 2025) at a conversion price of $1.91 and 1,569,000 Warrant Shares upon exercise of Warrants at an exercise price of $1.91, without giving effect to the Beneficial Ownership Limitation in the Warrants described above.

(7)

Represents 426,359 Conversion Shares issuable upon conversion of $814,346 of Debentures (including accrued interest as of February 24, 2025 and interest accruing for 60-days after February 24, 2025) at a conversion price of $1.91 and 406,051 Warrant Shares upon exercise of Warrants at an exercise price of $1.91, without giving effect to the Beneficial Ownership Limitation in the Warrants described above.

(8)

Represents 54,916 Conversion Shares issuable upon conversion of $104,889 of Debentures (including accrued interest as of February 24, 2025 and interest accruing for 60-days after February 24, 2025) at a conversion price of $1.91 and 52,300 Warrant Shares upon exercise of Warrants at an exercise price of $1.91, without giving effect to the Beneficial Ownership Limitation in the Warrants described above.

(9)

Represents 54,916 Conversion Shares issuable upon conversion of $104,889 of Debentures (including accrued interest as of February 24, 2025 and interest accruing for 60-days after February 24, 2025) at a conversion price of $1.91 and 52,300 Warrant Shares upon exercise of Warrants at an exercise price of $1.91, without giving effect to the Beneficial Ownership Limitation in the Warrants described above.

(10)

Jason L. Pickerell is the managing member of JP Exploration LLC (“JP”) and is the natural person with voting and investment control over the securities beneficially owned by JP. The address of JP is 11729 Decatur Road. Ozawkie. KS 66070.

(11)

Represents 27,458 Conversion Shares issuable upon conversion of $52,444 of Debentures (including accrued interest as of February 24, 2025 and interest accruing for 60-days after February 24, 2025) at a conversion price of $1.91 and 26,150 Warrant Shares upon exercise of Warrants at an exercise price of $1.91, without giving effect to the Beneficial Ownership Limitation in the Warrants described above.

(12)

Frederik Reimann is the natural person with voting and investment control over the securities beneficially owned by FREX GmbH (“FREX”). The address of FREX is Butenbergs Kamp 76, D-45259 Essen, Germany.

(13)

Represents 27,458 Conversion Shares issuable upon conversion of $52,444 of Debentures (including accrued interest as of February 24, 2025 and interest accruing for 60-days after February 24, 2025) at a conversion price of $1.91 and 26,150 Warrant Shares upon exercise of Warrants at an exercise price of $1.91, without giving effect to the Beneficial Ownership Limitation in the Warrants described above.

(14)	Ramnarain Jaigobind is a principal of ThinkEquity LLC a registered broker dealer with a registered address of c/o ThinkEquity LLC, 17 State Street, 41st Floor New York, NY 10004. ThinkEquity LLC acted as the Company’s placement agent for its March 2022 private placement offering, as financial advisor for the June 2023 warrant exercise program and is acting as the representative for the several underwriters of the Company’s initial public offering.

(15)	Represents 52,083 Common Shares, 82,373 shares issuable upon conversion of $157,333 of 10% senior secured convertible notes (including accrued interest as of February 24, 2025 and interest accruing for 60-days after February 24, 2025) at a conversion price of $1.91, and warrants to purchase 108,901 Common Shares, without giving effect to the Beneficial Ownership Limitation in the Warrants described above .

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Resale Shares by the Selling Shareholders pursuant to this prospectus. We may receive up to approximately $4.3 million in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants. We intend to use any net proceeds we receive for working capital, capital expenditures, product development, and other general corporate purposes, including investments in sales and marketing in the United States and internationally. We have not allocated specific amounts of net proceeds for any of these purposes.

The Selling Shareholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the Common Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Common Shares covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. In addition, the Warrants are exercisable on a cashless basis. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

See “Plan of Distribution” elsewhere in this prospectus for more information.

We intend to use the Net Proceeds of this offering to fund our budgeted capital expenditures to continue to develop our proved undeveloped reserves during the 2025 fiscal year, as well as for continuing operating expenses and working capital. We believe opportunities may exist from time to time to expand our current business through acquisitions or investments. While we have no current agreements, commitments or understandings for any specific acquisitions or investments, we may also use a portion of the Net Proceeds for these purposes.

We believe that the Net Proceeds from this offering, together with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements through at least the next twelve months from the date of this offering.

DIVIDEND POLICY

Our board of directors (“Board of Directors” or “Board”) has discretion as to whether we will pay dividends in the future, subject to restrictions under the Business Corporations Act (British Columbia) (the “BCBCA”) and our charter documents. Under the BCBCA, we may not declare or pay dividends if our Company is insolvent or where the payment of the dividend would render our Company insolvent. See “Description of Share Capital.”

We have never paid or declared any cash dividends on our Common Shares, and we do not anticipate paying any cash dividends on our Common Shares in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant.

CAPITALIZATION

The following table sets forth our capitalization:

●	on an actual basis as of December 31, 2024;

●

on a pro forma basis to give effect to the automatic conversion of $4,276,389 of 10% senior secured convertible debentures (plus accrued interest) into 2,311,091 Common Shares and resulting cancellation of $4,276,389 of 10% senior secured convertible notes concurrent with the closing of this offering; and

●	On a pro forma as adjusted basis to give effect to the issuance of (i) 2,462,843 Conversion Shares upon conversion of the Debentures in the current outstanding principal amount of $4,276,389 plus twelve (12) months of interest on the Debentures from the date of issuance at a fixed conversion price of $1.91; and (ii) 2,236,551 Warrant Shares issuable upon exercise of the Warrants for cash at an exercise price of $1.91 per share.

You should read this table in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2024
	Actual	Pro Forma	Pro Forma As Adjusted

Cash and cash equivalents	$690,798	$609,798	$4,962,610
Total debt	7,210,434	4,335,747	4,335,747
Shareholders’ equity (deficit):	4,203,919	10,026,952	14,298,744
Share capital	$14,947,150	$19,361,334	$23,922,990
Additional paid-in capital	7,402,555	7,402,555	7,402,555
Accumulated deficit	(18,018,373)	(16,609,544)	(16,899,388)
Accumulated other comprehensive loss	(127,413)	(127,413)	(127,413)
Total stockholders’ equity	$4,203,919	$10,026,932	$14,298,744
Total capitalization	$4,611,867	$10,434,880	$14,706,692

The number of Common Shares outstanding is based on 551,503 Common Shares issued and outstanding as of December 31, 2024, and assumes the following (on a pro forma and pro forma as adjusted basis) as of such date:

●	2,311,091 Common Shares issuable to holders of $4,276,389 of 10% senior secured convertible debentures upon the conversion of such debentures (including 12-months of accrued interest);
●	2,236,551 Common Shares issuable upon full exercise of the Warrants and excludes the following:

●	69,167 Common Shares issuable upon the exercise of outstanding options, with a weighted average exercise price of $4.41 per share;

●	375,353 Common Shares issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $38.54 per share; and

●	41,133 Common Shares available for future issuance under our Long Term Incentive Plan;

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the Company’s consolidated financial statements and the related notes thereto and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. All amounts in this discussion and analysis of our financial condition and results of operations are in U.S. dollars, unless otherwise noted.

Reserve engineering is a method of estimating underground accumulations of natural gas and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of previous estimates. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of natural gas and oil that are ultimately recovered.

Overview

The Company was incorporated on April 24, 2017 under the laws of British Columbia, Canada. The Company is an independent energy company engaged in the acquisition, exploration, development and production of oil and gas properties on private, state and federal land in the United States, primarily in the Permian Basin which includes the Midland Basin and Delaware Basin. The Company focuses on acquiring producing assets at a discount to market, increasing production and cash-flow through recompletion and re-entries, secondary recovery and lower risk infill drilling and development. Currently, the Company owns and operates 97 oil and gas wells across more than 11,700 net acres including 66 shut-in opportunities, 17 saltwater disposal wells and two water supply wells allowing for waterflood secondary recovery. Additionally, the Company holds royalty interests in 73 wells and five permitted wells across 3,800 acres within the Permian Basin.

The Company’s Common Shares are listed on the Canadian Securities Exchange (“CSE”) under the symbol “OIL”, and on the Frankfurt Stock Exchange under the symbol “75P”. There is currently a limited U.S. public market for the Company’s common shares, the stock price may be volatile or may decline regardless of our operating performance and holders may not be able to resell the Company’s common shares at or above their acquisition price. Due to our prior delinquency in filing our periodic reports, the Form 211 originally filed with, and cleared by, the Financial Industry Regulatory Authority (“FINRA”) pursuant to Rule 15c2-11 of the Exchange Act covering the Common Shares was revoked by FINRA. Consequently, until a new Form 211 is filed with, and cleared by FINRA, the Company’s common shares will not be eligible for proprietary broker-dealer quotations on the OTC Pink Sheets and all quotes in the Company’s common shares on the OTC Pink Sheets will only reflect unsolicited customer orders. Unsolicited-Only stocks have a higher risk of wider spreads, increased volatility, and price dislocations.

Key Activities

●	On October 23, 2023, the Company effected a 1-for-4 reverse split of the Company’s outstanding Common Shares.

●	On February 28, 2024, the Company announced the commencement of a private placement of convertible debenture units (the “Initial Units”) of the Company for gross proceeds of up to $20,000,000 (the “Original Private Placement”). Under the terms of the Original Private Placement, each Initial Unit consists of one convertible debenture (an “Initial Unit Debenture”) in the principal amount of $1,000 and one common share purchase warrant, that was to be exercisable for a period of five years from the date of issuance for one Common Share at an exercise price of $4.08 (the “Initial Unit Warrants”). The maturity date for the Initial Unit Debentures (the “Initial Unit Debenture Maturity Date”) was the earlier of: (i) one-year from the date of issuance or (ii) three-months from the date of issuance if the Company does not enter into a securities exchange, unit purchase or merger agreement with a third party to the reasonable satisfaction of a majority of the holders of Initial Unit Debentures. The Initial Unit Debentures bore simple interest at a rate of 10% per annum, payable on the Initial Unit Maturity Date or the date on which all or any portion of the Initial Unit Debenture is repaid, and had a conversion price of $3.40 per Common Share. Interest will be paid on the Initial Unit Debenture in cash or Common Shares at the holder’s option based on a conversion price of $3.40. The Initial Unit Debentures will rank senior to all other existing and future indebtedness of the Company and are secured by a general security agreement over certain assets of the Company.

●	On April 16, 2024, the Company announced the closing of the first tranche of the Original Private Placement consisting of 500 Units for gross proceeds of $500,000.

●	On May 1, 2024, the Company announced the appointment of Bradley Taillon as the President and Chief Executive Officer (“CEO”) of the Company, replacing. Mehran Ehsan, the former President and CEO of the Company, who continued to work with the Company as the Company’s Vice President of Business Development until August 30, 2024.

●	On May 29, 2024, the Company announced that it had applied to the BCSC for a partial revocation of the FFCTO. The Company also announced that all Initial Units previously issued and to be issued in future tranches under the Original Private Placement would consist of one Initial Unit Debenture and 294 Initial Unit Warrants. Pursuant to this amendment, the number of outstanding Initial Unit Warrants issued with the first tranche was increased from 500 to 147,000.

●	On June 18, 2024, the Company announced the closing of the second tranche of the Original Private Placement, consisting of 865 Initial Units for gross proceeds of $865,000. As a result, the Company issued an Initial Unit Debenture with a principal amount of $865,000 and 254,310 Initial Unit Warrants, exercisable for a period of five years at an exercise price of $4.08 per share. The second tranche was conducted pursuant to a partial revocation of the FFCTO which was issued by the BCSC on June 5, 2024. The Company used the proceeds of the second tranche to prepare and file all outstanding financial statements and continuous disclosure records, pay all outstanding related fees and penalties, pay certain outstanding amounts owing pursuant to summary judgments and to continue operations until it could apply for and receive a full revocation of the FFCTO.

●	On June 18, 2024, the Company announced the appointment of Brad Taillon, the Company’s President and Chief Executive Officer, as a director, and that each of Melissa Folz, Barry Whelan, James Perry Bryan and Mehran Ehsan had resigned from the Company’s Board of Directors for personal reasons. Subsequently, on June 26, 2024, the Company announced that each of John Lendrum, and Douglas Urch resigned from the Company’s Board of Directors for personal reasons and on August 27, 2024, the Company announced that Richard Little and Kevin Nanke had been appointed to serve as directors on the Company’s Board of Directors. These changes to the Company’s Board of Directors were a result of resignations by the then current directors for personal reasons, including the time commitment associated with serving as a director on the Company’s Board of Directors, and were not part of any strategic reconstitution and expansion initiative.

●	On August 29, 2024, the Company filed all required outstanding financial statements and continuous disclosure with the CSE.

●	On September 9, 2024, the Company announced the revocation of the FFCTO issued by the BCSC and the reinstatement of trading of its Common Shares on the CSE effective September 9, 2024. The Company also announced the termination of the Original Private Placement and the commencement of a new non-brokered private placement of units (the “Subsequent Units”) of the Company for gross proceeds of up to $18,635,000 (the “Subsequent Private Placement”) and on September 18, 2024, the Company announced a repricing of the Subsequent Private Placement. Under the terms of the Subsequent Private Placement, each Subsequent Unit consists of one convertible debenture (a “Subsequent Unit Debenture”) in the principal amount of $1,000 and originally included 245 common share purchase warrants but were subsequently repriced to include 523 common share purchase warrants (each, a “Subsequent Unit Warrant”). Each Subsequent Unit Warrant is exercisable for a period of five years from the date of issuance for one Common Share and originally had an exercise price of $4.90 per share, but was subsequently repriced so that the Subsequent Unit Warrants now have an exercise price of $1.91 per share. The Subsequent Debentures will mature one-year from the date of issuance. Upon issuance, the Subsequent Unit Debentures will rank senior to all other existing and future indebtedness of the Company and will be secured by a general security agreement over certain assets of the Company. The Subsequent Debentures originally bore simple interest at a rate of 15% per annum, but such interest rate was subsequently reduced to 10% per annum, payable on the maturity date or the date on which all or any portion of the Subsequent Debenture is repaid. Interest will be paid in cash or Common Shares at the holder’s option based on a conversion price of $1.91 per share (the conversion price was originally $4.08, but was subsequently reduced). As of the date of this prospectus, the Company has received subscription proceeds totaling $2,400,000.

●	On November 1, 2024, the Company closed the first tranche of the Subsequent Private Placement for gross proceeds of $4,276,389. As a result, the Company issued Subsequent Unit Debentures with an aggregate principal amount of $4,276,389 and 2,236,551 Subsequent Unit Warrants. Concurrently with the completion of the first tranche of the Subsequent Private Placement, the Company retired the outstanding Initial Unit Debentures, consisting of $1,365,000 in aggregate principal amount and $59,788 in accrued interest in exchange for the Subsequent Unit Debentures. The holders of the Original Unit Debentures also agreed to cancel a total of 401,310 Initial Unit Warrants.

●

On December 30, 2024, the Company announced the appointment of BaShara (Bo) Crystelle Boyd to serve on the Board effective December 23rd, 2024, and Richard Little as the Non-Executive Chairman of the Board

●	On January 13, 2025, the Company announced an agreement with a private oil and gas operator concerning assets owned by such operator in the Permian Basin. This arrangement grants Permex operating rights over 19 wells in the Permian Basin in exchange for a monthly operating fee of up to $75,000 per month based on production volumes and commodity prices.

Oil And Gas Properties

Breedlove “B” Clearfork Leases - Texas

In September 2021, the Company, through its wholly-owned subsidiary, Permex Petroleum US Corporation, acquired a 100% Working Interest and an 81.75% Net Revenue Interest in the Breedlove “B” Clearfork leases located in Martin County, Texas. The Breedlove “B” Clearfork properties situated in Martin County, Texas are over 12 contiguous sections for a total of 7,870.23 gross and 7,741.67 net acres, of which 98% is held by production in the core of the Permian Basin. There is a total of 27 vertical wells of which 12 are producers, 4 are saltwater disposal wells and 11 that are shut-in opportunities. The Company is currently evaluating a number of re-entry opportunities across this asset including production optimization of the producing wells as well as the 11 currently shut-in wells. These assets were shut-in in April 2024 due to financial constraints. In September 2024, Permex launched a workover program aimed at resuming production, repairing infrastructure, and evaluating additional production zones. Given the prolonged shut-in period, extensive workover operations and tubing replacements were necessary. As of December 31, 2024, all 12 previously producing wells had been brought back online, with an average gross production of 30.40 barrels of oil per day in December. Additionally, multiple tank batteries and the Company’s wholly owned Saltwater Disposal Infrastructure were fully operational, handling 100% of produced water from active wells. Permex also completed two up-hole completions using existing wellbores to enhance production from a new formation. While test results are ongoing, the Company remains confident in the potential of these completions.

In addition to the significant recompletion and re-entry opportunities across the existing wellbores, the Breedlove property includes substantial undeveloped opportunities and is the focus of the Company’s proved undeveloped reserves development program, pending sufficient and successful capital raising efforts by the Company.

Pittcock Leases - Texas

The Pittcock Leases are situated in Stonewall County. Stonewall County is in Northwest Texas, in the central part of the North Central Plains and consists of the Pittcock North property, the Pittcock South property and the Windy Jones Property. It is bounded on the north by King County, on the east by Haskell County, on the south by Fisher and Jones Counties, and on the west by Kent County. The Pittcock North property covers 320 acres held by production. There are currently eleven shut-in wells, two saltwater disposal wells, and a water supply well. The Company holds a 100% working interest in the Pittcock North Property and an 81.25% net revenue interest. The Pittcock South property covers 498 acres in four tracts. There are currently 19 shut-in wells and two saltwater disposal wells. The Company holds a 100% working interest in the lease and a 71.90% net revenue interest. The Windy Jones Property consists of 40 acres and includes two injection wells and two suspended oil wells. The sole purpose of the Windy Jones property is to provide waterflood assistance to the offset wells being the Pittcock wells located east boundary of the Windy Jones Property. The Company holds a 100% working interest in the Windy Jones Property and a 78.9% net revenue interest. These assets became shut-in commencing in October 2023 due to the Company having insufficient funds to operate them and remain shut-in until the Company is able to acquire sufficient funds to restart these assets.

Mary Bullard Property - Texas

The Company acquired the Mary Bullard Property in August 2017 for a cash consideration of approximately $50,000. The Mary Bullard Property is located in Stonewall County, about 5½ miles southwest of Aspermont, Texas. It is bounded on the north by King County, on the east by Haskell County, on the south by Fisher and Jones Counties, and on the west by Kent County. The asset is situated on the Eastern Shelf of the Midland Basin in the central part of the North Central Plains. The Mary Bullard Property covers 241 acres held by production and is productive in the Clearfork formation at a depth of approximately 3,200 feet. There are currently five shut-in wells, and two water injection wells. The Company holds a 100% working interest in the Mary Bullard Property and a 78.625% net revenue interest. These assets were shut-in in December 2023 and remain shut in pending successful capital raising of the Company.

West Henshaw Property - New Mexico

The West Henshaw Property is located in Eddy County, New Mexico, 12 miles northeast of Loco Hills in the Delaware Basin. Eddy County is in Southeast New Mexico. It is bounded by Chaves County to the north, Otero County to the east, Loving County, Texas to the south, and Lea County to the west. The West Henshaw Property covers 1,880 acres held by production. There are nine shut-in wells and four saltwater disposal wells. The Company holds a 100% working interest in the West Henshaw Property and a 72% net revenue interest. Throughout 2023, the Company completed a number of re-entry and basic workover efforts to try and establish more steady production from the West Henshaw assets. These assets were shut-in in March 2024 due to financial constraints and remain shut in pending successful capital raising of the Company.

Oxy Yates Property - New Mexico

The Oxy Yates Property is located in Eddy County, approximately eight miles north of Carlsbad, New Mexico in the Delaware Basin. It is bounded by Chaves County to the north, Otero County to the east, Loving County, Texas to the south, and Lea County to the west. The Oxy Yates Property covers 680 acres held by production. There are ten shut-in wells. The Yates formation is located at an average depth of 1,200 feet and overlies the Seven River formation and underlies the Tansill formation. The Company holds a 100% working interest in the Oxy Yates Property and a 77% net revenue interest. These assets were shut-in in March 2024 due to financial constraints and remain shut in pending successful capital raising of the Company.

Royalty Interest Properties

The Company holds royalty interests in 73 producing oil and gas wells located in Texas and New Mexico.

Conversion of Undeveloped Acreage

The Company’s process for converting undeveloped acreage to developed acreage is tied to whether there is any drilling being conducted on the acreage in question. Management expects to restart its drilling and development program in the first quarter of 2025, subject to receipt of additional funding.

An aggregate of 1,186 MBO and 858 MMCF, of the Company’s proved undeveloped reserves as of September 30, 2024, are part of a development plan that has been adopted by management that calls for these undeveloped reserves to be drilled within the next five years, thus resulting in the conversion of such proved undeveloped reserves to developed status within five years of initial disclosure at September 30, 2024. Management currently anticipates spending approximately $6 million in capital expenditures towards developing the Company’s proved undeveloped reserves during the 2025 fiscal year, subject to the Company acquiring the necessary financing.

Financing of Proved and Probable Undeveloped Reserves

The Company currently estimates that the total cost to develop the Company’s proved undeveloped reserves of 1,186.7 MBbl of oil and 858.6 MMcf of natural gas as of September 30, 2024 is $15,620,000. The Company expects to finance these capital costs through a combination of current cash on hand, debt financing through a line of credit or similar debt instrument, one or more offerings of debt or equity, and from cash generated from estimated revenues from sales of oil and natural gas produced at the Company’s wells.

The Company currently estimates that the total cost to develop the Company’s probable undeveloped reserves of 12,212.7 MBbl of oil and 15,427.2 MMcf of natural gas as of September 30, 2024 is $134,328,500. The Company expects to finance these capital costs through a combination of joint ventures, farm-in agreements, direct participation programs, one or more offerings of equity, a debt offering or entering into a line of credit, and from cash generated from estimated revenues from sales of oil and natural gas produced at the Company’s wells.

Drilling Activities

The Company drilled one well during the last three fiscal years. As at September 30, 2024, the Company had 78 gross wells and 5 net productive wells. The Company’s gross developed acreage totaled 5,177 and net developed acreage totaled 3,942 with the following property breakdown:

Property	Gross Developed Acreage	Net Developed Acreage	Gross Productive Wells	Net Productive Wells
Pittcock	818	664.63	0	0
Henshaw	1,880	1,353.60	0	0
Oxy Yates	680	489.60	0	0
Bullard	241	187.98	0	0
Breedlove	1,558	1,246.40	5	4.00
Royalty Interest Properties	—	—	73	0.01

The Company has 6,000 gross undeveloped acres and 4,800 net undeveloped acres. All of the Company’s undeveloped acreage is on the Company’s Breedlove property.

The Company’s leases are nearly entirely held by production in perpetuity. If a field/lease is undeveloped it typically has a 2, 3 or 5 year term of expiry. The Company has over 340 leases covering undeveloped acreage and less than 5% of these leases have an active expiry date that is less than two years from the date of the Company’s Annual Report on Form 10-K for the year ended September 30, 2024.

Selected Annual Information

The following table sets out selected financial information for the Company which has been derived from the Company’s audited financial statements for the fiscal years ended September 30, 2024, 2023 and 2022.

	Fiscal 2024 ($)	Fiscal 2023 ($)	Fiscal 2022 ($)
Revenues	116,033	688,827	878,459
Net loss	(3,989,276)	(4,483,195)	(2,714,616)
Net loss per share - basic and diluted	(7.23)	(8.81)	(7.04)
Total assets	12,061,223	10,941,747	12,567,558
Total non-current liabilities	392,977	341,623	400,594
Dividends	-	-	-

Factors That Affect the Comparability of the Annual Financial Data Disclosed Above

Net losses for the years ended September 30, 2024 and 2023 were mainly attributable to operating expenses (2024 - $3,034,410, 2023 - $4,668,466, 2022 - $3,783,122) and other income (2024 - $1,070,899, 2023 - $39,678, 2022 - $193,047), partially offset by revenue from oil and gas sales and royalty income (2024 - $116,033, 2023 - $688,827, 2022 - $878,459). The decrease in total assets during fiscal 2023 was mainly due to cash used for operating expenses. The increase in total assets in fiscal 2024 resulted from cash raised through debt financings. Changes in non-current liabilities were mainly driven by decreases in lease liability and change in estimates in asset retirement obligations.

Results of Operations

Sales and Production

The average sales prices of the Company’s oil and gas products sold in the fiscal years ended September 30, 2024, 2023, and 2022 were $70.53/Boe, $71.45/Boe, and $89.14/Boe, respectively.

The Company’s net production quantities by final product sold in the fiscal years ended September 30, 2024, 2023, and 2022, were 1,963.82 Boe, 12,979.36 Boe, and 12,597.45 Boe, respectively.

The Company’s average production costs per unit for the fiscal years ended September 30, 2024, 2023, and 2022, were $100.02/Boe, $67.76/Boe, and $65.82/Boe, respectively.

The breakdown of production and prices between oil/condensate and natural gas was as follows:

Net Production Volumes	Fiscal Year Ended September 30, 2024	Fiscal Year Ended September 30, 2023	Fiscal Year Ended September 30, 2022
Oil/Condensate (Bbl)	1,964	11,729	10,670
Natural Gas (Mcf)	-	7,500	11,567

Average Sales Price	Fiscal Year Ended September 30, 2024	Fiscal Year Ended September 30, 2023	Fiscal Year Ended September 30, 2022
Oil/Condensate ($/Bbl)	70.53	76.17	96.18
Natural Gas ($/Mcf)	-	4.53	8.36

The breakdown of the Company’s production quantities by individual product type for each of the Company’s fields that contain 15% or more of the Company’s total proved reserves expressed on an oil-equivalent-barrels basis was as follows:

Breedlove

Net Production Volumes	Fiscal Year Ended September 30, 2024	Fiscal Year Ended September 30, 2023	Fiscal Year Ended September 30, 2022
Oil/Condensate (Bbl)	1,229	7,628	6,998
Natural Gas (Mcf)	-	6,362	11,567

Henshaw

Net Production Volumes	Fiscal Year Ended September 30, 2024	Fiscal Year Ended September 30, 2023	Fiscal Year Ended September 30, 2022
Oil/Condensate (Bbl)	735	3,098	2,189
Natural Gas (Mcf)	-	1,138	-

Pittcock & Mary Bullard

Net Production Volumes	Fiscal Year Ended September 30, 2024	Fiscal Year Ended September 30, 2023	Fiscal Year Ended September 30, 2022
Oil/Condensate (Bbl)	-	1,003	1,483
Natural Gas (Mcf)	-	-	-

During the year ended September 30, 2024, the Company reported a net loss of $3,989,276 compared to a net loss of $4,483,195 for the year ended September 30, 2023. The reduction in net loss for fiscal 2024 compared to fiscal 2023 was mainly attributable to operating expenses of $3,135,281 in fiscal 2024 compared to operating expenses of $4,672,137 in the previous fiscal year, and other expenses of $970,028, compared to other income of $39,678 in fiscal 2023, being partially offset by revenue from oil and gas sales and royalty income totaling $116,033 in fiscal 2024, compared to $688,827 in fiscal 2023. Other expense for fiscal 2024 mainly consisted of a non-cash loss on debt extinguishment of $495,051 (2023 - $nil), due to the modification in the number of outstanding share purchase warrants in fiscal 2024, and interest and debt expenses of $483,110 (2023 - $4,259) associated with the issuance of the Initial United Debentures. Of this amount, $430,834 represents a non-cash debt discount and $50,004 is accrued interest.

The Company reported oil and gas sales revenue of $100,220 in fiscal 2024 compared to $665,623 in fiscal 2023. Net oil-equivalent production by final product sold averaged 5.38 barrels per day in fiscal 2024, down from 35.56 barrels per day in fiscal 2023. The Company faced significant financial constraints during the fiscal year ended September 30,2024, which limited available funds for field operations. Production across all fields was reduced in the early months of the fiscal year before all fields were shut down in February 2024 for nearly eight months until September 2024, when the Company began bringing the Breedlove field back online.

Lease operating expenses for fiscal 2024 totaled $196,428 compared to $879,471 in fiscal 2023. The decrease was primarily attributed to reduced production in the current year. Lease operating expenses exceeded oil and gas sales revenues mainly due to significant maintenance expenses on the West Henshaw wells.

General and Administrative Expenses

	2024	2023

Accounting and audit	$433,719	$849,783
Consulting	399,957	190,102
Filing and transfer agent	60,155	76,951
Insurance	173,835	230,706
Investor relations	93,844	283,650
Legal fees	668,881	758,367
Marketing and promotion	63,287	426,111
Office and miscellaneous	147,107	215,260
Rent	118,448	157,960
Salaries and benefits	712,841	440,996
Share-based payments	-	318
Travel	32,020	169,519
Gain on settlement of trade payables	(185,119)	(263,605)
	$2,718,975	$3,536,118

General and administrative expenses for the year ended September 30, 2024 were $2,718,975, compared to $3,536,118 in fiscal 2023. The reduction was mainly due to decreased property development and corporate activities during the current year, as management scaled back operations in response to tighter financial constraints. Key variances from the prior year include:

●	Accounting and audit fees of $433,719 in fiscal 2024, down from $849,783 in fiscal 2023. The decrease largely reflects reduced overall activities. A substantial portion of the fees in the current year was related to regulatory compliance work associated with the proposed U.S. uplisting in November 2023.

●	Consulting fees of $399,957 in fiscal 2024, up significantly from $190,102 in the prior year. The increase was primarily due to the engagement of three consultants in the current year for merger and acquisition activities, financing, and corporate legal matters. The Company also retained contract consultants for geological, project management, and corporate consulting work.

●	Investor relation of $93,844 in fiscal 2024 decreased from $283,650 in fiscal 2023. The Company limited investor relations activities to a minimum in fiscal 2024 due to financial constraints.

●	Legal fees of $668,881 in fiscal 2024, down from $758,367 in previous fiscal year. The legal fees in fiscal 2024 mainly related to the regulatory work associated with the Company’s proposed uplisting to the NASDAQ in November 2023 as well as compliance with the disclosure requirements under the Exchange Act.

●	Marketing and promotion expenses of $63,287 in the current year, a significant increase from $426,111 in the prior year. This reduction was due to the Company scaling back marketing and promotion activities in fiscal 2024.

●	Salaries and benefits expenses of $712,841 in fiscal 2024, a significant increase from $440,996 in fiscal 2023. Of this amount, $661,707 was for management salaries and benefits, an increase from $349,527 in the prior year due to the appointment of a new Chief Executive Officer in April 2024, with an annual salary of $250,000 and a one-time signing bonus of $50,000. Management salaries also included $180,155 in severance payments to the Company’s former Chief Executive Officer. Administrative salaries decreased to $51,134 in fiscal 2024, from $91,469 in the prior year.

Sales and Production

The average sales prices of the Company’s oil and gas products sold in the three months ended December 31, 2024 and 2023, and the fiscal year ended September 30, 2024 were $65.93/Boe, $71.82/Boe, and $70.53/Boe, respectively.

The Company’s net production quantities by final product sold in the three months ended December 31, 2024 and 2023, and the fiscal year ended September 30, 2024 were 2,450.92 Boe, 919.94 Boe, and 1,963.82 Boe, respectively.

The Company’s average production costs per unit for the three months ended December 31, 2024 and 2023, and the fiscal year ended September 30, 2024, were $174.74/Boe, $99.39/Boe, and $100.02/Boe, respectively.

The breakdown of production and prices between oil/condensate and natural gas was as follows:

Net Production Volumes	Three Months Ended December 31, 2024	Three Months Ended December 31, 2023	Fiscal Year Ended September 30, 2024
Oil/Condensate (Bbl)	2,451	920	1,964
Natural Gas (Mcf)	-	-	-

Average Sales Price	Three Months Ended December 31, 2024	Three Months Ended December 31, 2023	Fiscal Year Ended September 30, 2024
Oil/Condensate ($/Bbl)	65.93	71.82	70.53
Natural Gas ($/Mcf)	-	-	-

The breakdown of the Company’s production quantities by individual product type for each of the Company’s fields that contain 15% or more of the Company’s total proved reserves expressed on an oil-equivalent-barrels basis was as follows:

Breedlove

Net Production Volumes	Three Months Ended December 31, 2024	Three Months Ended December 31, 2023	Fiscal Year Ended September 30, 2024
Oil/Condensate (Bbl)	2,451	541	1,229
Natural Gas (Mcf)	-	-	-

Henshaw

Net Production Volumes	Three Months Ended December 31, 2024	Three Months Ended December 31, 2023	Fiscal Year Ended September 30, 2024
Oil/Condensate (Bbl)	-	379	735
Natural Gas (Mcf)	-	-	-

Pittcock & Mary Bullard

Net Production Volumes	Three Months Ended December 31, 2024	Three Months Ended December 31, 2023	Fiscal Year Ended September 30, 2024
Oil/Condensate (Bbl)	-	-	-
Natural Gas (Mcf)	-	-	-

Operating Results for the Three Months Ended December 31, 2024 and 2023

During the three months ended December 31, 2024, the Company reported a net loss of $1,828,721, compared to a net loss of $751,881 for the three months ended December 31, 2023. The net loss for the first quarter of the current fiscal year was mainly attributable to operating expenses of $1,576,277 compared to $806,294 in the corresponding quarter of the previous fiscal year, being partially offset by revenue from oil and gas sales and royalty income totaling $126,781 up from $53,115 in the same quarter of fiscal 2024.

The Company reported oil and gas sales revenue of $123,215 in the first quarter of the current fiscal year compared to $47,651 in the same quarter of the last fiscal year. This increase was largely due to the resumption of oil production at the Breedlove field. Net oil-equivalent production by final product sold in the three months ended December 31, 2024 averaged 26.64 barrels per day in the current quarter, compared to 10 barrels per day in the three months ended December 31, 2023.

The lease operating expense for the quarter ended December 31, 2024 was $428,268, compared to $91,435 for the quarter ended December 31, 2023. The increase in lease operating expense was attributed to higher production levels in the current quarter. Additionally, lease operating expenses significantly exceeded oil and gas sales revenue due to extensive workover and maintenance costs incurred to restart the Breedlove wells.

General and administrative expenses

	2024	2023

Accounting and audit	$262,360	$122,746
Consulting	238,187	33,207
Filing and transfer agent	32,587	18,694
Insurance	42,696	42,837
Investor relations	21,370	58,696
Legal fees	318,032	188,730
Marketing and promotion	16,674	23,170
Office and miscellaneous	47,717	49,353
Rent	6,006	36,501
Salaries and benefits	145,352	90,138
Stock-based compensation	135,237	-
Travel	8,306	19,611
	$1,274,524	$683,683

The general and administrative expenses for the three months ended December 31, 2024 were $1,274,524, a significant increase from $683,683 in the three months ended December 31, 2023. The increase was mainly due to increased property development and corporate activities during the current quarter. Specifically, the variance compared to the prior year’s quarter was mainly attributable to the following factors:

●	Accounting and audit fees of $262,360, up from $122,746 in the first quarter of the previous fiscal year. The increase was largely due to the delayed start of the 2024 quarterly review work and the costs associated with bringing the delinquent SEC filings up to date.

●	Consulting fees of $238,187 in the three months ended December 31, 2024, up significantly from $33,207 in the three months ended December 31, 2023. The increase was primarily due to the engagement of three consultants to support potential acquisition activities, financing efforts, and corporate legal matters. The Company also retained contract consultants for geological, project management, and corporate consulting work.

●	Legal fees of $318,032 in the three months ended December 31, 2024, up from $188,730 in the three months ended December 31, 2023. The fees were mainly related to the regulatory work associated with the Company’s financing, its proposed uplisting to a major U.S. exchange, as well as compliance with the disclosure requirements under the Exchange Act in the United States.

●	Salaries and benefits expenses of $145,352 in the three months ended December 31, 2024, compared to $90,138 in the three months ended December 31, 2023. The increase was primarily due to a $50,000 performance bonus paid pursuant to the Company’s Chief Executive Officer’s employment agreement.

●	Share-based compensation expenses of $135,237 were recognized in connection with the 65,000 stock options granted to the Company’s directors and consultants. This amount represents a non-cash charge, reflecting the estimated fair value of the stock options granted and vested during the period. The Company used the Black-Scholes option pricing model for the fair value calculation.

Update on Use of Proceeds

During the three months ended December 31, 2024, the Company completed a private placement of convertible debenture units for gross proceeds of $4,276,389, of which $2,250,000 was received as subscriptions as of September 30, 2024, and $1,424,788 was issued in exchange for the outstanding debentures comprising $1,365,000 in principal and $59,788 in accrued interest. The remaining proceeds of $2,851,601 were intended for potential acquisitions, drilling and development, and general working capital purposes. As of the date of this Report, the Company has spent $188,040 on property development, $16,383 on potential acquisitions, and approximately $2,250,000 on operating activities.

Liquidity and Capital Resources

As of September 30, 2024, the Company had a cash balance of $1,513,591, an increase of $1,430,855 from the cash balance of $82,736 on September 30, 2023. During the year ended September 30, 2024, cash used in operating activities was $2,285,918, primarily covering accounting, consulting, insurance, salary and general office expenses. The Company received $1,365,000 from debenture financings, $2,250,000 from debt financing subscriptions, $70,000 from reclamation deposit redemption, and $45,000 from a related party loan, while repaying $10,000 on a third-party loan.

As of December 31, 2024, the Company had a cash balance of $690,798, a decrease of $822,793 from the cash balance of $1,513,591 on September 30, 2024. During the three months ended December 31, 2024, the Company used $1,236,354 in operating activities, primarily for accounting, consulting, insurance, legal, salaries, and lease operating expenses. The Company received $601,601 in proceeds from debenture financing and spent $188,040 on its oil and gas property workovers.

The Company had a working capital deficiency of $5,857,870 as of September 30, 2024 compared to a working capital deficiency of $3,142,916 as of September 30, 2023. The Company will need substantial additional funding to pay the outstanding payables and bring the operated assets back to full production. This raises substantial doubt about the Company’s ability to continue as a going concern. The Company has decreased its activity to a minimal level to limit increases in the Company’s working capital deficiency. The Company has also limited its ongoing commitments and account demands going forward. Additionally, the Company is actively engaging with its trade partners to remedy its current working capital deficiency through all means available to it including but not limited to financing arrangements, payment plans, and principal reductions.

Management has budgeted approximately $3 million in operating expenses and $6.5 million in capital expenditures for the next 12 months, which the Company plans to finance principally from one or more equity or debt financings. The purpose of these funds will be to resume full field operations, reduce the working capital deficit, as well as invest in additional oil and gas production activities across the Company’s assets. The amount and timing of capital expenditures will depend on several factors including, but not limited to, the speed with which we are able to bring our wells to production, our ability to complete an equity financing or to secure a suitable line of credit, commodity prices, supply/demand considerations and attractive rates of return. There are no guarantees that we will be able to acquire the necessary funds to meet our budgeted capital expenditures, and any postponement of our planned development of our proved undeveloped reserves could materially affect our business, financial condition and results of operations.

Although the Company has budgeted investments of additional capital in the continued development of our oil and gas operations, the Company currently does not have any material commitments for capital expenditures. As of the date of this prospectus, the Company does not have sufficient working capital to meet its anticipated operating and capital requirements over the next 12 months. The Company intends to use the financing proceeds for general working capital and capital development of its oil and gas properties. The Company continues to monitor the current economic and financial market conditions and is actively evaluating its financing options.

Critical Accounting Estimates

The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Management evaluates these estimates and judgments on an ongoing basis and bases its estimates on experience, current and expected future conditions, third-party evaluations and various other assumptions that management believes are reasonable under the circumstances. Significant estimates have been used by management in conjunction with the following: (i) the fair value of assets when determining the existence of impairment factors and the amount of impairment, if any; (ii) the costs of site restoration when determining decommissioning liabilities; (iii) the useful lives of assets for the purposes of depletion and depreciation; (iv) petroleum and natural gas reserves; and (v) share-based payments. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from those estimates.

Oil and Natural Gas Reserves

Crude oil and natural gas reserves are estimates of future production that impact certain asset and expense accounts included in the consolidated financial statements. Proved reserves are the estimated quantities of oil and gas that geoscience and engineering data demonstrate with reasonable certainty to be economically producible in the future under existing economic conditions, operating methods and government regulations. Proved reserves include both developed and undeveloped volumes. Proved developed reserves represent volumes expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are volumes expected to be recovered from new wells on undrilled proved acreage, or from existing wells where a relatively major expenditure is required for recompletion. Variables impacting the Company’s estimated volumes of crude oil and natural gas reserves include field performance, available technology, commodity prices, and development, production and carbon costs.

The estimation of proved reserves is important to the consolidated statements of operations because the proved reserve estimate for a field serves as the denominator in the unit-of-production calculation of the depletion of the capitalized costs for that asset. If the estimates of proved reserves used in the unit-of-production calculations had been lower by 10 percent across all calculations, the depletion in the 2024 period would have increased by approximately $4,200.

Impairment

The Company tests long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Individual assets are grouped for impairment purposes at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets, generally on a field-by-field basis for oil and gas assets. Because there usually is a lack of quoted market prices for long-lived assets, the fair value of impaired assets is typically determined based on the present values of expected future cash flows using discount rates and prices believed to be consistent with those used by principal market participants. The expected future cash flows used for impairment reviews and related fair value calculations are based on estimated future production volumes, commodity prices, operating costs and capital decisions, considering all available evidence at the date of review. Differing assumptions could affect the timing and the amount of an impairment in any period.

Asset Retirement Obligations

The Company is subject to retirement obligations for certain assets. The fair values of these obligations are recorded as liabilities on a discounted basis, which is typically at the time the assets are installed. In the estimation of fair value, the Corporation uses assumptions and judgments regarding such factors as the existence of a legal obligation for an asset retirement obligation, technical assessments of the assets, estimated amounts and timing of settlements, discount rates, and inflation rates.

A sensitivity analysis of the ARO impact on earnings is not practicable, given the broad range of the company’s long-lived assets and the number of assumptions involved in the estimates. Favorable changes to some assumptions would have reduced estimated future obligations, thereby lowering accretion expense and amortization costs, whereas unfavorable changes would have the opposite effect.

JOBS Act

On April 5, 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We have chosen to take advantage of the extended transition periods available to emerging growth companies under the JOBS Act for complying with new or revised accounting standards until those standards would otherwise apply to private companies provided under the JOBS Act. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates for complying with new or revised accounting standards.

Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain of these exemptions, including, without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

BUSINESS

Overview

We are an independent energy company engaged in the acquisition, exploration, development and production of oil and natural gas properties on private, state and federal land in the United States, primarily in the Permian Basin region of West Texas and Southeast New Mexico which includes the Midland and Delaware Basins as well as the Central Basin Platform. We focus on acquiring producing assets at a discount to market, increasing production and cash-flow through recompletion and re-entries, secondary recovery and reducing risk through infill drilling and development. Overall, we own and operate 97 oil and gas wells across more than 11,700 net acres including 66 shut-in opportunities, 17 saltwater disposal wells and two water supply wells allowing for waterflood secondary recovery. Additionally, we hold royalty interests in 73 wells and five permitted wells across 3,800 acres within the Permian Basin.

Oil and Gas Properties

We hired MKM Engineering, who prepared for us an Appraisal of Certain Oil and Gas Interests owned by Permex Petroleum Corporation located in New Mexico and Texas as of September 30, 2024 (the “2024 Appraisal Report”) as well as an Appraisal of Certain Oil and Gas Interests owned by Permex Petroleum Corporation located in New Mexico and Texas as of September 30, 2023 (the “2023 Appraisal Report” and together with the 2024 Appraisal Report the “Appraisal Reports”). MKM Engineering is independent with respect to Permex Petroleum Corporation as provided in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. MKM Engineering’s estimates of the Company’s proved and probable reserves in each of the Appraisal Reports were prepared according to generally accepted petroleum engineering and evaluation principles, and each of the Appraisal Reports conform to SEC Pricing. The Appraisal Reports are each filed as an exhibit to the registration statement of which this prospectus forms a part.

The Appraisal Reports were each specifically prepared by Michele Mudrone, an employee of MKM Engineering, a registered Professional Engineer in the State of Texas, and a member of the Society of Petroleum Engineers. Ms. Mudrone graduated from the Colorado School of Mines with a Bachelor of Science degree in Petroleum Engineering in 1976 and has been employed in the petroleum industry and directly involved in reservoir engineering, petrophysical analysis, reservoir simulation and property evaluation since that time. Ms. Mudrone certified in each Appraisal Report that she did not receive, nor expects to receive, any direct or indirect interest in the holdings discussed in the report or in the securities of the Company. Because the Company’s current size, the Company does not have any technical person at the Company responsible for overseeing the preparation of the reserve estimates presented herein (or have any internal control policies pertaining to estimates of oil and gas reserves), and consequently, the Company relies exclusively on the Appraisal Reports in the preparation of the reserve estimates present in this prospectus.

Since all of the Company’s reserves are from conventional reservoirs, MKM Engineering assumed for the purposes of its appraisal reports that the technology to be used to develop the Company’s reserves would include horizontally drilled wells, fracturing, and acidizing.

The following tables show a summary of our reserves as of September 30, 2024 and September 30, 2023 which have been derived from the Appraisal Reports and conform to SEC Pricing.

Composite Proved Reserve Estimates and Economic Forecasts for the year ended September 30, 2024

	Proved		Proved Developed Producing	Proved Non-Producing	Proved Undeveloped
Net Reserves
Oil/Condensate	MBbl	1,695.4	46.4	462.3	1,186.7
Gas	MMcf	1,138.2	54.4	225.2	858.6
Revenue
Oil/Condensate	M$	133,265.3	3,642.4	36,020.7	93,602.2
Gas	M$	815.7	81.4	132.0	602.3
Severance and Ad Valorem Taxes	M$	10,020.0	267.8	3,036.0	6,716.2
Operating Expenses	M$	21,731.8	1,753.9	9,977.4	10,000.5
Investments	M$	17,496.5	255.0	1,621.5	15,620.0
Operating Income (BFIT)	M$	84,832.5	1,447.0	21,517.7	61,867.8
Discounted @ 10%	M$	36,137.4	907.7	11,258.8	23,970.9

Composite Proved Reserve Estimates and Economic Forecasts for the year ended September 30, 2023

	Proved		Proved Developed Producing	Proved Non-Producing	Proved Undeveloped
Net Reserves
Oil/Condensate	MBbl	2,636.8	372.2	654.9	1,609.7
Natural Gas	Mcf	2,042.4	241.2	524.1	1,277.1
Revenue
Oil/Condensate	M$	207,269.9	29,035.8	51,407.8	126,826.3
Natural Gas	M$	4,558.1	585.1	1,138.5	2,834.5
Severance and Ad Valorem Taxes	M$	15,674.3	2,601.4	3,770.8	9,302.1
Operating Expenses	M$	24,386.7	9,882.4	5,313.9	9,190.4
Investments	M$	17,241.5	806.9	724.6	15,710.0
Operating Income (BFIT)	M$	154,525.5	16,330.2	42,736.9	95,458.4
Discounted @ 10%	M$	74,000.6	8,510.2	25,158.9	40,331.5

Composite Probable Reserve Estimates and Economic Forecasts for the year ended September 30, 2024

	Probable		Probable Developed Producing	Probable Non-Producing	Probable Undeveloped
Net Reserves
Oil/Condensate	MBbl	12,306.5	-	93.8	12,212.7
Gas	MMcf	15,437.0	-	9.8	15,427.2
Revenue
Oil/Condensate	M$	965,699.9	-	7,259.7	958,440.2
Gas	M$	21,957.0	-	21.5	21,935.5
Severance and Ad Valorem Taxes	M$	51,196.1	-	531.8	50,664.3
Operating Expenses	M$	74,958.9	-	1,137.3	73,821.6
Investments	M$	134,328.5	-	-	134.328.5
Operating Income (BFIT)	M$	727,173.4	-	5,612.1	721,561.3
Discounted @ 10%	M$	192,718.9	-	2,161.2	190,557.7

Composite Probable Reserve Estimates and Economic Forecasts for the year ended September 30, 2023

	Probable		Probable Developed Producing	Probable Non-Producing	Probable Undeveloped
Net Reserves
Oil/Condensate	MBbl	9,443.2	2.0	150.8	9,290.4
Gas	Mcf	10,892.4	3.4	6.2	10,882.8
Revenue
Oil/Condensate	M$	738,808.9	150.6	11,660.7	726,997.6
Gas	M$	33,254.8	11.7	21.4	33,221.7
Severance and Ad Valorem Taxes	M$	55,231.2	19.8	832.3	54,379.1
Operating Expenses	M$	55,531.2	55.0	1,172.2	54,304.0
Investments	M$	134,428.5	—	—	134,428.5
Operating Income (BFIT)	M$	526,872.9	87.6	9,677.6	517,107.7
Discounted @ 10%	M$	122,796.7	37.3	4,026.0	118,733.4

Probable reserves are unproven reserves that geologic and engineering analyses suggest are more likely than not to be recoverable. They are not comparable to proved reserves and estimates of oil, condensate, and gas reserves and future net revenue should be regarded only as estimates that may change as further production history and additional information become available. Such reserve and revenue estimates are based on the information currently available, the interpretation of which is subject to uncertainties inherent in applying judgmental factors.

Conversion of Undeveloped Acreage

The Company’s process for converting undeveloped acreage to developed acreage is tied to whether there is any drilling being conducted on the acreage in question. Management expects to restart its drilling and development program in the first quarter of 2025, subject to receipt of additional funding.

An aggregate of 1,186 MBO and 858 MMCF, of the Company’s proved undeveloped reserves as of September 30, 2024, are part of a development plan that has been adopted by management that calls for these undeveloped reserves to be drilled within the next five years, thus resulting in the conversion of such proved undeveloped reserves to developed status within five years of initial disclosure at September 30, 2024. Management currently anticipates spending approximately $6 million in capital expenditures towards developing the Company’s proved undeveloped reserves during the 2025 fiscal year, subject to the Company acquiring the necessary financing.

Proved Undeveloped Reserves Additions

From September 30, 2023 to September 30, 2024, the Company had no proved undeveloped reserve additions. The specific changes to the Company’s proved undeveloped reserves from September 30, 2023 to September 30, 2024 were as follows:

	Breedlove	Pittcock & Mary Bullard	Henshaw	Royalty Wells	Total
Beginning balance at September 30, 2023 (MBoe)(1)	1,822.54	-	-	-	1,822.54
Production (MBoe)(1)	-	-	-	-	-
Revisions or reclassifications of previous estimates (MBoe)(1)	(500.8)	-	-	-	(500.8)
Improved Recovery (MBoe)(1)	-	-	-	-	-
Extensions and Discoveries (MBoe)(1)	-	-	-	-	-
Acquisitions/Purchases (MBoe)(1)	-	-	-	-	-
Sales (MBoe)(1)	-	-	-	-	-
Price Change (MBoe)	8.06	-	-	-	8.06
Ending balance as of September 30, 2024 (MBoe)(1)	1,329.8	-	-	-	1,329.8

(1)	Natural gas volumes have been converted to Boe based on energy content of six Mcf of gas to one Bbl of oil. Barrels of oil equivalence does not necessarily result in price equivalence. The price of natural gas on a barrel of oil equivalent basis is currently substantially lower than the corresponding price for oil and has been similarly lower for a number of years. For example, in the year ended September 30, 2024, the average prices of WTI (Cushing) oil and NYMEX Henry Hub natural gas were $78.64 per Bbl and $2.206 per Mcf, respectively, resulting in an oil-to-gas ratio of just under 36 to 1.

Financing of Proved and Probable Undeveloped Reserves

The Company currently estimates that the total cost to develop the Company’s proved undeveloped reserves of 1,186.7 MBbl of oil and 858.6 MMcf of natural gas as of September 30, 2024 is $15,620,000. The Company expects to finance these capital costs through a combination of current cash on hand, debt financing through a line of credit or similar debt instrument, one or more offerings of debt or equity, and from cash generated from estimated revenues from sales of oil and natural gas produced at the Company’s wells.

The Company currently estimates that the total cost to develop the Company’s probable undeveloped reserves of 12,212.7 MBbl of oil and 15,427.2 MMcf of natural gas as of September 30, 2024 is $134,328,500. The Company expects to finance these capital costs through a combination of joint ventures, farm-in agreements, direct participation programs, one or more offerings of equity, a debt offering or entering into a line of credit, and from cash generated from estimated revenues from sales of oil and natural gas produced at the Company’s wells.

Drilling Activities

The Company drilled one well during the last three fiscal years. As at September 30, 2024, the Company had 78 gross wells and 5 net productive wells. The Company’s gross developed acreage totaled 5,177 and net developed acreage totaled 3,942 with the following property breakdown:

Property	Gross Developed Acreage	Net Developed Acreage	Gross Productive Wells	Net Productive Wells
Pittcock	818	664.63	0	0
Henshaw	1,880	1,353.60	0	0
Oxy Yates	680	489.60	0	0
Bullard	241	187.98	0	0
Breedlove	1,558	1,246.40	5	4.00
Royalty Interest Properties	—	—	73	0.01

The Company has 6,000 gross undeveloped acres and 4,800 net undeveloped acres. All of the Company’s undeveloped acreage is on the Company’s Breedlove property.

The Company’s leases are nearly entirely held by production in perpetuity. If a field/lease is undeveloped it typically has a 2, 3 or 5 year term of expiry. The Company has over 340 leases covering undeveloped acreage and less than 5% of these leases have an active expiry date that is less than two years from the date of this prospectus.

Sales and Production

The average sales prices of the Company’s oil and gas products sold in the fiscal years ended September 30, 2024, 2023, and 2022 were $70.53/Boe, $71.45/Boe, and $89.14/Boe, respectively.

The Company’s net production quantities by final product sold in the fiscal years ended September 30, 2024, 2023, and 2022, were 1,963.82 Boe, 12,979.36 Boe, and 12,597.45 Boe, respectively.

The Company’s average production costs per unit for the fiscal years ended September 30, 2024, 2023, and 2022, were $100.02/Boe, $67.76/Boe, and $65.82/Boe, respectively.

The breakdown of production and prices between oil/condensate and natural gas was as follows:

Net Production Volumes	Fiscal Year Ended September 30, 2024	Fiscal Year Ended September 30, 2023	Fiscal Year Ended September 30, 2022
Oil/Condensate (Bbl)	1,964	11,729	10,670
Natural Gas (Mcf)	-	7,500	11,567

Average Sales Price	Fiscal Year Ended September 30, 2024	Fiscal Year Ended September 30, 2023	Fiscal Year Ended September 30, 2022
Oil/Condensate ($/Bbl)	70.53	76.17	96.18
Natural Gas ($/Mcf)	-	4.53	8.36

The breakdown of our production quantities by individual product type for each of our fields that contain 15% or more of our total proved reserves expressed on an oil-equivalent-barrels basis was as follows:

Breedlove

Net Production Volumes	Fiscal Year Ended September 30, 2024	Fiscal Year Ended September 30, 2023	Fiscal Year Ended September 30, 2022
Oil/Condensate (Bbl)	1,229	7,628	6,998
Natural Gas (Mcf)	—	6,362	11,567

Henshaw

Net Production Volumes	Fiscal Year Ended September 30, 2024	Fiscal Year Ended September 30, 2023	Fiscal Year Ended September 30, 2022
Oil/Condensate (Bbl)	735	3,098	2,189
Natural Gas (Mcf)	—	1,138	—

Pittcock & Mary Bullard

Net Production Volumes	Fiscal Year Ended September 30, 2024	Fiscal Year Ended September 30, 2023	Fiscal Year Ended September 30, 2022
Oil/Condensate (Bbl)	—	1,003	1,483
Natural Gas (Mcf)	—	—	—

Texas Properties

Breedlove “B” Clearfork Leases

In September 2021, the Company, through its wholly-owned subsidiary, Permex Petroleum US Corporation, acquired a 100% Working Interest and an 81.75% Net Revenue Interest in the Breedlove “B” Clearfork leases located in Martin County, Texas. The Breedlove “B” Clearfork properties situated in Martin County, Texas are over 12 contiguous sections for a total of 7,870.23 gross and 7,741.67 net acres, of which 98% is held by production in the core of the Permian Basin. There is a total of 27 vertical wells of which 12 are producers, 4 are saltwater disposal wells and 11 that are shut-in opportunities. The Company is currently evaluating a number of re-entry opportunities across this asset including production optimization of the producing wells as well as the 11 currently shut-in wells. These assets were shut-in in April 2024 due to financial constraints. In September 2024, Permex launched a workover program aimed at resuming production, repairing infrastructure, and evaluating additional production zones. Given the prolonged shut-in period, extensive workover operations and tubing replacements were necessary. As of December 31, 2024, all 12 previously producing wells had been brought back online, with an average gross production of 30.40 barrels of oil per day in December. Additionally, multiple tank batteries and the Company’s wholly owned Saltwater Disposal Infrastructure were fully operational, handling 100% of produced water from active wells. Permex also completed two up-hole completions using existing wellbores to enhance production from a new formation. While test results are ongoing, the Company remains confident in the potential of these completions.

In addition to the significant recompletion and re-entry opportunities across the existing wellbores, the Breedlove property includes substantial undeveloped opportunities and is the focus of the Company’s proved undeveloped reserves development program, pending sufficient and successful capital raising efforts by the Company.

Pittcock Leases

The Pittcock Leases are situated in Stonewall County. Stonewall County is in Northwest Texas, in the central part of the North Central Plains and consists of the Pittcock North property, the Pittcock South property and the Windy Jones Property. It is bounded on the north by King County, on the east by Haskell County, on the south by Fisher and Jones Counties, and on the west by Kent County. The Pittcock North property covers 320 acres held by production. There are currently ten shut-in wells, two saltwater disposal wells, and a water supply well. The Company holds a 100% working interest in the Pittcock North Property and an 81.25% net revenue interest. The Pittcock South property covers 498 acres in four tracts. There are currently 19 shut-in wells and two saltwater disposal wells. We hold a 100% working interest in the lease and a 71.90% net revenue interest. The Windy Jones Property consists of 40 acres and includes two injection wells and two suspended oil wells. The sole purpose of the Windy Jones property is to provide waterflood to the offset wells being the Pittcock wells located east boundary of the Windy Jones Property. We hold a 100% working interest in the Windy Jones Property and a 78.9% net revenue interest. These assets became shut-in commencing in October 2023 due to the Company having insufficient funds to operate them and remain shut-in pending successful capital raising of the Company is able to acquire sufficient funds to restart these assets.

Mary Bullard Property

The Company acquired the Mary Bullard Property in August 2017 for a cash consideration of approximately $50,000. The Mary Bullard Property is located in Stonewall County, about 5½ miles south west of Aspermont, Texas. It is bounded on the north by King County, on the east by Haskell County, on the south by Fisher and Jones Counties, and on the west by Kent County. The asset is situated on the Eastern Shelf of the Midland Basin in the central part of the North Central Plains. The Mary Bullard Property covers 241 acres held by production and is productive in the Clearfork formation at a depth of approximately 3,200 feet. There are currently five shut-in wells, and two water injection wells. The Company holds a 100% working interest in the Mary Bullard Property and a 78.625% net revenue interest. These assets were shut-in in December 2023 and remain shut in pending successful capital raising of the Company.

New Mexico Properties

In December 2017, Permex Petroleum US Corporation, our wholly-owned subsidiary, acquired the West Henshaw Property and the Oxy Yates Property for $170,000 from PPC. An additional $95,000 was transferred by us to PPC to purchase reclamation bonds in connection with the future operation of the properties.

West Henshaw Property

The West Henshaw Property is located in Eddy County, New Mexico, 12 miles northeast of Loco Hills in the Delaware Basin. Eddy County is in Southeast New Mexico. It is bounded by Chaves County to the north, Otero County to the east, Loving County, Texas to the south, and Lea County to the west. The West Henshaw Property covers 1,880 acres held by production. There are nine shut-in wells and four saltwater disposal wells. We hold a 100% working interest in the West Henshaw Property and a 72% net revenue interest.

Throughout 2023, the Company completed a number of re-entry and basic workover efforts to try and establish more steady production from the West Henshaw assets. These assets were shut-in in March 2024 due to financial constraints and remain shut in pending successful capital raising of the Company.

Oxy Yates Property

The Oxy Yates Property is located in Eddy County, approximately eight miles north of Carlsbad, New Mexico in the Delaware Basin. It is bounded by Chaves County to the north, Otero County to the east, Loving County, Texas to the south, and Lea County to the west. The Oxy Yates Property covers 680 acres held by production. There are ten shut-in wells. The Yates formation is located at an average depth of 1,200 feet and overlies the Seven River formation and underlies the Tansill formation. We hold a 100% working interest in the Oxy Yates Property and a 77% net revenue interest. These assets were shut-in in March 2024 due to financial constraints and remain shut in pending successful capital raising of the Company.

Royalty Interest Properties

We own royalty interests in 73 producing oil and gas wells located in Texas and New Mexico.

Central Basin Platform
Yates
Grayburg
San Andres
Clearfork
Wichita - Albany
Delaware Basin
Midland Basin
Bone Spring
Wolfcamp
Wolfberry

Business Strategy

The principal elements of our business strategy include the following:

●	Grow production and reserves in a capital efficient manner using internally generated levered free cash flow. We intend to allocate capital in a disciplined manner to projects that we anticipate will produce predictable and attractive rates of return. We plan to direct capital to our oil-oriented and reduced-risk development opportunities while focusing on driving cost efficiencies across our asset base with the primary objective of internally funding our capital budget and growth plan. We may also use our capital flexibility to pursue value-enhancing, bolt-on acquisitions to opportunistically improve our positions in existing basins.

●	Maximize ultimate hydrocarbon recovery from our assets by optimizing drilling, completion and production techniques and investigating deeper reservoirs and areas beyond our known productive areas. While we intend to utilize proven techniques and technologies, we will also continuously seek efficiencies in our drilling, completion and production techniques in order to optimize ultimate resource recoveries, rates of return and cash flows. We will explore innovative EOR techniques to unlock additional value and have allocated capital towards next generation technologies. For example, we have already completed extensive waterflood EOR studies in Pittcock North and Pittcock South. Through these studies, we will seek to expand our development beyond our known productive areas in order to add probable and possible reserves to our inventory at attractive all-in costs as of the time of our studies.

●	Pursue operational excellence with a sense of urgency. We plan to deliver low cost, consistent, timely and efficient execution of our drilling campaigns, work programs and operations. We intend to execute our operations in a safe and environmentally responsible manner, focus on reducing our emissions, apply advanced technologies, and continuously seek ways to reduce our operating cash costs on a per barrel basis.

●	Pursue strategic acquisitions that maintain or reduce our break-even costs. We intend to actively pursue accretive acquisitions, mergers and dispositions that are intended to improve our margins, returns, and break-even costs of our investment portfolio. Financial strategies associated with these efforts will focus on delivering competitive adjusted per share returns.

Industry Operating Environment

The oil and natural gas industry is a global market impacted by many factors, such as government regulations, particularly in the areas of taxation, energy, climate change and the environment, political and social developments in the Middle East, demand in Asian and European markets, and the extent to which members of The Organization of Petroleum Exporting Countries and other oil exporting nations manage oil supply through export quotas. Natural gas prices are generally determined by North American supply and demand and are also affected by imports and exports of liquefied natural gas. Weather also has a significant impact on demand for natural gas since it is a primary heating source, and a major fuel for electric generation to power air conditioning.

Oil and natural gas prices have been, and we expect may continue to be, volatile. Lower oil and gas prices not only decrease our revenues, but an extended decline in oil or gas prices may affect planned capital expenditures and the oil and natural gas reserves that we can economically produce. While lower commodity prices may reduce our future net cash flow from operations, we expect to have sufficient liquidity to continue development of our oil and gas properties.

Development

We believe that there is significant value to be created by drilling the identified undeveloped opportunities on our properties in conjunction with the stimulation and rework of our shut-in wells. While our near-term plans are focused towards drilling wells on our existing acreage to develop the potential contained therein, our long-term plans also include continuing to evaluate acquisition and leasing opportunities that can earn attractive rates of return on capital employed.

Competition

The oil and natural gas industry is intensely competitive and we compete with numerous other oil and natural gas exploration and production companies, many of which have substantially larger technical teams and greater financial and operational resources than we do and may be able to pay more for exploratory prospects and productive oil and natural gas properties. Many of these companies not only engage in the acquisition, exploration, development, and production of oil and gas reserves, but also have gathering, processing or refining operations, market refined products, provide, dispose of and transport fresh and produced water, own drilling rigs or production equipment, or generate electricity, all of which, individually or in the aggregate, could provide such companies with a competitive advantage. We also compete with other oil and gas companies in securing drilling rigs and other equipment and services necessary for the drilling, completion, and maintenance of wells, as well as for the gathering, transporting, and processing of oil, gas, natural gas liquids, and water. Consequently, we may face shortages, delays, or increased costs in securing these services from time to time. The oil and gas industry also faces competition from alternative fuel sources, including renewable energy sources such as solar and wind-generated energy, and other fossil fuels such as coal. Competitive conditions may also be affected by future energy, environmental, climate-related, financial, or other policies, legislation, and regulations. Our larger or integrated competitors may be better able to absorb the burden of existing, and any changes to federal, state, and local laws and regulations than we can, which would adversely affect our competitive position. Our ability to discover reserves and acquire additional properties in the future is dependent upon our ability and resources to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

Marketing and Customers

The market for oil and natural gas that will be produced from our properties depends on many factors, including the extent of domestic production and imports of oil and natural gas, the proximity and availability of capacity and rates and terms of service of pipelines and other transportation and storage facilities, demand for oil and natural gas, the marketing of competitive fuels and the effects of state and federal regulation. The oil and natural gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers.

Our oil production is being sold to Doarado Transportation LLC, Energy Transfer Partners and HollyFrontier at prices tied to West Texas Intermediate oil prices. Our natural gas production is being sold to DCP Operating Company LP under Henry Hub gas spot prices.

For the years ended September 30, 2024 and 2023, we had two significant customers that accounted for approximately 100% and 99%, respectively, of our total oil, and natural gas revenues. If we lost one or more of these significant purchasers and were unable to sell our production to other purchasers on terms we consider acceptable, it could materially and adversely affect our business, financial condition, results of operations and cash flows.

Title to Properties

Our oil and natural gas properties are subject to customary royalty and other interests, liens under indebtedness, liens incident to operating agreements, liens for current taxes and other burdens, including other mineral encumbrances and restrictions. We do not believe that any of these burdens materially interfere with the use of our properties or the operation of our business. We believe that we have satisfactory title to or rights in our producing properties. As is customary in the oil and gas industry, minimal investigation of title is made at the time of acquisition of undeveloped properties. In most cases, we investigate title only when we acquire producing properties or before commencement of drilling operations.

Seasonality

Winter weather conditions and lease stipulations can limit or temporarily halt the drilling and producing activities of our operating partners and other oil and natural gas operations. These constraints and the resulting shortages or high costs could delay or temporarily halt the operations of our operating partners and materially increase our operating and capital costs. Such seasonal anomalies can also pose challenges for meeting well drilling objectives and may increase competition for equipment, supplies and personnel during the spring and summer months, which could lead to shortages and increase costs or delay or temporarily halt our operating partners’ operations.

The demand and price for gas frequently increases during winter months and decreases during summer months. To lessen the impact of seasonal gas demand and price fluctuations, pipelines, utilities, local distribution companies, and industrial users regularly utilize gas storage facilities and forward purchase some of their anticipated winter requirements during the summer. However, increased summertime demand for electricity can divert gas that is traditionally placed into storage which, in turn, may increase the typical winter seasonal price. Seasonal anomalies, such as mild winters, or other unexpected impacts, such as the COVID-19 pandemic, sometimes lessen or exacerbate these fluctuations.

Principal Agreements Affecting Our Ordinary Business

We generally do not own physical real estate, but, instead, our acreage is primarily comprised of leasehold interests subject to the terms and provisions of lease agreements that provide us the right to participate in drilling and maintenance of wells in specific geographic areas. Lease arrangements that comprise our acreage positions are generally established using industry-standard terms that have been established and used in the oil and natural gas industry for many years. Many of our leases are or were acquired from other parties that obtained the original leasehold interest prior to our acquisition of the leasehold interest.

In general, our lease agreements stipulate three-to-five year terms. Bonuses and royalty rates are negotiated on a case-by-case basis consistent with industry standard pricing. Once a well is drilled and production established, the leased acreage in the applicable spacing unit is considered developed acreage and is held by production. Other locations within the drilling unit created for a well may also be drilled at any time with no time limit as long as the lease is held by production. Given the current pace of drilling in the areas of our operations, we do not believe lease expiration issues will materially affect our acreage position.

Governmental Regulation and Environmental Matters

Our operations are subject to various rules, regulations and limitations impacting the oil and natural gas exploration and production industry as whole.

Regulation of Oil and Natural Gas Production

Our oil and natural gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal, state, tribal and local authorities and agencies. For example, certain states require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and natural gas. Texas and New Mexico also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, and several states regulate the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the sourcing and disposal of water used in the process of drilling, completion and abandonment, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging and abandonment of such wells. Moreover, the U.S. presidential administration transition may have an impact on our operations, including the possibility of additional federal regulations limiting access to and production from federal lands. The effect of these regulations could be to limit the amount of oil and natural gas that registrant can produce from wells and to limit the number of wells or the locations at which drilling can occur. Moreover, many states impose a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids within their jurisdictions, and the current federal Administration has proposed increasing royalties payable for production on Federal land. Failure to comply with any such rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry may increase our cost of doing business and may affect our profitability. Because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws. Significant expenditures may be required to comply with governmental laws and regulations and may have a material adverse effect on our financial condition and results of operations. Additionally, currently unforeseen environmental incidents may occur or past non-compliance with environmental laws or regulations may be discovered. Therefore, we are unable to predict the future costs or impact of compliance. Additional proposals and proceedings that affect the oil and natural gas industry are regularly considered by Congress, the states, the Federal Energy Regulatory Commission (“FERC”), Pipeline and Hazardous Materials Safety Administration (“PHMSA”), U.S. Department of the Interior and the courts. We cannot predict when or whether any such proposals may become effective.

Regulation of Transportation of Oil

Sales of crude oil, condensate and natural gas liquids are not currently regulated and are made at negotiated prices. Nevertheless, Congress could reenact price controls in the future. Our sales of crude oil are affected by the availability, terms and cost of transportation. The transportation of oil by common carrier pipelines is also subject to rate and access regulation. The FERC regulates interstate oil pipeline transportation rates under the Interstate Commerce Act. Interstate oil pipeline rates may be cost-based, although settlement rates agreed to by all shippers are permitted and market-based rates may be permitted in certain circumstances. Effective January 1, 1995, the FERC implemented regulations establishing an indexing system (based on inflation) for transportation rates for oil pipelines that allows a pipeline to increase its rates annually up to a prescribed ceiling, without making a cost of service filing. Every five years, the FERC reviews the appropriateness of the index level in relation to changes in industry costs. On January 20, 2022, the FERC established a new price index for the five-year period which commenced on July 1, 2021. Oil pipelines may also seek market-based rates.

Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, we believe that the regulation of oil transportation rates will not affect our operations in any way that is of material difference from those of our competitors in the same state who are similarly situated.

Further, interstate and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, common carriers must offer service to all similarly situated shippers requesting service on the same terms and under the same rates. When oil pipelines operate at full capacity, access is generally governed by pro-rationing provisions set forth in the pipelines’ published tariffs. Accordingly, we believe that access to oil pipeline transportation services generally will be available to us to the same extent as to our similarly situated competitors.

Regulation of Transportation and Sales of Natural Gas

Historically, the transportation and sale for resale of natural gas in interstate commerce has been regulated by the FERC under the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and regulations issued under those statutes. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at market prices, Congress could reenact price controls in the future.

Onshore gathering services, which occur upstream of FERC jurisdictional transmission services, are regulated by the states. Although the FERC has set forth a general test for determining whether facilities perform a non-jurisdictional gathering function or a jurisdictional transmission function, the FERC’s determinations as to the classification of facilities is done on a case-by-case basis. State regulation of natural gas gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements. Although such regulation has not generally been affirmatively applied by state agencies, natural gas gathering may receive greater regulatory scrutiny in the future.

Intrastate natural gas transportation and facilities are also subject to regulation by state regulatory agencies, and certain transportation services provided by intrastate pipelines are also regulated by FERC. The basis for intrastate regulation of natural gas transportation and the degree of state regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, we believe that the regulation of similarly situated intrastate natural gas transportation in any state in which we operate and ship natural gas on an intrastate basis will not affect our operations in any way that is of material difference from those of our competitors in that state. Like the regulation of interstate transportation rates, the regulation of intrastate transportation rates affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas.

Environmental Matters

Our operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may:

●	require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities;
●	limit or prohibit construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and
●	impose substantial liabilities for pollution resulting from operations.

The permits required for our operations may be subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce their regulations, and violations are subject to fines or injunctions, or both. In the opinion of management, we are in compliance with current applicable environmental laws and regulations, and have no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on us, as well as the oil and natural gas industry in general.

The Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”) and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of “hazardous substances” found at such sites. It is not uncommon for the neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes govern the disposal of “solid waste” and “hazardous waste” and authorize the imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of “hazardous substance,” state laws affecting our operations may impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as “non-hazardous,” such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements. Recent regulation and litigation that has been brought against others in the industry under RCRA concern liability for earthquakes that were allegedly caused by injection of oil field wastes.

The Endangered Species Act (“ESA”) seeks to ensure that activities do not jeopardize endangered or threatened animal, fish and plant species, nor destroy or modify the critical habitat of such species. Under ESA, exploration and production operations, as well as actions by federal agencies, may not significantly impair or jeopardize the species or its habitat. ESA provides for criminal penalties for willful violations of ESA. Other statutes that provide protection to animal and plant species and that may apply to our operations include, but are not necessarily limited to, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act. Although we believe that our operations are in compliance with such statutes, any change in these statutes or any reclassification of a species as endangered could subject us (directly or indirectly through our operating partners) to significant expenses to modify our operations or could force discontinuation of certain operations altogether.

The Clean Air Act (“CAA”) controls air emissions from oil and natural gas production and natural gas processing operations, among other sources. CAA regulations include New Source Performance Standards (“NSPS”) for the oil and natural gas source category to address emissions of sulfur dioxide and VOCs and a separate set of emission standards to address hazardous air pollutants frequently associated with oil and natural gas production and processing activities.

Effective May 7, 2024, the EPA adopted the Final Methane Rule containing revisions and additions to the NSPS program rules. The Final Methane Rule could have a significant impact on the upstream and midstream oil and gas sectors. The Final Methane Rule formally reinstates emission limitations on methane, a greenhouse gas, for existing and modified facilities in the oil and gas sector. The Final Methane Rule regulates, for the first time under the NSPS program, existing oil and gas facilities. Specifically, the Final Methane Rule requires states to implement plans that meet or exceed federally established emission reduction guidelines for oil and natural gas facilities. The Final Methane Rule also requires, among other things, monitoring of small, high-polluting wells, tracking of “super-emitters”, inspection of abandoned wells until their closure, further reduction in flaring, and use of zero-emissions control equipment on hydrocarbon equipment. Several states and industry groups have filed suit before the D.C. Circuit challenging the EPA’s implementation of, and legal authority to issue, the Final Methane Rule. Texas et al. v. EPA et al., No. 24-1054 (D.C. Cir). On October 4, 2024, the U.S. Supreme Court denied applications for an immediate stay of the Final Methane Rule pending review by the D.C. Circuit Court of Appeals. Though the final outcome is uncertain, the rule, as written, establishes standards of performance for sources that commence construction, modification or reconstruction after March 8, 2024, and establishes emissions guidelines that will inform state plans to establish standards for existing sources.

On August 16, 2022, the IRA was signed into law. The IRA imposes an escalating charge on methane emissions from inter alia onshore petroleum and natural gas production, and natural gas processing, gathering, transmission, underground storage, and LNG storage/ import/export equipment. The charges apply only to facilities emitting 25,000 metric tons of CO2 annually The IRA also funds grants to facilities subject to the methane charge and “marginal conventional wells” to improve equipment and processes. The IRA also creates generous tax credits, benefitting even non-profit entities, that likely will create more supply and demand for alternative non-hydrocarbon energy which may diminish demand, or prices obtained, for natural gas and oil. These statutory provisions have been subject to legal challenge. The cumulative effect upon our business’ results of the IRA’s grants, charges, and incentives to non-hydrocarbon energy assets and fuels, is uncertain.

Additionally, various states and groups of states have adopted or are considering adopting legislation, regulations or other regulatory initiatives that are focused on such areas as greenhouse gas cap and trade programs, carbon taxes, reporting and tracking programs, and restriction of emissions. At the international level, there exists the United Nations-sponsored Paris Agreement, which is a non-binding agreement for nations to limit their greenhouse gas emissions through individually-determined reduction goals every five years after 2020. While the United States withdrew from the Paris Agreement effective November 4, 2020, President Biden recommitted the United States to the Paris Agreement on January 20, 2021.

These regulations and proposals and any other new regulations requiring the installation of more sophisticated pollution control equipment could have a material adverse impact on our business, results of operations and financial condition.

The Federal Water Pollution Control Act of 1972, or the Clean Water Act (the “CWA”), imposes restrictions and controls on the discharge of produced waters and other pollutants into waters of the United States (“WOTUS”). Permits must be obtained to discharge pollutants into state and federal waters and to conduct construction activities in waters and wetlands.

The CWA and certain state regulations prohibit the discharge of produced water, sand, drilling fluids, drill cuttings, sediment and certain other substances related to the oil and gas industry into certain coastal and offshore waters without an individual or general National Pollutant Discharge Elimination System discharge permit. In addition, the CWA and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. CWA jurisdiction depends on the definition of WOTUS. In August 2023, EPA and the Corps of Engineers issued a final rule to revise the definition of WOTUS, that expands CWA jurisdiction to include more features in areas where oil and gas operations are conducted and conforms the definition of WOTUS to recent U.S. Supreme Court precedent. The WOTUS rule is the subject of ongoing litigation. Some states also maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions. Costs may be associated with the treatment of wastewater and/or developing and implementing storm water pollution prevention plans.

The CAA, CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of oil and other pollutants and impose liability on parties responsible for those discharges, for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

In 2021, New Mexico implemented new standards mandating 98% of natural gas emissions be captured, and a prohibition on natural gas flaring to take effect in 2026. In addition, in 2022, New Mexico implemented restrictions, that are more stringent than federal rules, on emissions of volatile organic compounds and oxides of nitrogen, commonly occurring in connection with production of hydrocarbons. The State of New Mexico characterized the new rules as addressing outsized emissions from smaller, leak-prone wells.

The underground injection of oil and natural gas wastes are regulated by the Underground Injection Control program authorized by the Safe Drinking Water Act. The primary objective of injection well operating requirements is to ensure the mechanical integrity of the injection apparatus and to prevent migration of fluids from the injection zone into underground sources of drinking water. Substantially all of the oil and natural gas production in which we have interest is developed from unconventional sources that require hydraulic fracturing as part of the completion process. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into the formation to stimulate gas production. Legislation to amend the Safe Drinking Water Act to repeal the exemption for hydraulic fracturing from the definition of “underground injection” and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, were proposed in recent sessions of Congress. The U.S. Congress continues to consider legislation to amend the Safe Drinking Water Act to address hydraulic fracturing operations.

Scrutiny of hydraulic fracturing activities continues in other ways. The federal government is currently undertaking several studies of hydraulic fracturing’s potential impacts. Several states have also proposed or adopted legislative or regulatory restrictions on hydraulic fracturing. A number of municipalities in other states have enacted bans on hydraulic fracturing. We cannot predict whether any other legislation will ever be enacted and if so, what its provisions would be. If additional levels of regulation and permits were required through the adoption of new laws and regulations at the federal or state level, it could lead to delays, increased operating costs and process prohibitions that would materially adversely affect our revenue and results of operations.

The National Environmental Policy Act (“NEPA”) establishes a national environmental policy and goals for the protection, maintenance and enhancement of the environment and provides a process for implementing these goals within federal agencies. A major federal agency action having the potential to significantly impact the environment requires review under NEPA. In 2021, the Biden Administration proposed a rule to undue changes to NEPA enacted under the Trump Administration that had streamlined NEPA review. In April 2024, the White House Council on Environmental Quality (“CEQ”) finalized the revised NEPA rules. The changes emphasize the need to review federal actions for climate change and environmental justice impacts, among other factors. These changes, are likely to affect the assessment of projects ranging from oil and gas leasing to development on public and Indian lands.

Climate Change

Significant studies and research have been devoted to climate change, and climate change has developed into a major political issue in the United States and globally. Opponents of hydrocarbon production and consumption contend that greenhouse gas emissions contribute to climate change and pose a threat to the environment. Recent scientific research and political debate has focused in part on carbon dioxide and methane incidental to oil and natural gas exploration and production.

In the United States, no comprehensive federal climate change legislation has been implemented to date but the current administration has indicated willingness to pursue new climate change legislation, executive actions, rulemakings or other regulatory initiatives to limit GHG emissions. Interpretation/implementation of existing statutes and common law is evolving. These include rejoining the Paris Agreement treaty on climate change, several executive orders to address climate change, the U.S. Methane Emissions Reduction Action Plan, and a commitment to cut greenhouse gas emissions 50-52 percent of 2005 levels by 2030. Further, legislative and regulatory initiatives are underway to that purpose. The U.S. Congress has considered legislation that would control GHG emissions through a “cap and trade” program and several states have already implemented programs to reduce GHG emissions. The U.S. Supreme Court determined that GHG emissions fall within the CAA definition of an “air pollutant.” Recent litigation has held that if a source was subject to Prevention of Significant Deterioration or Title V based on emissions of conventional pollutants like sulfur dioxide, particulates, nitrogen dioxide, carbon monoxide, ozone or lead, then the EPA could also require the source to control GHG emissions and the source would have to install Best Available Control Technology to do so. As a result, a source may still have to control GHG emissions if it is an otherwise regulated source.

In March 2024, the SEC adopted final rules requiring disclosure of how climate-related risks are likely to materially impact publicly-traded enterprises’ finances, strategies and outlook and the impact of climate-related events upon a company’s consolidated financial statements’ line items. Companies must also identify “transition” strategies. Compliance with the rule is likely to increase our costs.

In 2014, Colorado was the first state in the nation to adopt rules to control methane emissions from oil and gas facilities. In 2016, the EPA revised and expanded NSPS to include final rules to curb emissions of methane, a greenhouse gas, from new, reconstructed and modified oil and gas sources. Previously, already existing NSPS regulated VOCs, and controlling VOCs also had the effect of controlling methane, because natural gas leaks emit both compounds. However, by explicitly regulating methane as a separate air pollutant, the 2016 regulations were a statutory predicate to propose regulating emissions from existing oil and gas facilities. In September 2020, EPA made technical and policy changes to the methane rules that limited the scope of the rules. In 2021, President Biden issued Executive Order 13990, Protecting Public Health and the Environment and Restoring Science to Tackle the Climate Crisis. In furtherance of this Executive Order, the EPA, in May 2024, adopted rules to regulate methane emissions from the oil and natural gas industry, including, for the first time, reductions from certain upstream and midstream existing oil and gas sources. These regulations also expanded controls to reduce methane emissions, such as enhancement of leak detection and repair provisions. The PHMSA and the Department of Interior continue to focus on regulatory initiatives to control methane emissions from upstream and midstream equipment. To the extent that these regulations or initiatives remain in place and to the extent that our third-party operating partners are required to further control methane emissions, such controls could impact our business.

In addition, some of our third-party operating partners are required to report their GHG emissions under CAA rules. Because regulation of GHG emissions continues to evolve, further regulatory, legislative and judicial developments are likely to occur. Such developments may affect how these GHG initiatives will impact us. Moreover, while the U.S. Supreme Court held in its 2011 decision American Electric Power Co. v. Connecticut that, with respect to claims concerning GHG emissions, the federal common law of nuisance was displaced by the CAA, the Court left open the question of whether tort claims against sources of GHG emissions alleging property damage may proceed under state common law. There thus remains litigation risk for such claims. Due to the uncertainties surrounding the regulation of and other risks associated with GHG emissions, we cannot predict the financial impact of related developments on us.

The FERC has issued draft policy statements articulating how it will quantify natural GHG emissions, departing from past practices, but has not taken action to finalize such policy statements to date.

Legislation or regulations that may be adopted to address climate change could also affect the markets for our products by making our products more or less desirable than competing sources of energy. To the extent that our products are competing with higher GHG emitting energy sources, our products would become more desirable in the market with more stringent limitations on GHG emissions. To the extent that our products are competing with lower GHG emitting energy sources such as solar and wind, our products would become less desirable in the market with more stringent limitations on GHG emissions. We cannot predict with any certainty at this time how these possibilities may affect our operations.

Depending on the outcome of future carbon emission rulemakings under the CAA targeting new and existing power plants, and demand for hydrocarbons may be reduced. In addition, we anticipate that such regulations will be challenged in federal court prior to their implementation. Depending on the outcome of such judicial review, the hydrocarbon production industry may face alternative efforts from private parties seeking to establish alternative GHG emission limitations from power plants. Alternative GHG emission limitations may arise from litigation under either federal or state common laws or citizen suit provisions of federal environmental statutes that attempt to force federal agency rulemaking or imposing emission limitations. Such lawsuits may also see damages from harm alleged to have resulted from GHG emissions.

Physical and Operational Risks. Weather extremes such as drought and high temperature variations are common occurrences in the southwest United States. Large increases in ambient temperatures could require evaluation of certain materials used within its system and may represent a greater challenge. As part of conducting our business, we recognize that the southwestern United States is particularly susceptible to the risks posed by climate change, which over time is projected to exacerbate high temperature extremes and prolong drought in the area. Texas has recently experienced extended droughts. Prolonged and extreme drought conditions can also affect our long-term ability to access water resources. Reductions in the availability of water for injections could negatively impact our financial condition, results of operations or cash flows.

Effects of Energy Conservation Measures and Distributed Energy Resources. Some state legislatures and agencies have established rules regarding energy efficiency that mandate energy savings requirements which in turn will impact the demand for electricity.

In addition to these rules and requirements, energy efficiency technologies and distributed energy resources continue to evolve, which may have similar impacts on demand for electricity. Reduced demand due to these energy efficiency requirements, distributed energy requirements and other emerging technologies, could have a material adverse impact on the financial condition results of operations and cash flow of our indirect customers.

Operational Hazards and Insurance

The oil and natural gas business involves a variety of operating risks, including the risk of fire, explosions, well blow-outs, pipe failures, industrial accidents, and, in some cases, abnormally high pressure formations which could lead to environmental hazards such as oil releases, chemical releases, natural gas leaks and the discharge of toxic gases. Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to us, for example, as a result of damage to our property or equipment or injury to our personnel. These operational risks could also result in the spill or release of hazardous materials such as drilling fluids or other chemicals, which may result in pollution, natural resource damages, or other environmental damage and necessitate investigation and remediation costs. As a result, we could be subject to liability under environmental law or common law theories. In addition, these operational risks could result in the suspension or delay of our operations, which could have significant adverse consequences on our business.

In accordance with customary industry practices, we maintain insurance against some, but not all, of the operating risks to which our business is exposed. We cannot provide assurance that any insurance we obtain will be adequate to cover our losses or liabilities. Pollution and environmental risks generally are not fully insurable. Under certain circumstances, we may be liable for environmental damage caused by previous owners or operators of properties or repairs/decommissioning of assets that we own, lease or operate. As a result, we may incur substantial liabilities to third parties or governmental entities for environmental matters for which we do not have insurance coverage, which could reduce or eliminate funds available for exploration, development or acquisitions or cause us to incur losses.

The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial position, results of operations and cash flows.

Employees

As of January __, 2025, we had one full time and one part time employee. We may hire additional personnel as appropriate. We also use the services of independent consultants and contractors to perform various professional services.

Facilities

Our executive offices are located at 1700 Post Oak Boulevard, 2 Blvd Place Suite 600, Houston, Texas 77056 and consists of one office leased space. We believe our current office space is sufficient to meet our needs and that additional office space can be obtained if necessary.

Legal Proceedings

We, from time to time may be involved with disputes, claims and litigation related to the conduct of its business. The following are the material legal proceedings pending to which we are a party or to which any of its property is subject.

1. Atlas Tubular, LLC filed a suit against the Company on October 10, 2023 in the 14th Judicial District Court of Dallas, County, Texas, seeking damages of at least $172,981 for unpaid invoices. This amount is included in the Company’s trade payables as at September 30, 2024. The Company made a payment of $100,000 to Atlas Tubular in June 2024 towards this alleged debt.

2. Foundation Energy Services, LLC filed a suit against the Company on September 7, 2023 in the 160th Judicial District Court, Dallas County, Texas, seeking damages of at least $66,074 for unpaid invoices. This amount is included in the Company’s trade payables as at September 30, 2024. Foundation Energy Services, LLC was awarded a judgment for the amount owed, plus attorney’s fees of $11,055, court costs of $485, 5% interest, and $10,000 in post judgment attorney’s fees for collection efforts.

3. Premier Energy Services, LLC filed a suit against the Company on August 7, 2023 in the 118th Judicial District Court of Martin County, Texas, seeking damages of at least $104,205 for unpaid invoices. Of this amount, $95,541 is included in the Company’s trade payables as at September 30, 2024. The Company disputes the remaining $8,664 of the claimed damages.

4. BJ Pipe & Supply LLC filed a suit against the Company on September 11, 2024 in the 5th Judicial District, Eddy County New Mexico seeking damages of at least $75,951 for unpaid invoices. Of this amount, $52,520.65 is included in the Company’s trade payable as of September 30, 2024. The Company and BJ Pipe & Supply LLC have reached an agreement to settle the lawsuit.

5. Hudson Pumping Inc. filed a suit against the Company on December 2, 2024 in the 118th Judicial District Court of Martin County, Texas, seeking damages of at least $60,050 for unpaid invoices. This amount is included in the Company’s trade payables as at September 30, 2024.

6. Cudd Energy Services, Inc. filed a suit against the Company and Mehran Ehsan on July 17, 2024, in the 118th Judicial District Court of Martin County, Texas, seeking damages of at least $130,224 for unpaid invoices. Of this amount, $115,936 is included in the Company’s loan payable as at September 30, 2024.

7. R&B Oilfield Services, LLC filed a suit against the Company on November 6, 2024, in the Judicial District Court of Midland County, Texas, seeking damages of at least $36,020 for unpaid invoices. This amount is included in the Company’s trade payables as at September 30, 2024.

8. Q2 Artificial Lift Services (SOA) Inc. filed a suit against the Company on February 5, 2024, in the 192nd Judicial District Court, Dallas County, Texas, seeking damages of at least $125,102 for unpaid invoices. This amount is included in the Company’s trade payables as at September 30, 2024.

Corporate History

We were incorporated on April 24, 2017 under the laws of British Columbia, Canada. At September 30, 2024, we had one wholly-owned subsidiary, Permex Petroleum US Corporation, a corporation incorporated under the laws of New Mexico. We own and operate oil and gas properties in Texas (Breedlove “B” Property, Pittcock North Property, Pittcock South Property and Mary Bullard Property), and Permex Petroleum US Corporation owns and operates oil and gas properties in New Mexico (Henshaw Property and the Oxy Yates Property).

Corporate Information

Our principal executive offices are located at 1700 Post Oak Boulevard, 2 Blvd Place Suite 600, Houston Texas, 77056 and our website is www.permexpetroleum.com. We do not incorporate the information on our website into this prospectus and you should not consider any such information that can be accessed through our website as part of this prospectus.

MANAGEMENT

Directors and Executive Officers

Set forth below is the name and position and a brief account of the business experience of each of our directors and executive officers as of February 24, 2025. Each of the directors listed below was elected to our Board of Directors to serve until our next annual meeting of shareholders or until such director’s successor is elected and qualified.

Name	Age	Position
Bradley Taillon	34	Chief Executive Officer, President and Director
Gregory Montgomery	55	Chief Financial Officer
Richard Little	52	Director
Kevin Nanke	59	Director
BaShara (Bo) Boyd	53	Director

Biographical Information

Bradley Taillon

Bradley Taillon was appointed as the Company’s President and Chief Executive Officer on April 29, 2024 and a director on the Company’s Board of Directors on June 12, 2024. Mr. Taillon has extensive experience in the junior oil & gas industry. Mr. Taillon served as the Company’s Vice President Finance from March 15, 2024 to April 28, 2024. He served as Vice President of Finance and Investor Relations from April 2022 to December 2023 at Ruckus Energy, LLC, a private Permian Basin focused junior oil & gas company, where he recently led that company’s M&A activity. Previous to serving in this position at Ruckus Energy, Mr. Taillon served as Business Development Manager and Senior Landman at Ruckus Energy from November 2020 to April 2022 and November 2019 to October 2020, respectively. Mr. Taillon also served from March 2017 to May 2018 as an A&D Analyst at Lilis Energy, Inc. (NYSE: LLEX), a US publicly listed junior oil & gas company also focused on the Permian Basin, where he helped contribute to Lilis’ success of more than doubling its acreage position in the Delaware Basin. Mr. Taillon holds a Bachelor of Business Administration in International Economics and an MBA in International Finance from Fort Hays State University. He is also a Registered Professional Landman with the AAPL.

We believe Mr. Taillon is qualified to serve on our Board of Directors because he brings first-hand knowledge of the Company’s day-to-day operations as well as an understanding of the operational, financial and strategic issues facing our Company.

Gregory Montgomery

Gregory Montgomery has served as Chief Financial Officer of the Company since May 2022 and served as a member of the Company’s Board of Directors from March 2020 until April 2023. Since June 2021, Mr. Montgomery has served as Vice President, Project Management Office – Private Equity Energy Management of Priority Power Management, LLC. In addition, from October 2018 until June 2021, he served as Partner of Vine Advisors, from October 2017 until October 2018, he served as Chief Financial Officer of Oiltanking North America and from March 2013 until October 2017, he served as Chief Financial Officer of Semarus Energy, LLC. Mr. Montgomery also served as Chief Financial Officer for Lion Copolymer, Coast Energy and Laser Midstream, and was a Director of Strategic Planning for Enbridge Energy Partners (EEP: NYSE) and Compliance Officer for Pennzoil Company (PZL: NYSE). Mr. Montgomery is a CPA and member of the Texas Society of CPA’s and American Institute of Certified Public Accountants. Mr. Montgomery holds a Bachelor of Business Administration from the University of Houston – Bauer College of Business.

Richard Little

Richard Little has served as a member of the Company’s Board of Directors since August 2024. Mr. Little is the current Chief Executive Officer of Fury Resources, Inc., a privately held independent energy company, a position he has held since December 2023. Before Fury Resources, Mr. Little was the Chief Executive Officer of Battalion Oil Company (NYSE: BATL) and Halcon Resources Corporation from June 2019 to April 2023. Prior to Battalion Oil and Halcon Resources, Mr. Little served as Chief Executive Officer of Ajax Resources LLC from January 2018 to October 2018. Mr. Little was also Vice-President, Southern US Division of EP Energy. Mr. Little holds a Petroleum Engineering degree from Texas A&M, is a licensed engineer (inactive), and is engaged with industry organizations like SPE, API, and IPAA.

We believe Mr. Little is qualified to serve on our Board of Directors because of his extensive experience as a senior executive of a variety of companies in the oil and gas industry.

Kevin Nanke

Kevin Nanke has served as a member of the Company’s Board of Directors since August 2024. Mr. Nanke has held diverse finance and accounting executive positions in the oil and gas industry for more than 30 years. Mr. Nanke has served as the President and Manager of Nanke Energy, LLC, an oil and gas company with a focus on the Denver-Julesburg (DJ) Basin, since March 2017 and has served as President of KN Consulting from August 2012. Previously, Mr. Nanke served as Chief Financial Officer of Lilis Energy, Inc. (NYSE: LLEX) from March 2015 to January 2017 and Chief Financial Officer and Treasurer of Delta Petroleum Company from 1995 to 2012. Prior to joining Delta Petroleum, Mr. Nanke was employed by KPMG LLP, a leading global audit, tax and advisory firm. Mr. Nanke holds a Bachelor of Arts, Accounting from the University of Northern Iowa and is a Certified Public Accounting (inactive).

We believe Mr. Nanke is qualified to serve on our Board of Directors because he brings extensive experience in accounting and finance in the oil and gas industry.

BaShara (Bo) Boyd

BaShara (Bo) Boyd has been a partner at Walker Eisenbraun, LLC, a corporate law firm located in Houston, Texas, since January 2019, and previously served as Senior Counsel from June 2017 to December 2018. Ms. Boyd’s practice covers an array of complex corporate, transactional, and governance matters, predominantly for clients in the energy sector. In Ms. Boyd’s twenty-five years of practice, she has excelled as a corporate and securities lawyer with a national law firm, and as general counsel, senior vice president, and corporate secretary of the then largest publicly traded, independent oil and gas producer in the Gulf of Mexico, where she had sole responsibility for managing all of the company’s legal affairs. Ms. Boyd is experienced managing A&D transactions, a full range of commercial energy transactions, health, safety and environmental matters, corporate governance, securities and exchange compliance, executive compensation and employment matters, insurance and risk mitigation, investor relations, internal investigation and audit processes, litigation discovery practices and regulatory compliance at local, state and national levels. Ms. Boyd graduated from The University of Texas at Austin and earned her J.D. from the University of Houston Law Center, magna cum laude.

We believe Ms. Boyd is qualified to serve on our Board of Directors because she brings extensive experience in the oil and gas industry.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Involvement in Certain Legal Proceedings

We are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses), or being subject to any of the items set forth under Item 401(f) of Regulation S-K under the Securities Act.

Arrangements between Officers and Directors

Except as set forth herein, to our knowledge, there is no arrangement or understanding between any of our officers or directors and any other person pursuant to which the officer or director was selected to serve as an officer or director.

Independence

We have determined Richard Little, Kevin Nanke and BaShara (Bo) Boyd, to be “independent” directors within the meaning of the listing standards of the Nasdaq Capital Market. Bradley Taillon is not independent since he is the current President and CEO of the Company. In making our independence determinations, we have considered all relationships between any of the directors and the Company.

Committees of our Board of Directors

Our Board of Directors has a separately designated standing audit committee and compensation committee. Our Board serves in place of a nominating and corporate governance committee, nominating members to our Board of Directors. The functions of a nominating committee are performed exclusively by the independent directors on the Board, meeting separately, and determinations are made by a majority of such independent directors. In lieu of a charter for the nominating committee, our Board has adopted resolutions addressing the nominations process and certain other matters related to corporate governance.

Audit Committee

Our Audit Committee currently consists of three board members, Richard Little, Kevin Nanke, and Bashara (Bo) Boyd. Our board of directors has affirmatively determined that each of Mr. Little, Mr. Nanke, and Ms. Boyd satisfies the “independence” requirements of the SEC and Nasdaq Capital Market Company Guide. The Audit Committee will meet at least two times per year. Each member of the Audit Committee is financially literate, and in addition, our Board of Directors has determined that Kevin Nanke qualifies as an “audit committee financial expert,” as defined in applicable SEC regulations.

Our Audit Committee is responsible for overseeing our financial reporting process on behalf of our Board of Directors, including overseeing the work of the independent auditors who report directly to the Audit Committee. The specific responsibilities of our Audit Committee, among others, include:

●	evaluating the performance and assessing the qualifications of the independent directors and recommending to the Board and the shareholders the appointment of our external auditor;

●	determining and approving the engagement of and compensation for audit and non-audit services of our external auditor;

●	reviewing our financial statements and management’s discussion and analysis of financial condition and results of operations and recommending to our Board of Directors whether or not such financial statements and management’s discussion and analysis of financial condition and results of operations should be approved by our Board of Directors;

●	conferring with our external auditor and with management regarding the scope, adequacy and effectiveness of internal financial reporting controls;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding our accounting controls, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting and auditing matters; and

●	reviewing and discussing with management and the independent auditor, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including major financial risk exposure and investment and hedging policies and the steps taken by management to monitor and control our exposure to such risks.

Our Board of Directors has adopted a written charter for our audit committee which will be available on our website at www.permexpetroleum.com substantially concurrently with the consummation of this offering.

Compensation Committee

Our Compensation Committee currently consists of three board members, Richard Little, Kevin Nanke, and BaShara (Bo) Boyd. Our board of directors has affirmatively determined that each of Mr. Little, Mr. Nanke, and Ms. Boyd satisfies the “independence” requirements of the SEC and Nasdaq Capital Market Company Guide. Our Board has adopted a Compensation Committee Charter specifying (i) the scope of the Compensation Committee’s responsibilities, and how it carries out those responsibilities, including structure, processes and membership requirements; (ii) the Compensation Committee’s responsibility for determining, or recommending to the Board for determination, the compensation of the chief executive officer and all other executive officers of the Company; and (iii) that the Company’s chief executive officer may not be present during voting or deliberations on his or her compensation.

Nominating Committee Functions

Our Board serves in place of a nominating and corporate governance committee, to nominate members to our Board of Directors. The functions of a nominating committee are performed exclusively by the independent directors on the Board, meeting separately, and determinations are made by a majority of such independent directors. In lieu of a charter for the nominating committee functions, our Board has adopted resolutions addressing the nominations process and certain other matters related to corporate governance.

Committee Charters and Other Corporate Governance Matters

Audit and Compensation Committee Charters

Each of the Audit Committee and Compensation Committee operates under a written charter setting forth the functions and responsibilities of the committee, which is reviewed by the committee on a periodic basis, and by the Board of Directors as appropriate.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics which addresses issues including, but not limited to: (i) conflicts of interest; (ii) compliance with laws, rules, and regulations; (iii) protection and proper use of corporate opportunities; (iv) protection and proper use of corporate assets; (v)confidentiality of corporate information; (vi) fair dealing with securityholders, customers, competitors, and employees; and (vii) accuracy of business records. The Code of Business Conduct and Ethics applies to all of our directors, officers and employees. Any change or waivers from the provisions of the Code of Business Conduct and Ethics for our executive officers or directors will be made only after approval by the Board of Directors and will be promptly disclosed.

Insider Trading Policy

As of the date of this prospectus, the Company has not adopted an Insider Trading Policy. We anticipate that the Insider Trading Policy will be adopted in the near future. The absence of such a policy is not reflective of disregard for the principles of fair and ethical trading practices. The Company is keenly aware of the importance of establishing clear guidelines to prevent insider trading and to uphold the Company’s reputation for integrity and ethical conduct.

Policies And Practices for Granting Certain Equity Awards

The Company’s policies and practices regarding the granting of equity awards are carefully designed to ensure compliance with applicable securities laws and to maintain the integrity of our executive compensation program. The Compensation Committee of the Board is responsible for determining the long-term incentive component of executive compensation.

The timing of equity award grants is determined with consideration to a variety of factors, including but not limited to, the achievement of pre-established performance targets, market conditions, and internal milestones. The Company does not follow a predetermined schedule for the granting of equity awards; instead, each grant is considered on a case-by-case basis to align with the Company’s strategic objectives and to ensure the competitiveness of our compensation packages.

In determining the timing and terms of an equity award, the Board or Compensation Committee may consider material nonpublic information to ensure that such grants are made in compliance with applicable laws and regulations. The Board or Compensation Committee’s procedures to prevent the improper use of material nonpublic information in connection with the granting of equity awards include oversight by legal counsel and, where appropriate, delaying the grant of equity awards until the public disclosure of such material nonpublic information.

The Company is committed to maintaining transparency in its executive compensation practices and to making equity awards in a manner that is not influenced by the timing of the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. The Company regularly reviews its policies and practices related to equity awards to ensure they meet the evolving standards of corporate governance and continue to serve the best interests of the Company and its shareholders.

Director Compensation

We have no formal policy concerning director compensation; however, options may be granted to directors as compensation for services on our Board of Directors, at the discretion of our Board of Directors. Prior to September 30, 2024, we have not paid any cash or equity-based compensation to our directors for service on the Board of Directors. However, in October 2024, we issued options to purchase an aggregate of 60,000 Common Shares to our directors for their service on the Board of Directors and may continue to do so in the future.

The following table presents the total compensation for each person who served as a member of our Board of Directors (other than Bradley Taillon, our current Chief Executive Officer and Mehran Ehsan, our former Chief Executive Officer, each of whose compensation is summarized below under “Summary Compensation Table”) and received compensation for such service on our Board of Directors during the fiscal year ended September 30, 2024. Mehran Ehsan resigned from the Board on June 12, 2024.

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified deferred compensation earnings ($)	All Other Compensation ($)	Total ($)
Richard Little	—	—	—	—	—	—	—
Kevin Nanke	—	—	—	—	—	—	—
Douglas Charles Urch (1)	—	—	—	—	—	—	—
John James Lendrum (2)	—	—	—	—	—	—	—
James Perry Bryan (3)	—	—	—	—	—	—	—
Barry Whelan (4)	—	—	—	—	—	—	—
Melissa Folz (5)	—	—	—	—	—	—	—

(1) Douglas Charles Urch resigned from the Board on June 20, 2024.

(2) John James Lendrum resigned from the Board on June 20, 2024.

(3) James Perry Bryan resigned from the Board on June 12, 2024.

(4) Barry Whelan also served as our Chief Operating Officer. Barry Whelan resigned from the Board on June 12, 2024.

(5) Melissa Folz resigned from the Board on June 12, 2024.

EXECUTIVE COMPENSATION

For the purposes hereof, a named executive officer (“NEO”) of the Company means the Company’s current Chief Executive Officer, Bradley Taillon (since April 29, 2024) and the Company’s former Chief Executive Officer, Mehran Ehsan (until April 29, 2024), as no other executive officer of the Company received total compensation in 2024 in excess of $100,000, and thus disclosure is not required for any other person.

Summary Compensation Table

The following table sets forth, for the years ended September 30, 2024 and 2023, all compensation paid or accrued by the Company, to or on behalf of the NEO:

Name and Principal Position	Fiscal Years Ended 09/30	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Bradley Taillon	2024	122,312	50,000	—	—	—	—	—		172,312
President, CEO and Director (1)	2023	N/A	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Mehran Ehsan	2024	229,166	—	—	—	—	—	180,155	(3)	409,321
Former President, CEO and Director (2)	2023	250,000	—	—	—	—	—	—		250,000

(1) Bradley Taillon was appointed as President and Chief Executive Officer of the Company effective April 29, 2024 and as a director on June 12, 2024. From March 15, 2024 to April 28, 2024, Mr. Taillon served as the Company’s Vice President Finance. For Mr. Taillon’s 2024 salary, $104,167 was earned by Mr. Taillon in his role as the Company’s President and Chief Executive Officer and $18,145 was earned by Mr. Taillon in his role as the Company’s Vice President Finance. Mr. Taillon received a one-time cash bonus payment of $50,000 as a signing bonus under his employment agreement for his role as the Company’s President and Chief Executive Officer.

(2) Mehran Ehsan resigned as President and CEO of the Company on April 29, 2024, and from the Board on June 12, 2024. From April 29, 2024 through August 30, 2024, Mehran Ehsan served as Vice President of Business Development. For his 2024 salary, $145,833 of salary was earned by Mr. Ehsan in his role as President and CEO and $83,333 of salary was earned by Mr. Ehsan in his role as Vice President of Business Development

(3) Represents amount paid under Mr. Ehsan’s separation agreement with Company of which (i) $35,155 which is the fair market value of the Jeep Gladiator transferred to Mr. Ehsan, (ii) $100,000 is to be paid a lump sum payment no later than October 31, 2024 and (iii) $45,000 is the value of six months of continued payments to be Mr. Ehsan (with the first payment of $7,500 paid prior to September 30, 2024), in each case pursuant to Mr. Ehsan’s separation agreement

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding option and restricted stock unit awards held by our NEO’s that were outstanding as of September 30, 2024.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)		Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Bradley Taillon President, CEO and Director	—		—	—	$—	—	—	—	—	—
Mehran Ehsan	2,813	(1)	—	—	$90	12/4/2027	—	—	—	—
Former President, CEO and Director	3,125	(2)	—	—	$43.20	10/6/2031	—	—	—	—

(1) Stock options granted to Mehran Ehsan in December 2017 vested immediately upon grant.

(2) Stock options granted to Mehran Ehsan in October 2021 vested immediately upon grant.

Stock Option Plans and Other Incentive Plan

Long Term Incentive Plan

The Company’s Long Term Incentive Plan was originally approved by Board on October 2, 2024, and amended by the Board on October 23, 2024 (as amended, the “Long Term Incentive Plan”) and was approved by shareholders at the Company’s Annual General Meeting of Shareholders on November 4, 2024. The Long Term Incentive Plan was adopted to replace the Company’s 2017 Stock Option Plan and all awards previously issued under the 2017 Stock Option Plan will be deemed issued under the Long Term Incentive Plan. The purpose of the Long Term Incentive Plan is to promote the long-term success of the Company and the creation of shareholder value by: (a) encouraging the attraction and retention of eligible persons under the Long Term Incentive Plan; (b) encouraging such eligible persons to focus on critical long-term objectives; and (c) promoting greater alignment of the interests of such eligible persons with the interests of the Company, in each case as applicable to the type of eligible person to whom an award under the Long Term Incentive Plan is granted.

The maximum aggregate number of Common Shares issuable in respect of all Incentive Securities (as defined below) granted or issued under the Company’s Security Based Compensation Plans (as defined in the Long Term Incentive Plan), at any point, shall not exceed twenty percent (20%) of the total number of issued and outstanding Common Shares on a non-diluted basis at such point in time, provided no more than 110,300 may be issued in connection with exercise of incentive stock options.

Except as otherwise provided herein, this Long Term Incentive Plan shall be administered by the Board and the Board shall have full authority to administer this Long Term Incentive Plan, including the authority to interpret and construe any provision of the Long Term Incentive Plan and to adopt, amend and rescind such rules and regulations for administering the Long Term Incentive Plan as the Board may dee necessary in order to comply with the requirements of the Long Term Incentive Plan. The Board may delegate its powers under the Long Term Incentive Plan to the Compensation Committee or such other committee of the Board, as the Board determines.

For greater certainty, this limitation applies to all Incentive Securities granted or issued under the Company’s Security Based Compensation Plans at any point in time, including those held by Related Persons (as defined in the Long Term Incentive Plan) (as a group) at any point in time.

For the purposes of calculating the number of Common Shares reserved for issuance under the Long Term Incentive Plan, each option to purchase Common Shares (“Option”) shall be counted as reserving one Common Share under the Long Term Incentive Plan, and notwithstanding that the settlement and/or exercise of any Restricted Stock Units (“RSU”), Deferred Share Unit (“DSU”) and Performance Share Unit (“PSU,” together with Option, RSU, DSU and PSU, “Incentive Securities”) may be completed in cash, each RSU, DSU and PSU shall, in each case, be counted as reserving one Common Share under the Long Term Incentive Plan.

As the Long Term Incentive Plan is an evergreen plan, the number of Incentive Securities issuable under thereunder will replenish in an amount equal to the number of Common Shares issued pursuant to the exercise or vesting, as applicable, of such Incentive Securities at any point in time, subject to the absolute discretion of the Board. Any Common Shares related to Awards (as defined in the Long Term Incentive Plan) which have been settled in cash, cancelled, surrendered, forfeited, expired or otherwise terminated without the issuance of such Common Shares shall be available again for granting Awards under the Long Term Incentive Plan.

Participation Limits

The Long Term Incentive Plan provides the following limitations on grants: The maximum aggregate number of Common Shares issuable to all Investor Relations Service Providers (as defined in the Long Term Incentive Plan) in respect of all Incentive Securities granted or issued under Security Based Compensation Plans in any twelve (12) month period, shall not exceed two (2%) of the issued and outstanding Common Shares on a non-diluted basis, calculated on the date an Award is granted to an Investor Relations Service Provider.

Eligibility and Participation

Subject to the provisions of the Long Term Incentive Plan (including, without limitation, restrictions on grants to Investor Relations Service Providers) and such other terms and conditions as the Board may prescribe, the Board may, from time to time, grant Awards of RSUs, PSUs, DSUs and Options to all categories of Eligible Persons (as defined in the Long Term Incentive Plan), except that Eligible Charitable Organizations (as defined in the Long Term Incentive Plan) shall only be entitled to receive Options.

Description of RSUs

A RSU is a right awarded to an Eligible Person who receives an Award under the Long Term Incentive Plan (a “Participant”) to receive payment in Common Shares in accordance with the Long Term Incentive Plan. Upon settlement, contingent upon the lapse of any restrictions, each RSU entitles the recipient Participant to receive a number of Common Shares equal to the number of RSUs credited to a Participant’s Account (as defined in the Long Term Incentive Plan) on vesting dates.

RSUs shall be subject to such restrictions as the Board, in its discretion, may establish or determine in the applicable Award Agreement or at the time an Award is granted. Unless otherwise provided for in an Award Agreement (as defined in the Long Term Incentive Plan), all RSUs will vest and become payable by the issuance of Common Shares at the end of the restricted period as specified by the Board in the applicable Award Agreement. Unless otherwise determined by the Board, upon the occurrence of a Change of Control (as defined in the Long Term Incentive Plan), all restrictions upon any RSUs shall lapse immediately and all such RSUs shall become fully vested.

Effect of Termination on RSUs

Except as otherwise set forth in an applicable Award Agreement and subject to the provisions of the Long Term Incentive Plan, RSUs shall be subject to the following conditions:

Death: Upon death of a Participant, any RSUs granted to such Participant which, prior to the Participant’s death, had not vested, will be immediately and automatically forfeited and cancelled. Any RSUs granted to such Participant, which prior to the Participant’s death, had vested, will accrue to the Participant’s estate in accordance with the provisions of the Long Term Incentive Plan.

Termination of Employment or Service for Cause: Where a Participant’s employment is terminated by the Company or a subsidiary of the Company for cause, or where a Participant’s consulting agreement is terminated as a result of the Participant’s breach, all RSUs granted to such Participant will immediately terminate without payment and be automatically forfeited and cancelled.

Termination of Employment or Service for Cause, Voluntary Termination, or Retirement: Where a Participant’s employment is terminated by the Company or a subsidiary of the Company without cause, by voluntary termination, or due to Retirement, or where a Participant’s consulting agreement is terminated for a reason other than the Participant’s breach, any RSUs granted to such Participant which, prior to termination, had not vested, will be immediately and automatically forfeited and cancelled. Any RSUs granted to such Participant, which prior to termination, had vested, will accrue to the Participant in accordance with the provisions of the Long Term Incentive Plan.

Disability: Where a Participant becomes afflicted by a Disability (as defined in the Long Term Incentive Plan), all RSUs granted to the Participant under the Long Term Incentive Plan will continue to vest in accordance with the terms of such RSUs, provided, however, that no RSUs may be redeemed during a leave of absence. Where a Participant’s employment or consulting agreement with the Company or a subsidiary of the Company is terminated due to Disability, unless the applicable Award Agreement provides otherwise and subject to the provisions of the Long Term Incentive Plan, all RSUs granted to the Participant under the Long Term Incentive Plan that had not vested will immediately terminate without payment, be forfeited and cancelled and shall be of no further force or effect as of the date of termination determined by the Board, provided, however, that any RSUs granted to such Participant that, prior to the Participant’s termination due to Disability, had vested pursuant to term of the applicable Award Agreement will accrue to the Participant in accordance with the provisions of the Long Term Incentive Plan.

Directorships: Where a Participant ceases to be a director for any reason, any RSUs granted to such Participant which, prior to cessation, have not vested, will immediately terminate without payment, be forfeited and cancelled. Any RSUs granted to such Participant, which prior to cessation, have vested, will accrue to the Participant in accordance with the provisions of the Long Term Incentive Plan.

Description of PSUs

A PSU is an Award that is awarded based on the attainment of performance criteria within a certain period, which criteria and period shall be selected, settled and determined by the Board. An Award Agreement may provide the Board with the right during a Performance Cycle (as defined in the Long Term Incentive Plan) or after it has ended, to revise Performance Criteria (as defined in the Long Term Incentive Plan) and Award amounts if unforeseen events occur.

All PSUs will vest and become payable to the extent that the Performance Criteria set forth in the Award Agreement are satisfied for a Performance Cycle, as determined by the Board. Unless otherwise determined by the Board, upon the occurrence of a Change of Control event, all PSUs shall become fully vested.

Effect of Termination on PSUs

Except as otherwise set forth in an applicable Award Agreement and subject to the provisions of the Long Term Incentive Plan, PSUs shall be subject to the following conditions:

Death: Upon death of a Participant, any PSUs granted to such Participant which, prior to the Participant’s death, had not vested, will be immediately and automatically forfeited and cancelled. However, the Board may determine that certain PSUs have vested based on the extent which Performance Criteria have been satisfied in that portion of the Performance Cycle that has lapsed. Any PSUs granted to such Participant, which prior to the Participant’s death, had vested, will accrue to the Participant’s estate in accordance with the provisions of the Long Term Incentive Plan.

Termination of Employment or Service for Cause: Where a Participant’s employment is terminated by the Company or a subsidiary of the Company for cause, or where a Participant’s consulting agreement is terminated as a result of the Participant’s breach, all PSUs granted to such Participant will immediately terminate without payment and be automatically forfeited and cancelled.

Termination of Employment or Service for Cause, Voluntary Termination or Retirement: Where a Participant’s employment is terminated by the Company or a subsidiary of the Company without cause, by voluntary termination, or due to Retirement, or where a Participant’s consulting agreement is terminated for a reason other than the Participant’s breach, any PSUs granted to such Participant which, prior to termination, had not vested, will be immediately and automatically forfeited and cancelled. However, the Board may determine that certain PSUs have vested based on the extent which Performance Criteria have been satisfied in that portion of the Performance Cycle that has lapsed. Any PSUs granted to such Participant, which prior to termination, had vested, will accrue to the Participant in accordance with the provisions of the Long Term Incentive Plan.

Disability: Where a Participant becomes afflicted by a Disability, all PSUs granted to the Participant under the Long Term Incentive Plan will continue to vest in accordance with the terms of such PSUs, provided, however, that no PSUs may be redeemed during a leave of absence. Where a Participant’s employment or consulting agreement with the Company or a subsidiary of the Company is terminated due to Disability, unless the applicable Award Agreement provides otherwise and subject to the provisions of the Long Term Incentive Plan, all PSUs granted to the Participant under the Long Term Incentive Plan that have not vested will immediately and automatically be forfeited and cancelled without further action and without any cost or payment, and the Participant shall have no right, title or interest therein whatsoever as of the date of termination determined by the Board, provided, however, that the Board may determine, in its sole discretion, the number of the Participant’s PSUs that will vest based on the extent to which the applicable Performance Criteria set forth in the Award Agreement have been satisfied in that portion of the Performance Cycle that has lapsed. The PSUs that the Board determines to have vested shall become payable in accordance with the Long Term Incentive Plan.

Directorships: Where a Participant ceases to be a director for any reason, any PSUs granted to such Participant which, prior to cessation, had not vested, will immediately terminate without payment, be forfeited and cancelled. However, the Board may determine that certain PSUs have vested based on the extent which Performance Criteria have been satisfied in that portion of the Performance Cycle that has lapsed. Any PSUs granted to such Participant, which prior to cessation, had vested, will accrue to the Participant in accordance with the provisions of the Long Term Incentive Plan.

Description of DSUs

A DSU is an Award that is payable after the effective date that a Participant ceases to be an Eligible Person under the Long Term Incentive Plan, subject to certain vesting criteria. Unless otherwise determined by the Board, upon the occurrence of a Change of Control event, all DSUs shall become fully vested.

The payment of DSUs will occur on the date that is designated by the Participant and communicated to the Company by the Participant in writing at least fifteen (15) days prior to the designated day, or such earlier date as the Participant and Company may agree. If no notice is given by the Participant for a designated day, the DSUs shall be payable on the first anniversary of the date on which the Participant ceases to be an Eligible Person for any reason or any earlier period on which the DSUs vested, as the case may be, at the sole discretion of the Participant.

Election by Directors – DSUs

Under the Long Term Incentive Plan, directors may elect to receive directorship fees in the form of DSUs, which election must be made within certain timeframes as specified in the Long Term Incentive Plan. In case of an election by a director, the number of DSUs to be credited shall be determined by dividing applicable directorship fees with the Market Price (as defined in the Long Term Incentive Plan) on the grant date of the DSUs or if more appropriate, another trading range that best represents the period for which the DSUs were earned (subject to minimum pricing requirements under Exchange (as defined in the Long Term Incentive Plan) policies). No fractional DSUs shall be credited to any director.

Description of Options

An Option is an Award that gives a Participant the right to purchase one Share at a specified price in accordance with the terms of the Option and the Long Term Incentive Plan. The exercise price of the Options shall be determined by the Board at the time the Option is granted but in no event shall such exercise price be lower than the Market Price permitted by the Exchange.

The Board shall determine the vesting, performance and other conditions, if any, that must be satisfied before all or part of an Option may be exercised. Unless otherwise determined by the Board, upon the occurrence of a Change of Control event, all Options shall become fully vested.

Options will be exercised pursuant to their applicable Award Agreement, which exercise shall be contingent upon receipt by the Company of a written notice of exercise set forth in the applicable Award Agreement and of a form of cash payment acceptable to the Company for the full purchase price of the Common Shares to be issued. In the event that the expiry date of an Option falls during a Blackout Period (as defined in the Long Term Incentive Plan), the expiry date of such Option shall automatically be extended to a date which is ten (10) Trading Days (as defined in the Long Term Incentive Plan) following the end of such Blackout Period, subject to no cease trade order being in place under applicable securities laws; provided that if an additional Blackout Period is subsequently imposed by the Company during the Extension Period (as defined in the Long Term Incentive Plan), then such Extension Period shall be deemed to commence following the end of such additional Blackout Period to enable the exercise of such Option within ten (10) Trading Days following the end of the last imposed Blackout Period.

Effect of Termination on Options

Except as otherwise set forth in an applicable Award Agreement and subject to the provisions of the Long Term Incentive Plan, Options shall be subject to the following conditions:

Death: Upon death of a Participant, any Options held by such Participant at the date of death shall be exercisable (by an inheritor or the Participant’s estate) for a period of 120 days after the date of death or prior to the expiration of the Option, whichever is sooner, only to the extent the Participant was entitled to exercise the Option at the date of death of such Participant.

Termination of Employment or Service for Cause: Where a Participant’s employment is terminated by the Company or a subsidiary of the Company for cause, or where a Participant’s consulting agreement is terminated as a result of the Participant’s breach, no Option shall be exercisable from the date of termination as determined by the Board.

Termination of Employment or Service for Cause, Voluntary Termination or Retirement: Where a Participant’s employment is terminated by the Company or a subsidiary of the Company without cause, by voluntary termination, due to Retirement, or where a Participant’s consulting agreement is terminated for a reason other than the Participant’s breach, any Options held by such Participant at the date of termination shall be exercisable for a period of 90 days after the date of termination determined by the Board or prior to the expiration of the Option, whichever is sooner, only to the extent the Participant was entitled to exercise the Option at the date of termination.

Disability: Where a Participant becomes afflicted by a Disability, all Options granted to the Participant under the Long Term Incentive Plan will continue to vest in accordance with the terms of such Options. Where a Participant’s employment or consulting agreement is terminated by the Company or a subsidiary of the Company due to disability, any Options held by such Participant at the date of termination shall be exercisable for a period of 120 days after the date of termination determined by the Board or prior to the expiration of the Option, whichever is sooner, only to the extent the Participant was entitled to exercise the Option at the date of termination.

Directorships: Where a Participant ceases to be a director for any reason, any Options held by such Participant on the Cessation Date (as defined in the Long Term Incentive Plan) shall be exercisable for a period of 90 days (120 days in the event the Participant is afflicted with a Disability) after the Cessation Date or prior to the expiration of the Option, whichever is sooner, only to the extent the Director was entitled to exercise the Option at the Cessation Date.

Eligible Charitable Organizations: Where, in the case of Eligible Charitable Organizations, a Participant ceases to be an Eligible Person due to no longer being an Eligible Charitable Organization, any Options held by such Participant on the Cessation Date shall be exercisable for a period of 90 days after the Cessation Date or prior to the expiration of the Option, whichever is sooner, only to the extent the Eligible Charitable Organization was entitled to exercise the Option at the Cessation Date.

Non-Transferability of Awards

No Award and no right under any such Award, shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution. No Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company.

Shareholder Approval of the Long Term Incentive Plan

The Company must obtain shareholder approval of the Long Term Incentive Plan: (i) within three years after institution; and (ii) within every three years thereafter. The Long Term Incentive Plan was approved by shareholders at the Company’s Annual General Meeting of Shareholders on November 4, 2024.

Amendment and Termination of the Long Term Incentive Plan

The Board may at any time or from time to time, in its sole and absolute discretion, amend, suspend, terminate or discontinue the Long Term Incentive Plan and may amend the terms and conditions of any Awards granted thereunder, subject to: (a) any required approval of any applicable regulatory authority or Exchange; and (b) any required approval of shareholders in accordance with the rules and policies of the Exchange or applicable law. Without limitation, shareholder approval shall not be required for the following amendments:

a)	amendments to fix typographical errors;

b)	amendments to clarify existing provisions of the Long Term Incentive Plan that do not have the effect of altering the scope, nature and intent of such provisions; and

c)	amendments that are necessary to comply with applicable law or the requirements of the Exchange.

If the Long Term Incentive Plan is terminated, Awards granted or issued prior to the date of termination shall remain outstanding and in effect in accordance with their applicable terms and conditions.

Amendments and Cancellation of Awards

In accordance with the policies of the Exchange, the terms of an Award may not be amended once issued, unless otherwise approved by the Exchange and subject to compliance with applicable laws. In the event Exchange approval is received for the amendment of an Award, no amendment shall be made which would impair the rights of any Participant, without such Participant’s consent, provided that no such consent shall be required if the amendment is: (a) either required or advisable in respect of compliance with any law, regulation or requirement of any accounting standard; or (b) not reasonably likely to significantly diminish the benefits provided under such Award. In accordance with the policies of the Exchange, if an Award is cancelled prior to its expiry date, the Company shall not grant new Awards to the same Participant until 30 days have elapsed from the date of cancellation.

U.S. Supplement to the Long Term Incentive Plan

The Company adopted a U.S. Supplement (the “U.S. Supplement”) which sets forth additional requirements with respect to awards granted under the Long Term Incentive Plan to any U.S. participant who is subject to United States income taxes (“U.S. Taxpayers”). Options granted under the Long Term Incentive Plan to U.S. Taxpayers may be non-qualified stock options or incentive stock options (“ISOs”) under Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) which will be designated in the award agreement. In the event that the award agreement fails to designate an option as either an ISO or a non-qualified stock option, the option will be a non-qualified stock option. No options granted to U.S. Taxpayers shall have a term in excess of ten (10) years measured from the applicable grant date.

Non-qualified stock options will be granted to a U.S. Taxpayer only if (i) such U.S. Taxpayer performs services for the Company or any corporation or other entity in which the Company has a direct or indirect controlling interest or otherwise has a significant ownership interest, as determined under Section 409A of the Code and all regulations, guidance, compliance programs and other interpretive authority issued thereunder (“Section 409A of the Code”), such that the option will constitute an option to acquire “service recipient stock” within the meaning of Section 409A of the Code, or (ii) such option otherwise is exempt from Section 409A of the Code.

The terms and conditions with respect to any ISOs granted under the Long Term Incentive Plan to a U.S. Taxpayer shall be subject to the provisions of Section 422 of the Code, and the terms, conditions, limitations and administrative procedures established by the Company. The Company shall not be liable to any participant or to any other eligible person if it is determined that an option intended to be an ISO does not qualify as an ISO. ISOs may only be granted to an individual who is an employee of the Company, a parent corporation or a subsidiary of the Company. If an ISO is granted to a person who owns shares representing more than 10% of the voting power of all classes of shares or of a parent corporation or subsidiary corporation, on the grant date, the term of the option shall not exceed five years from the time of the grant of such option and the exercise price shall be at least 110% of the market price of the shares subject to the option. To the extent the aggregate market price as of the grant date of the shares for which ISOs are exercisable for the first time by any person during any calendar year (under all plans of the Company and any parent corporation or subsidiary corporation exceeds $100,000, such excess ISOs shall be treated as non-qualified stock options.

A U.S. Taxpayer shall generally not have the rights of a shareholder with respect to shares covered by RSUs or PSUs, as applicable, during the restriction period; provided, however, that subject to Section 409A of the Code, an amount equal to dividends declared during the Restriction Period with respect to the number of shares covered by RSUs or PSUs, as applicable, may, to the extent set forth in an award agreement, be provided to the U.S. Taxpayer.

Notwithstanding anything to the contrary, DSUs may not be granted to U.S. Taxpayers.

Solely with respect to U.S. Taxpayers who are California residents, any option granted under the Long Term Incentive Plan to a U.S. Taxpayer who is a resident of the State of California on the date of grant shall be subject to additional limitations, terms and conditions (which may be more advantageous than terms described herein which are applicable to other participants).

In the event that the benefits provided for in Long Term Incentive Plan or otherwise payable hereunder (a) constitute “parachute payments” within the meaning of Section 280G of the Code; and (b) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company and participants in the Long Term Incentive Plan will cooperate to ensure that the benefits hereunder will be either (i) delivered in full; or (ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the U.S. Taxpayer’s receipt on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless mutually agreed in writing, any determination required under this section shall be made at no expense to U.S. Taxpayer in writing by the Company’s independent public accountants, whose determination shall be conclusive and binding.

As at January __, 2025 there were options outstanding under the Long Term Incentive Plan to acquire 69,167 Common Shares, representing approximately 12.5% of the Company’s current issued and outstanding shares.

Employment, Consulting and Management Agreements

Other than the executive employment agreement between the Company and Bradley Taillon, the material terms of which are set forth below, the Company does not have any compensation agreements or arrangements that the Company or any of its subsidiaries have entered into with respect to services provided by a NEO, a director or any other party in the event such services provided are typically provided by a director or NEO (collectively, “Compensation Arrangements”). Previously, the Company had an employment agreement with Mehran Ehsan, its former Chief Executive Officer, which agreement terminated upon Mr. Ehsan’s termination from the Company on August 30, 2024. The Company has also entered into an employment agreement with Gregory Montgomery, its Chief Financial Officer, who is not an NEO.

Employment Agreement with Bradley Taillon

Pursuant to an employment agreement between the Company and Bradley Taillon dated April 29, 2024, the Company employs Mr. Taillon to serve as the President and Chief Executive Officer of the Company and to perform such duties and have such authority as may from time to time be assigned by the Board. As compensation for the performance of such duties, Mr. Taillon is to receive an annual base salary of $250,000. Mr. Taillon is also eligible for cash bonuses and grants of stock options under the Company’s stock incentive plans, in the sole discretion of the Board, as well as group health, medical and disability insurance benefits and any other fringe benefit programs that the Company maintains from time to time for the benefit of its employees. In addition to any annual bonus, Mr. Taillon is eligible for additional performance bonuses ranging from $50,000 to $750,000 upon the closing of a qualified financing with proceeds to the Company of $1 million or greater.

The Company may immediately terminate Mr. Taillon’s employment at any time for cause, by written notice. The Company may terminate the Mr. Taillon’s employment at any time without cause by providing him with notice in writing and compensation in lieu of notice as follows:

●	payment of all outstanding and accrued base salary and vacation pay, earned and owing up to the last day of the active employment, and reimbursement for all proper expenses incurred by him in connection with the Company’s business prior to the last day of active employment;

●	payment of an amount equal to 24 months base salary;

●	payment of an amount in lieu of his performance bonus equal to 50% of base salary; and

●	continuation of his benefit coverage for a period of six months, or alternatively, if it is unable to continue Mr. Taillon’s participation in one or more of the Company’s benefit plans, the Company shall pay him an amount equal to the premium cost or contributions the Company would otherwise have made in respect of his participation in the relevant plan(s) for six months.

Mr. Taillon is required to give the Company not less than two weeks’ notice in the event of his resignation. Upon receipt of his notice of resignation, or at any time thereafter, the Company has the right to elect to pay, in lieu of such notice period, Mr. Taillon’s salary for the remainder of the notice period and a reasonable amount in lieu of his benefits for that period. If the Company elects for payment in lieu of notice, the Mr. Taillon’s employment shall terminate immediately upon such payment.

In the event of death, Mr. Taillon’s employment shall be deemed to have terminated on the date thereof and the Company shall pay his estate the amounts specified above in respect of termination without cause.

Employment Agreement with Mehran Ehsan

Pursuant to an employment agreement between the Company and Mehran Ehsan dated May 1, 2022, the Company employed Mr. Ehsan to serve as the President and Chief Executive Officer of the Company and to perform such duties and have such authority as may from time to time be assigned by the Board. As compensation for the performance of such duties, the Company paid Mr. Ehsan an annual base salary of $250,000. Mr. Ehsan was also eligible for cash bonuses and grants of stock options under the Company’s stock incentive plans, in the sole discretion of the Board, as well as group health, medical and disability insurance benefits and any other fringe benefit programs that the Company maintains from time to time for the benefit of its employees.

Mr. Ehsan resigned as President and CEO of the Company on April 29, 2024. On May 15, 2024, the Company amended the employment agreement to change his role to Vice President of Business Development, effective April 29, 2024. All other terms and conditions of the employment agreement remained the same. This agreement was terminated upon Mr. Ehsan’s termination on August 30, 2024.

Separation Agreement with Mehran Ehsan

On August 30, 2024, we entered into a Separation Agreement with Mehran Ehsan, the Company’s former Chief Executive Officer, until April 29, 2024 and Vice President of Business Development, until August 30, 2024 (the “Separation Agreement”). The Separation Agreement provides for: (i) a lump sum payment of $100,000 payable upon the Company’s receipt of capital investment of no less than $1,000,000 or by October 31, 2024, whichever occurs first; (ii) six equal monthly payments of $7,500 starting October 1, 2024 (with $37,500 paid as of the date of this prospectus and the final $7,500 payment due on March 1, 2025); and iii) the transfer of ownership of a Company vehicle with a fair value of $35,155. In addition, Mr. Ehsan agreed to make himself reasonably available to us for a period of 12 months following the effective date of the Separation Agreement and to respond promptly for any requests for information regarding us and to fully cooperate in any litigation. Further, Mr. Ehsan agreed to a one-year non-compete in connection with the Separation Agreement.

Employment Agreement with Gregory Montgomery

On May 1, 2022, the Company entered into an employment agreement with Gregory Montgomery in connection with Mr. Montgomery’s appointment as the Company’s Chief Financial Officer. This employment agreement provides that Mr. Montgomery will receive an annual base salary of $50,000 and be eligible to receive an annual cash bonus of up to 100% of this annual salary, subject to the discretion of the board of directors. Under the terms of this employment agreement, if Mr. Montgomery’s employment with the Company is terminated without “cause” (as defined in the agreement) he would be entitled to a severance payment equal to two months of his base salary.

Potential Payments upon Termination or Change of Control

Other than pursuant to the Mr. Taillon’s Employment Agreement, the Company has not granted any termination or change of control benefits with respect to any Compensation Arrangement and there are no compensatory plans or arrangements with respect to any NEO resulting from the resignation, retirement or any other termination of any NEO or from a change of any NEO’s responsibilities following a change of control. In case of termination of NEOs, other than the CEO, common law and statutory law applies.

The table below sets forth information with respect to each NEO currently employed by the Company in order to assist the reader in determining the potential payment to each such NEO in the event of the termination of such NEO’s employment by the Company other than for cause or in the event of a change of control. The estimated payments have been calculated on the basis of employment agreements as they exist at the date of this prospectus and assuming that they were in effect on September 30, 2024.

Name	Estimated Payment Assuming Termination Without Cause on September 30, 2024 ($)	Estimated Payment Assuming a Change of Control on September 30, 2024 ($)
Bradley Taillon	$625,000	—

The estimated payments assuming a change of control on September 30, 2024 are based on the assumption that the NEOs are terminated without cause or elect to terminate the agreements.

Oversight and Description of Director and Named Executive Officer Compensation

Elements of Compensation

Compensation to be awarded or paid to the Company’s directors and/or executive officers, including NEOs consist primarily of management fees, stock options and bonuses. Payments may be made from time to time to executive officers, including NEOs, or companies they control for the provision of consulting or management services. Such services are paid for by the Company at competitive industry rates for work of a similar nature done by reputable arm’s length services providers.

The Board will from time to time determine the stock option grants to be made pursuant to the Option Plan. It is also anticipated that the Board may award bonuses, in its sole discretion, to executive officers (including NEOs) from time to time.

The most significant components of the Company’s executive compensation plan are base salary and an annual incentive bonus. These components are based upon:

●	achievement of specific corporate or segment performance targets;

●	a performance evaluation process, taking into consideration comparative levels of compensation with comparable entities in the Company’s industry;

●	alignment of the compensation level of each individual to that individual’s level of responsibility;

●	the individual’s performance, competencies, skills and achievements;

●	alignment with corporate strategy; and

●	contributions to corporate or segment performance.

Base Salary

The base salary review of any NEO will take into consideration the current competitive market conditions, experience, proven or expected performance, and the particular skills of the NEO. Base salary is not expected to be evaluated against a formal “peer group”. The base salaries for NEOs during the fiscal year ended September 30, 2024 were set at the following:

●	Bradley Taillon (CEO) – Annual Salary of $250,000 commencing May 1, 2024. During the year ended September 30, 2024, Mr. Taillon received $104,167 in his role as Chief Executive Officer and $18,145 for his role as VP Finance.

●	Mehran Ehsan (former CEO) Annual Salary of $250,000 effective as of May 1, 2022. During the year ended September 30, 2024, Mr. Ehsan received $145,834 for his role as Chief Executive Officer and $83,333 for his role as Vice President of Business Development. Mr. Ehsan’s employment with the Company was terminated on August 30, 2024.

Performance-Based Cash Bonuses

Cash bonuses are not a normal part of the Company’s executive compensation. However, the Company may elect to utilize such incentives where the role-related context and competitive environment suggest that such a compensation modality is appropriate. When and if utilized, the amount of cash bonus compensation will normally be paid on the basis of timely achievement of specific pre-agreed milestones. Each milestone will be selected based upon consideration of its impact on shareholder value creation and the ability of the Company to achieve the milestone during a specific interval. The amount of bonus compensation will be determined based upon achievement of the milestone, its importance to the Company’s near and long term goals at the time such bonus is being considered, the bonus compensation awarded to similarly situated executives in similarly situated companies or any other factors the Company may consider appropriate at the time such performance-based bonuses are decided upon.

Stock Options and Other Incentive Awards

The Company’s Long Term Incentive Plan was approved by Board on October 2, 2024, which Long Term Incentive Plan was amended and such amended plan was approved by the Board on October 23, 2024 (as amended, the “Long Term Incentive Plan”) and was approved by shareholders at the Company’s Annual General Meeting of Shareholders on November 4, 2024. The Board approved the adoption of the Long Term Incentive Plan to replace the Company’s 2017 Stock Option Plan and all awards previously issued under the 2017 Stock Option Plan will be deemed issued under the Long Term Incentive Plan. The maximum aggregate number of Shares issuable in respect of all Incentive Securities granted or issued under the Company’s Security Based Compensation Plans, at any point, shall not exceed (twenty percent (20%) of the total number of issued and outstanding Shares on a non-diluted basis at such point in time. See “Stock Option Plans and Other Incentive Plans” above for a more detailed discussion of the Company’s Security Based Compensation Plans.

Options and other incentive awards are also an important component of aligning the objectives of the Company’s employees with those of shareholders. The Company expects to provide significant option positions to senior employees and lesser amounts to lower-level employees.

Notwithstanding the above, the Company is still in the development stage and has an informal compensation program and strategy. The management team is committed to developing the operations of the Company and will establish a formal compensation program for directors and executive officers once it begins generating revenues sufficient to sustain operations. The Board is responsible for determining, by way of discussions at Board meetings, the ultimate compensation to be paid to the executive officers of the Company. The Company does not have a formal compensation program with set benchmarks; however, the performance of each executive will be considered along with the Company’s ability to pay compensation and its results of operation for the period.

The Company relies solely on its Board to determine the executive compensation that is to be paid to NEOs and directors without any formal objectives, criteria, or analysis.

Pension and Welfare Benefits

The Company does not currently provide any pension plan or any other kind of welfare benefits for executive officers, directors, or employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our capital stock outstanding as of February 24, 2025 by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Common Shares;

●	each of our directors;

●	each of our named executive officers; and

●	all of our directors and named executive officers as a group.

The percentage ownership information prior to the offering is based on 551,503 Common Shares outstanding as of February 24, 2025 and percentage ownership information after the offering is based on 5,250,897 Common Shares outstanding after the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC. Under these rules, beneficial ownership includes any Common Shares as to which a person has sole or shared voting power or investment power and any Common Shares that the person has the right to acquire within 60 days of February 24, 2025 through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. These shares are deemed to be outstanding and beneficially owned by the person holding such option, warrants or other derivative securities for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Permex Petroleum Corporation, 1700 Post Oak Blvd, 2 Blvd Place, Suite 600, Houston, Texas, 77056.

	Number of Shares Beneficially Owned		Percentage of Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned After the Offering
Directors and Named Executive Officers:
Bradley Taillon	52,458	(1)	8.69%	*	(2)
Richard Little	20,000	(3)	3.50%	*	(3)
Kevin Nanke	15,000	(4)	2.65%	*	(4)
BaShara (Bo) Boyd	-		-	*
Mehran Ehsan (5)	19,092	(5)	3.46%	*	(5)
Gregory Montgomery	1,875	(6)	*	*	(6)
All Current Executive Officers and Directors as a Group (5 persons)	89,333		13.94%	1.67%
5% or Greater Shareholders:
Kent Lindemuth	1,647,469	(7)	74.92%	*	(8)
Jeffrey E. Eberwein	426,359	(9)	43.60%	*	(8)
John Peckham	54,916	(10)	9.06%	*	(8)
Justin Law	54,916	(11)	9.06%	*	(8)
John James Lendrum	82,813	(12)	14.30%	1.57	%(12)
James Perry Bryan	73,437	(13)	12.75%	1.39	%(13)
Ramnarain Jaigobind (14)	134,456	(15)	21.21%	1.55	%(16)

* less than 1%.

(1) Represents 25,000 Common Shares issuable upon exercise of options with an exercise price of $2.44 and 27,458 shares issuable upon conversion of $52,444 of 10% senior secured convertible notes (including accrued interest as of January 27, 2025 and interest accruing for 60-days after January 27, 2025) at a conversion price of $1.91. Excludes warrants to purchase up to 26,150 Common Shares as the holder of the warrants may not exercise the warrants to the extent such exercise would cause such holder, together with its affiliates and attribution parties, to beneficially own a number of Common Shares which would exceed 4.99% (or, at the election of the holder, 9.99%) of our then outstanding Common Shares following such exercise

(2) Represents 25,000 Common Shares issuable upon exercise of options with an exercise price of $2.44.

(3) Represents 20,000 Common Shares issuable upon exercise of options with an exercise price of $2.44.

(4) Represents 15,000 Common Shares issuable upon exercise of options with an exercise price of $2.44.

(5) Represents (i) 8,571 Common Shares owned by Mehran Ehsan, (ii) 10,417 Common Shares owned by N.A. Energy Resources Corporation, and (iii) 104 Common Shares owned by Mehran Ehsan’s spouse. Mehran Ehsan is the President and Chief Executive Officer of N.A. Energy Resources Corporation and in such capacity has the right to vote and dispose of the securities held by such entity.

(6) Represents 1,250 Common Shares issuable upon exercise of options with an exercise price of $12.00 CAD and 625 Common Shares issuable upon exercise of options with an exercise price of $57.60 CAD.

(7) Represents 1,647,469 Common Shares issuable upon conversion of $3,146,667 of 10% senior secured convertible notes (including accrued interest as of February 24, 2025 and interest accruing for 60-days after February 24, 2025) at a conversion price of $1.91. The address is 4350 NW Green Hills, Topeka, KS 66618. Excludes warrants to purchase up to 1,569,000 Common Shares as the holder of the warrants may not exercise the warrants to the extent such exercise would cause such holder, together with its affiliates and attribution parties, to beneficially own a number of Common Shares which would exceed 4.99% (or, at the election of the holder, 9.99%) of our then outstanding Common Shares following such exercise.

(8) The shareholder will not beneficially own any Common Shares following the offering

(9) Represents 426,359 Common Shares issuable upon conversion of $814,346 of 10% senior secured convertible notes (including accrued interest as of February 24, 2025 and interest accruing for 60-days after February 24, 2025) at a conversion price of $1.91. The address is 4 Lockwood Avenue, Old Greenwich, CT 06870. Excludes warrants to purchase up to 406,051 Common Shares as the holder of the warrants may not exercise the warrants to the extent such exercise would cause such holder, together with its affiliates and attribution parties, to beneficially own a number of Common Shares which would exceed 4.99% (or, at the election of the holder, 9.99%) of our then outstanding Common Shares following such exercise.

(10) Represents 54,916 Common Shares issuable upon conversion of $104,889 of 10% senior secured convertible notes (including accrued interest as of February 24, 2025 and interest accruing for 60-days after February 24, 2025) at a conversion price of $1.91. The address is 130 S Estates Dr, Salina, KS 67401. Excludes warrants to purchase up to 52,300 Common Shares as the holder of the warrants may not exercise the warrants to the extent such exercise would cause such holder, together with its affiliates and attribution parties, to beneficially own a number of Common Shares which would exceed 4.99% (or, at the election of the holder, 9.99%) of our then outstanding Common Shares following such exercise.

(11) Represents 54,916 Common Shares issuable upon conversion of $104,889 of 10% senior secured convertible notes (including accrued interest as of February 24, 2025 and interest accruing for 60-days after February 24, 2025) at a conversion price of $1.91. The address is 2223 Tamarron Terrace, Manhattan, KS 66502. Excludes warrants to purchase up to 52,300 Common Shares as the holder of the warrants may not exercise the warrants to the extent such exercise would cause such holder, together with its affiliates and attribution parties, to beneficially own a number of Common Shares which would exceed 4.99% (or, at the election of the holder, 9.99%) of our then outstanding Common Shares following such exercise

(12) Represents (i) 29,167 Common Shares owned by Petro Americas Resources, LLC, (ii) 26,042 Common Shares owned by Rockport Permian, LLC, (iii) 13,021 Common Shares issuable upon exercise of warrants owned by Rockport Permian, LLC and (iv) 14,583 Common Shares issuable upon exercise of warrants owned by Petro Americas Resources, LLC. John James Lendrum has the right to vote and dispose of the securities held by each of Petro Americas Resources, LLC and Rockport Permian, LLC.

(13) Represents (i) 48,958 Common Shares owned by Pratt Oil and Gas, LLC and (ii) 24,479 Common Shares issuable upon exercise of warrants owned by Pratt Oil and Gas, LLC. James Perry Bryan has the right to vote and dispose of the securities held by Pratt Oil and Gas, LLC.

(14) Ramnarain Jaigobind is a principal of ThinkEquity LLC a registered broker dealer with a registered address of c/o ThinkEquity LLC, 17 State Street, 41st Floor New York, NY 10004. ThinkEquity LLC acted as the Company’s placement agent for its March 2022 private placement offering, as financial advisor for the June 2023 warrant exercise program and is the representative for the several underwriters of the Company’s initial public offering.

(15) Represents 52,083 Common Shares and 82,373 shares issuable upon conversion of $157,333 of 10% senior secured convertible notes (including accrued interest as of February 24, 2025 and interest accruing for 60-days after February 24, 2025) at a conversion price of $1.91. Mr. Jaigobind disclaims beneficial ownership of warrants to purchase up to 108,901 Common Shares as the holder of the warrants may not exercise the warrants to the extent such exercise would cause such holder, together with its affiliates and attribution parties, to beneficially own a number of Common Shares which would exceed 4.99% (or, at the election of the holder, 9.99%) of our then outstanding Common Shares following such exercise.

(16) Represents (i) 52,083 Common Shares and (ii) 30,451 Common Shares issuable upon exercise of warrants.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions during our last two fiscal years to which we have been a party, including transactions in which the amount involved in the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements which are described elsewhere in this prospectus. We are not otherwise a party to a current related party transaction and no transaction is currently proposed, in which the amount of the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which a related person had or will have a direct or indirect material interest.

Transactions with Related Parties

On August 30, 2024, we entered into a Separation Agreement with Mehran Ehsan, the Company’s former Chief Executive Officer, until April 29, 2024 and Vice President of Business Development, until August 30, 2024. The Separation Agreement provides for: (i) a lump sum payment of $100,000 payable upon the Company’s receipt of capital investment of no less than $1,000,000 or by October 31, 2024, whichever occurs first; (ii) six equal monthly payments of $7,500 starting October 1, 2024 (with $37,500 paid as of the date of this prospectus and the final $7,500 payment due on March 1, 2025); and (iii) the transfer of ownership of a Company vehicle with a fair value of $35,155. In addition, Mr. Ehsan agreed to make himself reasonably available to us for a period of 12 months following the effective date of the Separation Agreement and to respond promptly for any requests for information regarding us and to fully cooperate in any litigation. Further, Mr. Ehsan agreed to a one-year non-compete in connection with the Separation Agreement

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions of our Articles. The summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of our Articles, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Authorized/Issued Capital

Our authorized share capital consists of an unlimited number of Common Shares without par value. As of February 24, 2025, 551,503 Common Shares were issued and outstanding.

Common Shares

Each Common Share carries the right to attend and vote at all general meetings of shareholders. Holders of the Company’s Common Shares are entitled to dividends, if any, as and when declared by the Board and to one vote per Common Share at meetings of shareholders. In addition, upon liquidation, dissolution or winding-up of the Company, holders of Common Shares may share, on a pro rata basis, the remaining assets of the Company as are distributable to holders of Common Shares of the Company. The Company may, subject to certain exceptions, purchase, redeem or otherwise acquire any of its shares at the price and upon the terms determined by the Board of Directors. The Company’s Common Shares are not subject to call or assessment rights, rights regarding purchase for cancellation or surrender, or any pre-emptive or conversion rights.

Options

Our Long Term Incentive Plan provide for the award of restricted share units, performance share units, deferred share units and options to purchase Common Shares to Directors, Officers, Employees, Management Company Employees, Consultants. As of February 24, 2025, there were options to purchase up to 69,167 Common Shares outstanding at a weighted average exercise price of $4.41 per share.

Warrants

As of February 24, 2025, there were warrants to purchase up to 2,511,904 Common Shares of our stock outstanding at a weighted average exercise price of $5.92 per share.

Transfer Agent and Registrar

Our transfer agent and registrar is TSX Trust Company, whose address is 650 West Georgia Street, Suite 2700, Vancouver, British Columbia, Canada, V6B 4N9. TSX Trust Company maintains our registered list of shareholders.

Listing

Our Common Shares, no par value, are listed on the Canadian Securities Exchange and the Frankfurt Stock Exchange under the symbols “OIL” and “75P”, respectively.

Shareholder Meetings

We must hold a general meeting of our shareholders at least once in each calendar year and not more than 15 months after the preceding annual general meeting at such time and place as may be determined by the directors. If all shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on that date of the unanimous resolution. The location for a meeting of shareholders shall be determined by the directors and may be within or outside of the Province of British Columbia, Canada.

The Company must send notice of the date, time and location of any meeting of shareholders (including, without limitation, any notice specifying the intention to propose a resolution as an exceptional resolution, a special resolution or a special separate resolution, and any notice to consider approving an amalgamation into a foreign jurisdiction, an arrangement or the adoption of an amalgamation agreement, and any notice of a general meeting, class meeting or series meeting), in the manner provided in the Company’s Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless the Articles of the Company otherwise provide, at least 21 days before the meeting if and for so long as the Company is a public company.

Limitations on Liability and Indemnification of Directors and Officers

Subject to the BCBCA, the Company must indemnify a director, former director or alternate director of the Company against all judgment, penalty or find award or imposed in, or an amount paid in settlement of, an eligible proceeding. An eligible proceeding means: a legal proceeding or investigative action, whether current, threatened, pending or contemplated, in which a director, former director or alternate director of the Company or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Company.

The failure of a director, alternate director or officer of the Company to comply with the BCBCA or the Articles of the Company, or if applicable, any former Companies Act or former Articles, does not invalidate any indemnity to which he or she is entitled pursuant to the Articles of the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Resignation of Independent Registered Public Accounting Firm

On October 31, 2022, Davidson & Company LLP (“Davidson”) resigned as the Company’s independent registered public accounting firm effective October 31, 2022.

Davidson audited the Company’s consolidated financial statements as of and for the fiscal years ended September 30, 2021 and 2020. The report of Davidson on the financial statements of the Company for the fiscal years ended September 30, 2021 and 2020, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended September 30, 2021 and 2020, and through the interim period ended October 31, 2022, there were no disagreements between the Company and Davidson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Davidson, would have caused Davidson to make reference to the subject matter of the disagreements in connection with its audit reports on the Company’s financial statements. During the Company’s two most recent fiscal years ended September 30, 2021 and 2020, and the interim period ended October 31, 2022, Davidson did not advise the Company of any reportable events specified in Item 304(a)(1)(v) of Regulation S-K with respect to the Company.

The Company provided Davidson with a copy of the Company’s current report on Form 8-K in accordance with Item 304(a) of Regulation S-K prior to the filing of such report with the Securities and Exchange Commission and requested that Davidson furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter from Davidson is included as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

Engagement of Independent Registered Public Accounting Firm

On October 31, 2022, through and with the approval of its Audit Committee, the Company appointed Marcum LLP (“Marcum”) as its independent registered public accounting firm. During the Company’s two most recently completed fiscal years and through the date of engagement of Marcum, neither the Company nor anyone on behalf of the Company consulted with Marcum regarding (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements as to which the Company received a written report or oral advice that was an important factor in reaching a decision on any accounting, auditing or financial reporting issue; or (b) any matter that was the subject of a disagreement or a reportable event as defined in Items 304(a)(1)(iv) and (v) of Regulation S-K.

TAX CONSIDERATIONS

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the anticipated U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our Common Shares. This summary addresses only holders who acquire pursuant to this offering and hold Common Shares as “capital assets” (generally, assets held for investment purposes).

The following summary does not purport to address all U.S. federal income tax consequences that may be relevant to a U.S. Holder (as defined below) as a result of the ownership and disposition of our Common Shares, nor does it take into account the specific circumstances of any particular holder, some of which may be subject to special tax rules (including, but not limited to, brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, banks, thrifts and other financial institutions, persons liable for the alternative minimum tax, persons that hold our Common Shares through an entity, persons that will own, or will have owned, directly, indirectly or constructively 10% or more (by vote or value) of our Common Shares, persons that hold our Common Shares as part of a hedging, integration, conversion or constructive sale transaction or a straddle, former citizens or permanent residents of the U.S., or persons whose functional currency is not the U.S. dollar).

This summary is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative pronouncements and rulings of the U.S. Internal Revenue Service (“IRS”) and judicial decisions and the Canada-United States Income Tax Convention (1980), as amended, all as in effect on the date hereof, and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Except as specifically set forth below, this summary does not discuss applicable income tax reporting requirements. This summary does not describe any state, local or foreign tax law considerations, or any aspect of U.S. federal tax law other than income taxation (e.g., estate or gift tax or the Medicare contribution tax). U.S. Holders (as defined below) should consult their own tax advisers regarding such matters.

No legal opinion from U.S. legal counsel or ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the ownership or disposition of our Common Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to different interpretations, the IRS and U.S. courts could disagree with one or more of the positions taken in this summary.

As used in this summary of U.S. federal income tax consequences, a “U.S. Holder” is a beneficial owner of our Common Shares who, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the U.S., (ii) a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (B) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

The tax treatment of a partner in a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that holds our Common Shares may depend on both the partnership’s and the partner’s status and the activities of the partnership. Partnerships (or other entities or arrangements classified as a partnership for U.S. federal income tax purposes) that are beneficial owners of our Common Shares, and their partners and other owners, should consult their own tax advisers regarding the tax consequences of the ownership and disposition of our Common Shares.

The following discussion is for general information purposes only, does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular U.S. Holder in light of such holder’s circumstances and income tax situation, and is not intended to be, nor should it be construed to be, legal or tax advice to any U.S. Holder. No opinion or representation with respect to the U.S. federal income tax consequences to any U.S. Holder is made. Each U.S. Holder is urged to consult its own tax advisor regarding the particular tax consequences to it pursuant to this offering, including the application of U.S. federal, state and local tax Laws, as well as any applicable non-U.S. tax Laws, to a U.S. Holder’s particular situation, and of any change in applicable tax Laws.

General Rules Applicable to our Common Shares

Distributions on Common Shares

In general, subject to the “passive foreign investment company” (or “PFIC”) rules discussed below, the gross amount of any distribution received by a U.S. Holder with respect to our Common Shares (including amounts withheld to pay Canadian withholding taxes) will be included in the gross income of the U.S. Holder as a dividend to the extent attributable to our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. We may not calculate our earnings and profits each year under U.S. federal income tax rules. Accordingly, U.S. Holders should expect that a distribution generally will be treated as a dividend for U.S. federal income tax purposes. Subject to the PFIC rules discussed below, distributions on our Common Shares to certain non-corporate U.S. Holders that are treated as dividends may be taxed at preferential rates provided we are not treated as a PFIC for the taxable year of the distribution or the preceding taxable year, and certain other (including holding period) requirements are satisfied. Such dividends will not be eligible for the “dividends received” deduction ordinarily allowed to corporate shareholders with respect to dividends received from U.S. corporations.

The amount of any dividend paid in Canadian dollars (including amounts withheld to pay Canadian withholding taxes) will equal the U.S. dollar value of the Canadian dollars calculated by reference to the exchange rate in effect on the date the dividend is actually or constructively received by the U.S. Holder, regardless of whether the Canadian dollars are converted into U.S. dollars. A U.S. Holder will have a tax basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. If the Canadian dollars received are converted into U.S. dollars on the date of receipt, the U.S. Holder should generally not be required to recognize foreign currency gain or loss in respect of the distribution. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder may recognize foreign currency gain or loss on a subsequent conversion or other disposition of the Canadian dollars. Such gain or loss will be treated as ordinary income or loss and, in the case of a foreign currency loss of a non-corporate U.S. Holder, may be a non-deductible investment expense.

Distributions on our Common Shares that are treated as dividends generally will constitute income from sources outside the United States. A U.S. Holder may be eligible to elect to claim a U.S. foreign tax credit against its U.S. federal income tax liability, subject to applicable limitations and holding period requirements, for Canadian tax withheld, if any, from distributions received in respect of its Common Shares. A U.S. Holder that does not elect to claim a U.S. foreign tax credit may instead claim a deduction for Canadian tax withheld, but only for a taxable year in which the U.S. Holder elects to do so with respect to all foreign income taxes paid or accrued in such taxable year. The rules relating to U.S. foreign tax credits are complex, and each U.S. Holder should consult its own tax adviser regarding the application of such rules.

Sale, Exchange or Other Taxable Disposition of Common Shares

A U.S. Holder generally will recognize gain or loss on the sale, exchange or other taxable disposition of our Common Shares in an amount equal to the difference, if any, between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in our Common Shares exchanged therefor. Subject to the PFIC rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain (currently taxable at a reduced rate for non-corporate U.S. Holders) or loss if, on the date of the sale, exchange or other taxable disposition, our Common Shares have been held by such U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations. Such gain or loss generally will be sourced within the U.S. for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation is a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For the purposes of the above calculations, a non-U.S. corporation that owns directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash generally is a passive asset for these purposes, other than certain limited working capital exception. Although we currently do not expect to be a PFIC for our current taxable year, because our PFIC status for any taxable year can be determined only after the end of the year and will depend on the composition of our income and assets and the value of our assets from time to time, there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year.

If we were a PFIC for any taxable year and any of our subsidiaries, consolidated affiliated entities or other companies, in which we own or are treated as owning equity interests were also a PFIC (any such entity, a “Lower-tier PFIC”), U.S. Holders would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the subsequent paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if the U.S. Holders held such shares directly, even though the U.S. Holders had not received the proceeds of those distributions or dispositions.

In general, if we were a PFIC for any taxable year during which a U.S. Holder holds our Common Shares, gain recognized by such U.S. Holder on a sale or other disposition (including certain pledges) of our Common Shares would be allocated ratably over the U.S. Holder’s holding period. The amounts allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by a U.S. Holder in any year on its Common Shares exceed 125% of the average of the annual distributions on the Common Shares received during the preceding three taxable years or the U.S. Holder’s holding period for the Common Shares, whichever is shorter, such distributions would be subject to taxation in the same manner.

Alternatively, if we were a PFIC and if our Common Shares were “regularly traded” on a “qualified exchange,” as defined by applicable Treasury regulations, a U.S. Holder could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described in the preceding paragraph. Our Common Shares would be treated as “regularly traded” for any calendar year in which more than a de minimis quantity of our Common Shares were traded on a qualified exchange on at least 15 days during each calendar quarter. There is uncertainty on whether our Common Shares are considered to be so traded. U.S. Holders will not be able to make a mark-to-market election with respect to Lower-tier PFICs, if any. Accordingly, if we were a PFIC for any taxable year even if, a U.S. Holder is able to make a mark-to-market election with respect to our shares, such holder may continue to be subject to the general PFIC rules with respect to its indirect interest in any Lower-tier PFICs.

If a U.S. Holder makes a valid mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of our Common Shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of our Common Shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in our Common Shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of our Common Shares will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as a capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on our Common Shares will be treated as discussed under “Distributions on Common Shares” above.

If we are a PFIC for any taxable year during which a U.S. Holder owns our Common Shares, we will continue to be treated as a PFIC with respect to the U.S. Holder for all succeeding years during which the U.S. Holder owns our Common Shares, even if we cease to meet the threshold requirements for PFIC status.

We do not intend to provide the information that would otherwise enable U.S. Holders to make a “qualified electing fund” election, which would have resulted in alternate treatment if we were a PFIC for any taxable year.

If we were a PFIC for any taxable year during which a U.S. Holder owned any of our Common Shares, the U.S. Holder would generally be required to file annual reports with the IRS.

The U.S. federal income tax rules relating to PFICs are very complex. U.S. Holders should consult their tax advisers regarding the determination of whether we are a PFIC for any taxable year and the potential application of the PFIC rules in their ownership and disposition of our Common Shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds from the sale or exchange of our Common Shares that are made within the U.S. or through certain U.S.-related financial intermediaries generally are subject to information reporting and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding, generally on IRS Form W-9. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders who are individuals (or entities formed or availed of to hold certain “specified foreign financial assets”) may be required to report information relating to their ownership of our Common Shares unless our Common Shares are held in accounts at financial institutions (in which case the accounts may be reportable if maintained by non-U.S. financial institutions). U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to our Common Shares.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summarizes the principal Canadian federal income tax consequences applicable to the holding and disposition of our Common Shares in the capital of the Company by a holder who is not, and is not deemed to be, a resident of Canada for the purposes of the Income Tax Act (Canada) (the “Tax Act”), and who holds such Common Shares solely as capital property and does not use or hold, and is not deemed to use or hold, our Common Shares in connection with carrying on a business in Canada, referred to in this summary of Canadian federal income tax consequences as a “U.S. Holder.” This summary is not applicable to a U.S. Holder that is an insurer carrying on an insurance business in Canada and elsewhere.

This summary is based on the current provisions of the Tax Act, the regulations thereunder, all amendments thereto publicly proposed by the government of Canada, the published administrative practices of the Canada Revenue Agency, and the current provisions of the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”). Except as otherwise expressly provided, this summary does not take into account any provincial, territorial or foreign (including without limitation, any U.S.) tax law or treaty. It has been assumed that all currently proposed amendments will be enacted substantially as proposed and that there is no other relevant change in any governing law or practice, although no assurance can be given in these respects.

Each U.S. Holder is advised to obtain tax and legal advice applicable to such U.S. Holder’s particular circumstances.

Receipt of Dividends

Dividends paid or credited or deemed to be paid or credited to a U.S. Holder by the Company are subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend unless reduced by the terms of the Canada-U.S. Tax Convention. The rate of withholding tax on dividends paid or credited to a U.S. Holder who is resident in the U.S. for purposes of the Canada-U.S. Tax Convention and entitled to full benefits thereunder is generally reduced to 15% of the gross amount of the dividend (or 5% in the case of a U.S. Holder that is a company beneficially owning at least 10% of the Company’s voting shares). The Company is required to withhold the applicable tax from the dividend payable to the U.S. Holder, and to remit the tax to the Receiver General of Canada for the account of the U.S. Holder.

Disposition of Common Shares

A U.S. Holder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of a Common Share unless such Common Share constitutes “taxable Canadian property” (as defined in the Tax Act) of the U.S. Holder at the time of disposition and the gain is not exempt from tax pursuant to the terms of the Canada-U.S. Tax Convention.

Provided our Common Shares are listed on a “designated stock exchange”, as defined in the Tax Act at the time of disposition, our Common Shares will generally not constitute taxable Canadian property of a U.S. Holder at that time, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are satisfied concurrently: (i) (a) the U.S. Holder; (b) persons with whom the U.S. Holder did not deal at arm’s length; (c) partnerships in which the U.S. Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; or (d) any combination of the persons and partnerships described in (a) through (c), owned 25% or more of the issued shares of any class or series of shares of the Company; and (ii) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of: real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (each as defined in the Tax Act), and options in respect of, or interests in or for civil law rights in, such properties. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, our Common Shares may be deemed to be taxable Canadian property. Even if our Common Shares are taxable Canadian property of a U.S. Holder, such U.S. Holder may be exempt from tax under the Tax Act on the disposition of such Common Shares by virtue of the Canada-U.S. Tax Convention. In cases where a U.S. Holder disposes, or is deemed to dispose, of a Common Share that is taxable Canadian property of that U.S. Holder, and the U.S. Holder is not entitled to an exemption from tax under the Tax Act or pursuant to the terms of the Canada-U.S. Tax Convention, the U.S. Holder generally will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the U.S. Holder of such Common Shares, as the case may be, immediately before the disposition or deemed disposition.

A U.S. Holder who disposes of a Common Share that is taxable Canadian property and is not exempt from tax under the Tax Act by virtue of the Canada-U.S. Tax Convention will be obligated to comply with the withholding and reporting obligations imposed under section 116 of the Tax Act and to obtain a certificate pursuant to section 116 of the Tax Act.

Capital Gains and Capital Losses

Generally, a U.S. Holder is required to include in computing income earned in Canada for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by the U.S. Holder in such taxation year from the disposition or deemed disposition of taxable Canadian property, which is not exempt from tax under the Canada-U.S. Tax Convention. Subject to and in accordance with the rules contained in the Tax Act, a U.S. Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a particular taxation year from the disposition or deemed disposition of taxable Canadian property against taxable capital gains realized by the U.S. Holder in the year from the disposition or deemed disposition of taxable Canadian property. Allowable capital losses from the disposition or deemed disposition of taxable Canadian property in excess of taxable capital gains realized in a particular taxation year from the disposition or deemed disposition of taxable Canadian property may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years from the disposition or deemed disposition of taxable Canadian property, to the extent and under the circumstances described in the Tax Act.

U.S. Holders who hold our Common Shares should consult their own tax advisers as to whether their Common Shares are taxable Canadian property.

CAUTIONARY STATEMENT ON SERVICE OF PROCESS AND THE ENFORCEMENT OF CIVIL LIABILITIES

We are a British Columbia, Canada company. As a result, the rights of holders of our Common Shares will be governed by the laws of British Columbia, Canada and our Articles. The rights of shareholders under the laws of British Columbia, Canada may differ from the rights of shareholders of companies incorporated in other jurisdictions. Some of our directors and some of the named experts referred to in this prospectus are not residents of the U.S. As a result, it may be difficult for investors to effect service of process on those persons in the U.S. or to enforce in the U.S. judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. Uncertainty exists as to whether courts in British Columbia, Canada will enforce judgments obtained in other jurisdictions, including the U.S., against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in British Columbia, Canada against us or our directors or officers under the securities laws of other jurisdictions.

PLAN OF DISTRIBUTION

The Selling Shareholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in tum engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in tum may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Shareholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Shareholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Shareholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and are informing the Selling Shareholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Sheppard, Mullin, Richter & Hampton LLP, Los Angeles, California is acting as counsel to the Company regarding United States securities law matters. The validity of the issuance of the securities offered hereby and other matters under the laws of British Columbia, Canada will be passed upon for us by DuMoulin Black LLP, Vancouver, British Columbia, Canada.

EXPERTS

The consolidated financial statements of Permex Petroleum Corporation as of September 30, 2024 and 2023 and for each of the years then ended, appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which includes an explanatory paragraph as to the Company’s ability to continue as a going concern) and included in this prospectus, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Certain estimates of our oil and gas reserves and related information included in this prospectus have been derived from reports prepared by the independent engineering firm, MKM Engineering. All such information has been so included on the authority of such firm as an expert regarding the matters contained in its reports.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the Common Shares offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the periodic reporting and other informational requirements of the Exchange Act, which requires us to file reports, including annual reports, and other information with the SEC.

All information filed with the SEC, including the registration statement, will be available at the SEC’s web site at www.sec.gov. We will also make our filings available on our website at www.permexpetroleum.com. The information on our website, however, is not a part of this prospectus.

ABOUT THIS PROSPECTUS

Exclusive Information

In evaluating an investment in our securities, you should rely only on the information contained in this prospectus. We have not authorized any person to provide you with information that is different from that contained in this prospectus.

Management Estimates

Management estimates are derived in part from information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Our estimates involve risks and uncertainties, and are subject to change based on various factors, including those discussed in this prospectus under the heading “Risk Factors.”

These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by our management. See “Cautionary Note Regarding Forward-Looking Statements.”

References

All references to “U.S. Dollars,” “USD” or “$” are to the legal currency of the United States; all references to “CAD$” and “C$” are to the legal currency of Canada. All references to “M$” are in thousands of dollars.

Trademarks, Service Marks, and Trade Names

This prospectus may contain trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus are listed without the TM, SM, © and ® symbols, but parties may assert, to the fullest extent under applicable law, their rights to these trademarks, service marks, trade names and copyrights.

Date of Information

The information contained in this prospectus is accurate only as of the date of this prospectus. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2024 AND 2023

THREE MONTHS ENDED DECEMBER 31, 2024

(EXPRESSED IN UNITED STATES DOLLARS)

PERMEX PETROLEUM CORPORATION

UNAUDITED FINANCIAL STATEMENTS

Condensed Interim Consolidated Balance Sheets as of December 31, 2024 (Unaudited) and September 30, 2024	F-28

Condensed Interim Consolidated Statements of Loss for the Three Months Ended March 31, 2024 and 2023 (Unaudited)	F-29

Condensed Interim Consolidated Statements of Equity for the Three Months Ended December 31, 2024 and 2023 (Unaudited)	F-30

Condensed Interim Consolidated Statements of Cash Flows for the Three Months Ended December 31, 2024 and 2023 (Unaudited)	F-31

Notes to Condensed Interim Consolidated Financial Statements (Unaudited)	F-32

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Permex Petroleum Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Permex Petroleum Corporation (the “Company”) as of September 30, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended September 30, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2022.

Houston, Texas

January 14, 2025

F-2

PERMEX PETROLEUM CORPORATION

CONSOLIDATED BALANCE SHEETS

AS AT SEPTEMBER 30

	2024	2023

ASSETS
Current assets
Cash	$1,513,591	$82,736
Trade and other receivables (net of allowance: 2024 - $nil; 2023 - $nil)	44,932	78,441
Prepaid expenses and deposits	146,452	127,239
Total current assets	1,704,975	288,416

Non-current assets
Reclamation deposits	75,000	145,000
Property and equipment, net of accumulated depletion and depreciation	10,281,248	10,361,419
Right of use asset, net	-	146,912

Total assets	$12,061,223	$10,941,747

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Trade and other payables	$3,786,909	$3,228,327
Loans payable	160,936	125,936
Convertible debentures	1,365,000	-
Debt subscription proceeds	2,250,000	-
Lease liability – current portion	-	77,069
Total current liabilities	7,562,845	3,431,332

Non-current liabilities
Asset retirement obligations	392,977	260,167
Lease liability, less current portion	-	81,456

Total liabilities	7,955,822	3,772,955

Stockholders’ Equity
Common stock, no par value per share; unlimited shares authorized, 551,503 shares* issued and outstanding as of September 30, 2024 and 2023.	14,947,150	14,947,150
Additional paid-in capital	5,475,316	4,549,431
Accumulated other comprehensive loss	(127,413)	(127,413)
Accumulated deficit	(16,189,652)	(12,200,376)
Total stockholders’ equity	4,105,401	7,168,792

Total liabilities and stockholders’ equity	$12,061,223	$10,941,747

*	The number of shares has been restated to reflect the 4:1 reverse stock split effective on October 23, 2023 (Note 1). All historical share and per share amounts reflected in this report have been adjusted to reflect the reverse stock split.

The accompanying notes are an integral part of these consolidated financial statements

F-3

PERMEX PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

YEARS ENDED SEPTEMBER 30

	2024	2023

Revenues
Oil and gas sales	$100,220	$665,623
Royalty income	15,813	23,204
Total revenues	116,033	688,827

Operating expenses
Lease operating expense	196,428	879,471
General and administrative	2,718,975	3,536,118
Depletion and depreciation	82,215	154,834
Accretion on asset retirement obligations	36,792	31,976
Loss on settlement of asset retirement obligations	-	66,067
Loss on settlement of lease liability	38,825	-
Write-off of property and equipment	62,046	-
Total operating expenses	(3,135,281)	(4,668,466)

Loss from operations	(3,019,248)	(3,979,639)

Other income (expense)
Interest income	-	108
Other income	8,000	24,000
Foreign exchange gain (loss)	133	(3,671)
Change in fair value of warrant liability	-	22,570
Gain on settlement of warrant liability	-	930
Interest and debt expense	(483,110)	(4,259)
Loss on debt extinguishment	(495,051)	-
Total other income (expense)	(970,028)	39,678

Net loss and comprehensive loss	(3,989,276)	(3,939,961)

Deemed dividend arising from warrant modification	-	(543,234)

Net loss attributable to common stockholders	$(3,989,276)	$(4,483,195)

Basic and diluted loss and comprehensive loss per common share	$(7.23)	$(8.81)

Weighted average number of common shares outstanding*	551,503	$508,813

*	The number of shares has been restated to reflect the 4:1 reverse stock split effective on October 23, 2023 (Note 1). All historical share and per share amounts reflected in this report have been adjusted to reflect the reverse stock split.

The accompanying notes are an integral part of these consolidated financial statements.

F-4

PERMEX PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Number of Shares*	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total stockholders’ equity

Balance, September 30, 2022	483,150	$14,337,739	$4,513,194	$(127,413)	$(8,260,415)	$10,463,105

Exercise of warrants	68,353	781,953	-	-	-	781,953
Share issuance costs	-	(172,542)	35,919	-	-	(136,623)
Deemed dividend arising from warrant modification	-	-	543,234	-	-	543,234
Warrant modification	-	-	(543,234)	-	-	(543,234)
Share-based payments	-	-	318	-	-	318
Net loss	-	-	-	-	(3,939,961)	(3,939,961)

Balance, September 30, 2023	551,503	$14,947,150	$4,549,431	$(127,413)	$(12,200,376)	$7,168,792

Warrants issued in private placement	-	-	431,666	-	-	431,666
Warrants issued for debt amendment	-	-	494,219	-	-	494,219
Net loss	-	-	-	-	(3,989,276)	(3,989,276)

Balance, September 30, 2024	551,503	$14,947,150	$5,475,316	$(127,413)	$(16,189,652)	$4,105,401

*	The number of shares has been restated to reflect the 4:1 reverse stock split effective on October 23, 2023 (Note 1). All historical share and per share amounts reflected in this report have been adjusted to reflect the reverse stock split.

The accompanying notes are an integral part of these consolidated financial statements.

F-5

PERMEX PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED SEPTEMBER 30

	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,989,276)	$(3,939,961)
Adjustments to reconcile net loss to net cash from operating activities:
Accretion on asset retirement obligations	36,792	31,976
Depletion and depreciation	82,215	154,834
Foreign exchange loss (gain)	(133)	-
Amortization of debt discount	430,834	-
Loss on debt extinguishment	495,051	-
Change in fair value of warrant liability	-	(22,570)
Gain on settlement of warrant liability	-	(930)
Loss on settlement of asset retirement obligations	-	66,067
Share-based payments	-	318
Loss on settlement of lease liability	38,825	-
Gain on settlement of trade payables	(185,119)	-
Write-off of property and equipment	62,046	-

Changes in operating assets and liabilities:
Trade and other receivables	33,509	58,773
Prepaid expenses and deposits	(19,213)	190,038
Trade and other payables	778,989	1,157,736
Right of use asset and lease liability	(50,438)	7,503
Net cash used in operating activities	(2,285,918)	(2,296,216)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures on property	(3,227)	(1,445,021)
Reclamation deposit redemption	70,000	-
Net cash provided by (used in) investing activities	66,773	(1,445,021)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debenture financing	1,365,000	-
Proceeds from debt financing subscriptions received	2,250,000	-
Proceeds from exercise of warrants	-	781,953
Share issuance costs	-	(136,623)
Convertible debenture repayment to related party	-	(38,291)
Loan payable proceeds	45,000	-
Loan repayment	(10,000)	(83,561)
Net cash provided by financing activities	3,650,000	523,478

Change in cash during the year	1,430,855	(3,217,759)

Cash, beginning of the year	82,736	3,300,495

Cash, end of the year	$1,513,591	$82,736

Supplemental cash flow disclosures:
Interest paid	$2,272	$4,259
Taxes paid	$-	$-

Supplemental disclosures of non-cash investing and financing activities:
Share purchase warrants issued in connection with debt issuance	$431,666	$-
Share purchase warrants issued in connection with exercise of warrants	$-	$579,153
Trade and other payables related to property and equipment	$-	$1,299,929
Equipment transferred in settlement with former CEO	$35,155	$-
Loan payable issued for settlement	$-	$209,497
Changes in estimates of asset retirement obligations	$(96,018)	$7,934

The accompanying notes are an integral part of these consolidated financial statements.

F-6

PERMEX PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2024 AND 2023

1. BACKGROUND

Permex Petroleum Corporation (the “Company”) was incorporated on April 24, 2017 under the laws of British Columbia, Canada and maintains its head office at 1700 Post Oak Boulevard, 2 Blvd Place Suite 600, Houston Texas, 77056. Its registered office is located at 10th floor, 595 Howe Street, Vancouver, British Columbia, Canada, V6C 2T5. The Company is primarily engaged in the acquisition, development and production of oil and gas properties in the United States. The Company’s oil and gas interests are located in Texas and New Mexico, USA. The Company is listed on the Canadian Securities Exchange (the “CSE”) under the symbol “OIL”.

On September 12, 2023, the Company’s board of directors approved a reverse stock split of the Company’s issued and outstanding common stock at a 1 for 4 ratio, which was effective October 23, 2023. All issued and outstanding common stock, options, and warrants to purchase common stock and per share amounts contained in the financial statements have been retroactively adjusted to reflect the reverse stock splits for all periods presented.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of Consolidation

The accompanying consolidated financial statements include the assets, liabilities, revenue and expenses of the Company’s wholly-owned subsidiary, Permex Petroleum US Corporation. All intercompany balances and transactions have been eliminated.

Going concern of operations

These consolidated financial statements have been prepared on a going concern basis which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company has incurred losses since inception in the amount of $16,189,652, has a working capital deficiency of $5,857,870 as of September 30, 2024 and has not yet achieved profitable operations. The Company requires equity or debt financings to fund its continuing operation, which it has been unable to secure in sufficient amounts to date, and there can be no assurances that it will be able to do so in the future. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The Company expects to raise additional funds through equity and debt financings. There is no assurance that such financing will be available in the future. During the year ended September 30, 2024, the Company raised $1,365,000 through the issuance of convertible debentures and received additional proceeds of $2,250,000 from debt financing subscriptions. Subsequent to September 30, 2024, the Company received further subscription proceeds of $601,601 to complete a convertible debenture financing with total gross proceeds of $4,276,389. The $1,365,000 convertible debentures that matured on September 12, 2024 and accrued interest of $59,788 were retired in exchange for the new convertible debenture units. Management believes that these actions provide a path for the Company to continue as a going concern subject to its continued ability to raise funds to maintain its operations and manage its working capital deficiency.

In view of these matters, continuation as a going concern is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financial requirements, raise additional capital, and the success of its future operations. The financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Company not continue as a going concern.

F-7

PERMEX PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2024 AND 2023

2. Significant Accounting Policies (cont’d…)

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Management evaluates these estimates and judgments on an ongoing basis and bases its estimates on experience, current and expected future conditions, third-party evaluations and various other assumptions that management believes are reasonable under the circumstances.

Significant estimates have been used by management in conjunction with the following: (i) the fair value of assets when determining the existence of impairment factors and the amount of impairment, if any; (ii) the costs of site restoration when determining decommissioning liabilities; (iii) the useful lives of assets for the purposes of depletion and depreciation; (iv) petroleum and natural gas reserves; and (v) share-based payments. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash and cash equivalents. Cash and cash equivalents are recorded at cost, which approximates fair value. The Company had no cash equivalents as of September 30, 2024 and 2023.

Trade and other receivables

Trade and other receivables are stated at net realizable value. The majority of customers have payment terms of 30 days or less. The Company’s oil and gas revenues are mainly derived from three significant customers. As a result, the Company’s trade receivables are exposed to a concentration of credit risk. The Company routinely assesses the financial strength of its customers. On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off based on a past history of write-offs, collections, and current credit conditions. A receivable is considered past due if the Company has not received payments based on agreed-upon terms.

Property and equipment

The Company follows the successful efforts method of accounting for its oil and gas properties. All costs for development wells along with related acquisition costs, the costs of drilling development wells, and related estimated future asset retirement costs are capitalized. Exploration costs, such as exploratory geological and geophysical costs, and costs associated with non-productive exploratory wells, delay rentals and exploration overhead are expensed. Costs of drilling exploratory wells are capitalized pending determination of whether the wells found proved reserves. Costs of wells that are assigned proved reserves remain capitalized. Costs also are capitalized for exploratory wells that have found crude oil and natural gas reserves even if the reserves cannot be classified as proved when the drilling is completed, provided the exploratory well has found a sufficient quantity of reserves to justify its completion as a producing well and the Company is making sufficient progress assessing the reserves and the economic and operating viability of the project. The Company groups its oil and gas properties with a common geological structure or stratigraphic condition (“common operating field”) for purposes of computing depletion expenses, assessing proved property impairments and accounting for asset dispositions.

Capitalized costs of proved oil and gas properties are depleted by individual field using a unit-of-production method based on proved and probable developed reserves. Proved reserves are estimated using reserve engineer reports and represent the estimated quantities of crude oil, natural gas and natural gas liquids, which geological, geophysical and engineering data demonstrate with a specified degree of certainty to be recoverable in future years from known reservoirs and which are considered commercially producible.

F-8

PERMEX PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2024 AND 2023

2. Significant Accounting Policies (cont’d…)

Property and equipment (cont’d…)

Proved oil and natural gas properties are assessed for possible impairment by comparing their carrying values with their associated undiscounted future net cash flows. Events that can trigger assessments for possible impairments include write-downs of proved reserves based on field performance, significant decreases in the market value of an asset (including changes to the commodity price forecast or carbon costs), significant change in the extent or manner of use of or a physical change in an asset, and a more-likely-than-not expectation that a long-lived asset or asset group will be sold or otherwise disposed of significantly sooner than the end of its previously estimated useful life. Impaired assets are written down to their estimated fair values, generally their discounted, future net cash flows. For proved oil and natural gas properties, the Company performs impairment reviews on a field basis, annually or as appropriate.

Other corporate property and equipment consist primarily of leasehold improvements, vehicle, and office furniture and equipment and are stated at cost less accumulated depreciation. The capitalized costs are generally depreciated on a straight line basis over their estimated useful lives ranging from three to five years.

For property dispositions, measurement is at fair value, unless the transaction lacks commercial substance or fair value cannot be reliably measured. Where the exchange is measured at fair value, a gain or loss is recognized in net income.

Gains or losses are recorded for sales or dispositions of oil and gas properties which constitute an entire common operating field or which result in a significant alteration of the common operating field’s depletion rate. These gains and losses are classified as asset dispositions in the accompanying consolidated statements of loss and comprehensive loss. Partial common operating field sales or dispositions deemed not to significantly alter the depletion rates are generally accounted for as adjustments to capitalized costs with no gain or loss recognized.

Impairment of long-lived assets

The Company assesses long-lived assets for impairment in accordance with the provisions of the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) regarding long-lived assets. It requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value. As of September 30, 2024 and 2023, no impairment charge has been recorded.

Asset retirement obligations

The Company recognizes asset retirement obligations (“ARO”) associated with tangible assets such as well sites when there is a legal obligation associated with the retirement of such assets and the amount can be reasonably estimated. The ARO are measured at the present value of management’s best estimate of the future remediation expenditures at the reporting date. The initial measurement of an ARO is recorded as a liability at its fair value, with an offsetting asset retirement cost recorded as an increase to the associated property and equipment on the consolidated balance sheet. When the assumption used to estimate a recorded ARO change, a revision is recorded to both the ARO and the asset retirement cost. The ARO is accreted to its then present value each period, and the asset retirement cost is depreciated using a systematic and rational method similar to that used for the associated property and equipment.

F-9

PERMEX PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2024 AND 2023

2. SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Fair value measurement

Fair value accounting is applied for all assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company follows the established framework for measuring fair value and expands disclosures about fair value measurements.

The Company categorizes its assets and liabilities measured at fair value into a three-level hierarchy based on the priority of the inputs to the valuation technique used to determine fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used in the determination of the fair value measurement fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement.

Assets and liabilities valued at fair value are categorized based on the inputs to the valuation techniques as follows:

Level 1 – Inputs that utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

Level 2 – Inputs that include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. Fair values for these instruments are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows.

Level 3 – Inputs that are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity.

The carrying values of cash, trade receivable, other current receivables, due from/to related parties, trade payable, other current payables, accrued expenses, convertible debenture and lease liability included in the accompanying consolidated balance sheets approximated fair value at September 30, 2024 and 2023. The financial statements as of and for the years ended September 30, 2024 and 2023, do not include any recurring or nonrecurring fair value measurements relating to assets or liabilities.

Subsequent to initial recognition, the Company may re-measure the carrying value of assets and liabilities measured on a nonrecurring basis to fair value. Adjustments to fair value usually result when certain assets are impaired. Such assets are written down from their carrying amounts to their fair value.

Professional standards allow entities the irrevocable option to elect to measure certain financial instruments and other items at fair value for the initial and subsequent measurement on an instrument-by-instrument basis. The Company has not elected to measure any existing financial instruments at fair value. However, it may elect to measure newly acquired financial instruments at fair value in the future.

Earnings (loss) per share

Basic earnings (loss) per share (“EPS”) is calculated by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding in the period. The diluted EPS reflects all dilutive potential common share equivalents, in the weighted average number of common shares outstanding during the period, if dilutive. All of the outstanding convertible securities, stock options and warrants were anti-dilutive for the years ended September 30, 2024 and 2023.

F-10

PERMEX PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2024 AND 2023

2. SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Leases

At inception of a contract, the Company assesses whether a contract is or contains a lease based on whether the contract conveys the right to control the use of an identified asset for a period in exchange for consideration.

The Company recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured based on the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date.

The lease obligation is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as the discount rate. Variable lease payments that do not depend on an index or rate are not included in the measurement of the lease liability. The lease liability is subsequently measured at amortized cost using the effective interest rate method.

Share capital

The Company records proceeds from the issuance of its common shares as equity. Incremental costs directly attributable to the issue of new common shares are shown in equity as a deduction from the proceeds. Common shares issued for consideration other than cash are valued based on their fair value at the date that the shares are issued.

Share purchase warrants

The fair value of warrants is determined using the Black-Scholes option pricing model. Proceeds from the issuance of private placement units are allocated between the private placement warrants and common shares on a relative fair value basis. Share purchase warrants with exercise prices denominated in a currency other than its functional currency are classified as a liability. Proceeds from the issuance of private placement units are first allocated to the warrant liability based on their fair value and the residual is allocated to common shares issued while for equity warrants, proceeds are allocated to common stock and additional paid in capital on a relative fair value basis. The changes in fair value of the warrant liability are recorded in the statement of loss and comprehensive loss.

Warrants issued for oil and gas interests and warrants issued as finder’s fees are share-based payments and are measured at fair value on the date of the grant as determined using the Black-Scholes option pricing model.

Share-based payments

The Company issues stock options and other share-based compensation to directors, employees and other service providers. Equity awards including stock options and share purchase warrants are measured at grant date at the fair value of the instruments issued and amortized over the vesting periods using a graded vesting approach. The number of options expected to vest is reviewed and adjusted at the end of each reporting period such that the amount ultimately recognized as an expense is based on the number of options that eventually vest. The Company has elected to account for forfeitures as they occur rather than estimate expected forfeitures.

The fair value of the equity awards is determined using the Black-Scholes option pricing model. Measurement inputs include share price on measurement date, exercise price of the instrument, expected volatility (based on weighted average historic volatility), weighted average expected life of the instruments (based on historical experience), expected dividends, and the risk-free interest rate (based on government bonds).

F-11

PERMEX PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2024 AND 2023

2. SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Revenue

In accordance with ASC 606, Revenue from Contracts with Customers, the Company recognizes revenue when the performance obligation is satisfied, which typically occurs at the point in time when control of the product transfer to the customer. For natural gas, this is generally at the time product enters the pipeline. For crude oil, this is generally at the time the product is loaded into customer operated transports. Revenue is measured net of discounts, customs duties, royalties and withholding tax. Royalty income represents net revenue interests from certain crude oil and natural gas wells and is recognized upon the operators of the properties producing revenue from subject oil and gas wells.

The Company records revenue in the month production is delivered to the purchaser. However, production statements for oil and gas sales may not be received until the following month end after the products are purchased, and as a result, the Company is required to estimate the amount of revenue to be received. The Company records the differences between its estimates and the actual amounts received for revenue in the month that payment is received from the customer. The Company believes that the pricing provisions of its oil, natural gas and natural gas liquids contracts are customary in the industry. To the extent actual volumes and prices of oil and natural gas sales are unavailable for a given reporting period because of timing or information not received from third parties, the revenue related to sales volumes and prices for those good sold are estimated and recorded.

The Company does not have any contract assets or liabilities, or capitalized contract costs.

Foreign Currency

These consolidated financial statements are presented in United States dollars (“U.S. dollar”). The functional currency of the Company and the subsidiary of the Company is the U.S. dollar. Foreign currency transactions are translated into the functional currency using exchange rates prevailing at the dates of the transactions. At the end of each reporting period, monetary assets and liabilities that are denominated in foreign currencies are translated at the rates prevailing at that date. All gains and losses on these foreign currency transactions are charged to profit or loss.

F-12

PERMEX PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2024 AND 2023

2. SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Income taxes

Current taxes receivable or payable are estimated on taxable income or loss for the current year at the statutory tax rates enacted or substantively enacted at the reporting date.

Deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred income tax assets and liabilities are measured at the tax rates that have been enacted or substantially enacted at the end of the reporting period and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled. Deferred income tax assets also result from unused loss carry forwards, resource related pools and other deductions. At the end of each reporting year the Company reassesses unrecognized deferred tax assets. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Deferred income tax assets and deferred income tax liabilities are offset if a legally enforceable right exists to offset current tax assets against current tax liabilities and the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority.

The Company recognizes a tax benefit in the financial statements for an uncertain tax position only if management assesses that the position is more likely than not (i.e., a likelihood greater than 50%) to be allowed by the tax jurisdiction, based solely on the technical merits of the position. The term “tax position,” as defined in the accounting standards for income taxes, refers to a position in a previously filed tax return or a position expected to be taken in a future tax return. This position is reflected in the measurement of current or deferred income tax assets and liabilities for interim or annual periods.

New accounting standards

In November 2023, the FASB issued ASU 2023 - 07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which becomes effective for fiscal years beginning after December 15, 2024. This update requires public entities to disclose significant expenses for reportable segments in both interim and in annual reporting periods, while entities with only a single reportable segment must now provide all segment disclosures required both in ASC 280 and under the amendments in ASU 2023-07. The Company does not expect the standard to have a material effect on its consolidated financial statements and has begun evaluating disclosure presentation alternatives.

In December 2023, the FASB issued ASU 2023 - 09, Income Taxes (Topic740) Improvements to Income Tax Disclosures, which becomes effective for fiscal years beginning after December 15, 2024. The standard requires companies to disclose specific categories in the income tax rate reconciliation table and the amount of income taxes paid per major jurisdiction. The Company does not expect the standard to have a material effect on its consolidated financial statements and has begun evaluating disclosure presentation alternatives.

3. REVENUE

Revenue from contracts with customers is presented in “Oil and gas sales” on the Consolidated Statement of Operations.

As of September 30, 2024 and 2023, receivables from contracts with customers, included in trade and other receivables, were $26,873 and $48,165, respectively.

The following tables present our revenue from contracts with customers disaggregated by product type and geographic area.

Year ended September 30, 2024	Texas	New Mexico	Total

Crude oil	$64,611	$35,609	$100,220
Natural gas	-	-	-
Revenue from contracts with customers	$64,611	$35,609	$100,220

Year ended September 30, 2023	Texas	New Mexico	Total

Crude oil	$501,920	$154,700	$656,620
Natural gas	9,003	-	9,003
Revenue from contracts with customers	$510,923	$154,700	$665,623

F-13

PERMEX PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2024 AND 2023

4. CONCENTRATION OF CREDIT RISK

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of its cash and trade receivables. The Company’s cash balances sometimes exceed the United States’ Federal Deposit Insurance Corporation insurance limits. The Company mitigates this risk by placing its cash with high credit quality financial institutions and attempts to limit the amount of credit exposure with any one institution. To date, the Company has not recognized any losses caused by uninsured balances.

Trade receivables included in the Company’s receivable balance are $26,873 as of September 30, 2024 (September 30, 2023 - $73,021). For the years ended September 30, 2024 and 2023, we had two significant customers that accounted for approximately 100% and 99%, respectively, of our total oil, and natural gas revenues. The Company routinely assesses the financial strength of its customers. The non-trade receivable balance consists of goods and services tax (“GST”) recoverable of $18,060 (September 30, 2023 - $5,420). GST recoverable is due from the Canadian Government. It is management’s opinion that the Company is not exposed to significant credit risk. During the year ended September 30, 2024, the Company recognized $9,587 (2023 - $nil) in credit losses on its other receivables.

5. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	September 30, 2024	September 30, 2023

Oil and natural gas properties, at cost	$10,600,489	$10,501,244
Less: accumulated depletion	(330,036)	(289,456)
Oil and natural gas properties, net	10,270,453	10,211,788
Other property and equipment, at cost	18,505	205,315
Less: accumulated depreciation	(7,710)	(55,684)
Other property and equipment, net	10,795	149,631
Property and equipment, net	$10,281,248	$10,361,419

Depletion and depreciation expenses were $82,215 and $154,834 for the years ended September 30, 2024 and 2023, respectively. The Company also recorded write-offs of property and equipment of $62,046 and $nil for the years ended September 30, 2024 and 2023, respectively.

F-14

PERMEX PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2024 AND 2023

6. LEASES

All of the Company’s right-of-use assets are operating leases related to its office premises. Details of the Company’s right-of-use assets and lease liabilities are as follows:

	September 30, 2024	September 30, 2023

Right-of-use assets	$-	$146,912

Lease liabilities
Balance, beginning of the year	$158,525	$244,906
Addition	-	-
Liability accretion	12,346	24,221
Lease payments	(113,638)	(110,602)
Termination of lease	(57,233)	-
Balance, end of the year	$-	$158,525
Current lease liabilities	$-	$77,069
Long-term lease liabilities	$-	$81,456
Weighted-average remaining lease term (in years)	-	2.17
Weighted-average discount rate	-%	12%

The following table presents the Company’s total lease cost.

	2024	2023

Operating lease cost	$63,200	$118,105
Variable lease expense	51,062	65,245
Sublease income	-	(25,390)
Net lease cost	$114,262	$157,960

The Company had one office lease agreement for its office premises for terms ending in November 2025. During the year ended September 30, 2024, the Company entered into a settlement agreement to terminate the office lease agreement. The termination resulted in a loss of $38,825, consisting of the settlement payment and the write-off of the remaining right-of-use asset and lease liability associated with the terminated lease.

F-15

PERMEX PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2024 AND 2023

7. ASSET RETIREMENT OBLIGATIONS

Asset retirement obligations reflects the estimated present value of the amount of dismantlement, removal, site reclamation, and similar activities associated with the Company’s oil and gas properties. Changes to the asset retirement obligations are as follows:

	2024	2023

Asset retirement obligations, beginning of the year	$260,167	$236,412
Obligations recognized	27,859	-
Obligations derecognized	-	(287)
Revisions of estimates	68,159	(7,934)
Accretion expense	36,792	31,976
	$392,977	$260,167

During the year ended September 30, 2024, the Company had a revision of estimates totaling $68,159 (2023 - $7,934) primarily due to changes in the timing of expected cash flows. During the year ended September 30, 2023, the Company incurred plugging and abandonment costs of $66,354 and recognized a loss of $66,067 on the settlement.

Reclamation deposits

As of September 30, 2024, the Company held reclamation deposits of $75,000 (September 30, 2023 - $145,000), which are expected to be released after all reclamation work has been completed with regard to its oil and natural gas interests. During the year ended September 30, 2024, the Company redeemed $70,000 in reclamation deposits.

8. DEBT

Convertible debentures

During the year ended September 30, 2024, the Company completed private placement financings of 1,365 convertible debenture units (each a “Unit”) for gross proceeds of $1,365,000. Each Unit is comprised of one senior secured convertible debenture in the principal amount of $1,000 and 294 common share purchase warrants as amended. Each warrant is exercisable for a period of five years from the date of issuance for one common share of the Company at an exercise price of $4.08 per share. As a result, the Company issued convertible debentures with an aggregate principal amount of $1,365,000 and 401,310 Warrants.

Of the 1,365 Units issued, 500 Units were originally comprised of one secured convertible debenture in the principal amount of $1,000 and 1 common share purchase warrant. The number of warrants issued with these Units was subsequently modified to 294 warrants per Unit. No other terms of the debt or warrant were modified. This modification was assessed as a debt extinguishment. A loss of $495,051 was recognized, consisting of $494,219 representing the fair value of the amended warrants determined using the Black-Scholes option pricing model (assuming a risk-free interest rate of 3.41%, an expected life of 5 years, annualized volatility of 128.69% and a dividend rate of 0%) and an unamortized discount of $832 on the original warrants.

The Company allocated the proceeds received from the issuance of the convertible debentures and warrants between the debt and equity components based on their relative fair values at the issuance date. Due to the lack of an active market for the Company’s privately placed debt instruments and the absence of relevant observable inputs, the Company determined that a reliable estimate of the fair value of the convertible debentures could not be obtained. Accordingly, the face value of the debentures is considered to be a reasonable approximation of their fair value at the issuance date. The fair value of the warrants issued was determined using the Black-Scholes option pricing model (assuming a risk-free interest rate of 3.41%, an expected life of 5 years, annualized volatility of 128.69% and a dividend rate of 0%). $431,666 of the proceeds allocated to the warrants was recorded as additional paid-in capital with a corresponding debt discount, which is being amortized over the term of the debt. As of September 30, 2024, the debt discount was fully amortized.

The Convertible Debentures were secured by the Company’s assets, bore simple interest at a rate of 10% per annum, and matured on September 12, 2024. These Convertible Debentures were convertible into common shares of the Company at a conversion price of $3.40 per share. Interest was payable on the maturity date or upon the repayment of all or a portion of the Convertible Debenture and could be settled in cash or shares at the same conversion price. As of September 30, 2024, the Company had recorded $50,008 in accrued interest on the Convertible Debentures.

F-16

PERMEX PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2024 AND 2023

8. DEBT (cont’d…)

As September 30, 2024, the following Convertible Debentures were outstanding:

Principal Amount	Interest rate	Maturity Date
$500,000	10%	September 12, 2024
865,000	10%	September 12, 2024
$1,365,000

As of September 30, 2024, these Convertible Debentures were in default due to the Company’s failure to repay the principal and accrued interest by the maturity date. Subsequent to September 30, 2024, the Company repaid the Convertible Debentures and the accrued interest in full.

Proceeds from debt financing subscriptions

In September 2024, the Company announced a non-brokered private placement of up to 18,635 convertible debenture units of the Company (each, a “Unit”). Each Unit consists of one convertible debenture (a “Debenture”) in the principal amount of $1,000 and 523 common share purchase warrants. Each warrant is exercisable for a period of five years from the date of issuance for one common share of the Company at an exercise price of $1.91 per share. The Debentures will be secured by the Company’s assets, mature one-year from the date of issuance, and bear simple interest at a rate of 10% per annum, payable on the maturity date or upon repayment of all or any portion of the Debenture. The Debentures are convertible into common shares of the Company at a conversion price of $1.91 per share. Interest will be payable in cash or shares based on the same conversion price. As of September 30, 2024, the Company had received subscription proceeds totaling $2,250,000. The private placement was completed on November 1, 2024 for total gross proceeds of $4,276,389 (Note 15).

Loan payable

During the year ended September 30, 2024, the Company received a $45,000 loan from a former director of the Company. The loan is unsecured, non-interest bearing, and has no specific repayment terms.

On April 28, 2023, the Company issued a promissory note with a principal amount of $209,497 to a supplier to settle an outstanding trade payable. The promissory note is unsecured and bears interest at 6% per annum, payable on September 30, 2023. At September 30, 2024, the Company has an outstanding unpaid principal amount of $115,936 (September 30, 2023 - $125,936). The promissory note was in default due to the Company’s failure to repay the principal amount by its maturity date.

Debenture loan – Related party

During the year ended September 30, 2023, the Company repaid the remaining principal amount of $38,291 (CAD$52,454) on the debenture loan due to the former CEO of the Company. During the years ended September 30, 2023, the Company recorded interest of $1,182.

F-17

PERMEX PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2024 AND 2023

9. RELATED PARTY TRANSACTIONS

(a)	The Company entered into an employment agreement with Bradley Taillon, the Company’s Chief Executive Officer, on April 29, 2024, for an annual base salary of base salary of $250,000, which shall be reviewed by the Company annually. Subject to the discretion of the board of directors, Mr. Taillon is also eligible on an annual basis for a cash bonus of up to 100% of annual salary and additional performance bonuses ranging from $50,000 to $750,000 upon the closing of a qualified financing with proceeds to the Company of $1 million or greater. Further, the terms of this employment agreement provide that if Mr. Taillon’s employment with the Company is terminated without “cause” (as defined in the agreement) than Mr. Taillon is entitled to a severance payment equal to two years of base salary and a bonus equal to 50% of his annual base salary. During the year ended September 30, 2024, the Company incurred management salary of $122,312 and a one-time sign-on bonus of $50,000 for Mr. Taillon.

(b)	The Company had an employment agreement with Mehran Ehsan, the former Chief Executive Officer of the Company, for an annual base salary of $250,000, with no specified term. Mr. Ehsan was also eligible on an annual basis for a cash bonus of up to 100% of annual salary, subject to the discretion of the board of directors. During the year ended September 30, 2024, the Company incurred management salary of $229,167 (2023 - $250,000), for Mr. Ehsan, with no bonuses incurred in either period. Further, the terms of this employment agreement provided that if Mr. Ehsan’s employment with the Company is terminated without “cause” (as defined in the agreement) than Mr. Ehsan was entitled to a severance payment equal to three years of base salary and a bonus equal to 20% of his annual base salary. Mr. Ehsan resigned as President and CEO of the Company on April 29, 2024. On May 15, 2024, the Company amended the employment agreement to change his role to Vice President of Business Development. All other terms and conditions of the employment agreement remained the same. On August 30, 2024, the Company signed a separation agreement to terminate Mr. Ehsan’s employment. The settlement includes: i) a lump sum payment of $100,000 by October 31, 2024 (subsequently paid); ii) six equal monthly payments of $7,500 starting October 1, 2024; and iii) the transfer of ownership of a Company vehicle with a fair value of $35,155. The settlement amount of $145,000 was accrued as of September 30, 2024.

c)	On May 1, 2022, the Company entered into an employment agreement with the CFO of the Company for an annual base salary of $50,000, with no specified term. The CFO is also eligible on an annual basis for a cash bonus of up to 100% of annual salary, subject to the discretion of the board of directors. The employment agreement may be terminated with a termination payment equal to two months of base salary. During the year ended September 30, 2024, the Company incurred management salary of $50,000 (2023 - $50,000), to the CFO of the Company, with no bonuses incurred in either period.

d)	The convertible debenture loan from the former CEO of the Company mentioned in Note 8 was repaid off during the year ended September 30, 2023.

10. LOSS PER SHARE

The calculation of basic and diluted loss per share for the years ended September 30, 2024 and 2023 was based on the net losses attributable to common shareholders. The following table sets forth the computation of basic and diluted loss per share:

	2024	2023

Net loss	$(3,989,276)	$(4,483,195)
Weighted average common shares outstanding	551,503	508,813

Basic and diluted loss per share	$(7.23)	$(8.81)

For the year ended September 30, 2024, 10,105 stock options, 676,663 warrants, and $1,365,000 of convertible debentures convertible into 401,471 common shares were excluded from the diluted weighted average number of common shares calculation as their effect would have been anti-dilutive.

For the year ended September 30, 2023, 20,313 stock options and 279,746 warrants were excluded from the diluted weighted average number of common shares calculation as their effect would have been anti-dilutive.

F-18

PERMEX PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2024 AND 2023

11. EQUITY

Common stock

The Company has authorized an unlimited number of common shares with no par value. At September 30, 2024 and 2023, the Company had 551,503 common shares issued and outstanding after giving effect to the 4:1 reverse stock split effective October 23, 2023. All issued and outstanding common stock, options, and warrants to purchase common stock and per share amounts contained in the financial statements have been retroactively adjusted to reflect the reverse stock split.

There were no share issuance transactions during the year ended September 30, 2024

During the year ended September 30, 2023, the Company announced a warrant exercise incentive program (the “Program”) whereby the Company amended the exercise prices of 253,966 warrants (the “Eligible Warrants”) from $50.40 per share to $11.44 per share if the holders of the Eligible Warrants exercised the Eligible Warrants before June 30, 2023 (the “Program Period”). In addition to the repricing, the Company offered, to each warrant holder who exercised the Eligible Warrants during the Program Period, the issuance of one additional common share purchase warrant for each warrant exercised during the Program Period (each, an “Incentive Warrant”). Each Incentive Warrant entitles the warrant holder to purchase one common share of the Company for a period of 5 years from the date of issuance, at a price of $18.00 per Share.

On June 30, 2023, the Company issued 68,353 common shares at a price of $11.44 per share from the exercise of the Eligible Warrants pursuant to the Program for gross proceeds of $781,953 (net proceeds of $645,330). In connection with the Program, the Company issued 68,353 Incentive Warrants. The Company also incurred $62,556 and issued 5,470 warrants as a finders’ fee to its investment bank. The finder’s warrants are on the same terms as the Incentive Warrants. The Incentive Warrants and finder’s warrants were valued at $449,005 and $35,919, respectively, using the Black-Scholes option pricing model (assuming a risk-free interest rate of 3.68%, an expected life of 5 years, annualized volatility of 128.81% and a dividend rate of 0%). The repricing of the Eligible Warrants is accounted for as a modification under ASC 815-40-35-14 through 18. The effect of the modification is $544,164, measured as the excess of the fair value of the repriced warrants over the fair value of the original warrants immediately before it was modified and the fair value of the incentive warrants issued as an additional inducement to exercise the warrants. The fair values were measured using the Black-Scholes option pricing model (assuming a risk-free interest rate of 4.21%, an expected life of 3.75 years, annualized volatility of 137.62% and a dividend rate of 0%). The Company recognized a deemed dividend of $543,234 for the fair value of the Incentive Warrants and the portion of inducement related to the equity-classified warrants. The effect of the repricing of the liability-classified warrants was $930 and was recorded in the statement of operations and comprehensive loss. The Company also incurred legal and other expenses of $74,066 in connection with the Program.

F-19

PERMEX PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2024 AND 2023

11. EQUITY (cont’d…)

Share-based payments

Stock options

The Company has a stock option plan (the “SOP”) in place under which it is authorized to grant options to executive officers and directors, employees and consultants. Pursuant to the SOP, the Company may issue aggregate stock options totaling up to 10% of the issued and outstanding common stock of the Company. Further, the SOP calls for the exercise price of each option to be equal to the market price of the Company’s stock as calculated on the date of grant. The options can be granted for a maximum term of 10 years and vest at the discretion of the Board of Directors at the time of grant.

Stock option transactions are summarized as follows:

	Number of options	Weighted Average Exercise Price

Balance, September 30, 2022	21,146	$53.04
Cancelled	(833)	42.62

Balance, September 30, 2023	20,313	$54.23
Cancelled	(10,208)	55.24
Balance, September 30, 2024	10,105	$53.21

Exercisable at September 30, 2024	10,105	$53.21

The aggregate intrinsic value of options outstanding and exercisable as of September 30, 2024 was $nil (September 30, 2023 - $nil).

The options outstanding as of September 30, 2024 have exercise prices in the range of $8.88 to $88.80 and a weighted average remaining contractual life of 5.6 years.

During the year ended September 30, 2024, the Company recognized $nil share-based payment expense. During the year ended September 30, 2023, the Company recognized share-based payment expense of $nil and $318, respectively, for the portion of stock options that vested during the year.

As September 30, 2024, the following stock options were outstanding:

Number of Options	Exercise Price	Issuance Date	Expiry Date
3,230	$88.88	December 4, 2017	December 4, 2027
1,250	$8.88	March 16, 2020	March 16, 2030
5,625	$42.62	October 6, 2021	October 6, 2031
10,105

F-20

PERMEX PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2024 AND 2023

11. EQUITY (cont’d…)

Share-based payments (cont’d…)

Warrants

Warrant transactions are summarized as follows:

	Number of Warrants	Weighted Average Exercise Price

Balance, September 30, 2022	274,276	$48.48
Exercised	(68,353)	11.44
Granted	73,823	18.00

Balance, September 30, 2023	279,746	$39.79
Granted	401,810	4.08
Cancelled	(500)	4.08
Expired	(4,393)	95.90

Balance, September 30, 2024	676,663	$18.25

As September 30, 2024, the following warrants were outstanding:

Number of Warrants	Exercise Price	Issuance Date	Expiry Date

149,447	$50.40	March 29, 2022	March 29, 2027
73,823	$18.00	June 30, 2023	June 30, 2028
147,000	$4.08	April 16, 2024	April 16, 2029
		(Subsequently cancelled – Note 15)
254,310	$4.08	June 12, 2024	June 12, 2029
		(Subsequently cancelled – Note 15)
52,083	$35.52	September 30, 2021	September 30, 2031
676,663

F-21

PERMEX PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2024 AND 2023

12. INCOME TAXES

	2024	2023

Loss before income taxes	$(3,989,276)	$(3,939,961)
Expected income tax recovery at statutory rates	$(598,000)	$(591,000)
Provincial income tax recovery	(373,000)	(290,000)
Effect of income taxes from US operations	(58,000)	(100,000)
Change in statutory, foreign tax, foreign exchange rates and other	(3,000)	(18,000)
Permanent differences – debt discount	116,000	-
Permanent differences – debt extinguishment	134,000	-
Permanent differences - Other	11,000	3,000
Adjustment to prior years provision versus statutory tax returns	3,000	(43,000)
Change in valuation allowance	768,000	1,039,000
Deferred income tax recovery	$-	$-

Components of the Company’s pre-tax loss and income taxes are as follows:

	2024	2023
Loss for the year
Canada	$(3,110,348)	$(2,418,491)
US	(878,928)	(1,521,470)
	$(3,989,276)	$(3,939,961)
Expected income tax (recovery)
Canada	$(589,000)	$(659,000)
US	(177,000)	(319,000)
	$(766,000)	$(978,000)
Deferred income tax
Canada	$589,000	$659,000
US	177,000	319,000
	$766,000	$978,000
Deferred income tax recovery	$-	$-

The significant components of the Company’s deferred tax assets and liabilities are as follows:

	2024	2023

Tax loss carryforwards	$3,037,000	$2,313,000
Property and equipment	15,000	39,000
Financing fees	130,000	191,000
Accrued liabilities	129,000	-
	3,311,000	2,543,000
Deferred tax assets valuation allowance	(3,311,000)	(2,543,000)
Net deferred tax assets	$-	$-

The significant components of the Company’s temporary differences include unamortized financing fees and tax loss carryforwards. The valuation allowance reduces the deferred tax assets to amounts that are, in management’s assessment, more likely than not to be realized. This conclusion is primarily due to the Company’s history of cumulative losses and its expectation of continued losses in the foreseeable future. The Company had tax loss carryforwards of approximately $11,991,000 in Canada and the United States. For the years ended September 30, 2024 and 2023, the Canada tax loss carryforwards totaled $9,421,000 and $7,019,000, respectively, with expiration dates ranging from 2037 to 2043 and 2037 to 2042, respectively. The United States tax loss carryforwards for the years ended September 30, 2024 and 2023 totaled $2,569,000 and $2,367,000, respectively, and had no expiration dates, subject to 80% of taxable income. The United States tax loss carryforwards include $290,000 attributable to New Mexico state tax losses, with expiration dates ranging from 2037 to 2043.

13. SEGMENT INFORMATION

Operating segments

The Company operates in a single reportable segment – the acquisition, development and production of oil and gas properties in the United States.

F-22

PERMEX PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2024 AND 2023

14. CONTINGENCIES

The Company from time to time may be involved with disputes, claims and litigation related to the conduct of its business. The Company had $545,505 in claims from certain trade vendors for non-payment, of which $499,162 have been accrued as of September 30, 2024. The Company plans to continue engaging with these claimants faithfully and is working on potential settlements for all outstanding claims.

15. SUBSEQUENT EVENTS

i) On October 2, 2024, the Company granted stock options to directors and officers of the Company to purchase 65,000 common shares at an exercise price of $2.44 per share for a period of 10 years.

ii) On November 1, 2024, the Company closed the first tranche of a non-brokered private placement of convertible debenture units of the Company announced in September 2024 for gross proceeds of $4,276,389, of which $2,250,000 was received as subscriptions as of September 30, 2024, and $1,424,788 was issued in exchange for the outstanding debentures in the principal amount of $1,365,000 and accrued interest of $59,788. Each debenture unit consists of one convertible debenture (a “Debenture”) in the principal amount of $1,000 and 523 common share purchase warrants. Each warrant is exercisable for a period of five years from the date of issuance for one common share of the Company (a “Share”) at an exercise price of $1.91 per share. As a result, the Company issued convertible debentures with an aggregate principal amount of $4,276,389 and 2,236,551 Warrants. The Debentures are secured by the Company’s assets, mature one-year from the date of issuance, and bear simple interest at a rate of 10% per annum, payable on the maturity date or upon repayment of all or any portion of the Debenture. The Debentures are convertible into common shares of the Company at a conversion price of $1.91 per share. Interest is payable in cash or shares based on the same conversion price.

iii) In October 2024, the Company retired its previously outstanding debentures of $1,365,000 along with accrued interest of $59,788 in exchange for the new debenture units. The debenture holders also agreed to cancel a total of 401,310 warrants issued in connection with the debentures. This exchange was assessed as a debt extinguishment and a loss of $105,349 was recognized in October 2024.

iv) The Company’s Long Term Incentive Plan was approved by Board on October 2, 2024, which Long Term Incentive Plan was amended and such amended plan was approved by the Board on October 23, 2024 (as amended, the “Long Term Incentive Plan”) and was approved by shareholders at the Company’s Annual General Meeting of Shareholders on November 4, 2024. The Board approved the adoption of the Long-Term Incentive Plan to replace the Company’s 2017 Stock Option Plan and all awards previously issued under the 2017 Stock Option Plan will be deemed issued under the Long-Term Incentive Plan. The maximum aggregate number of Shares issuable in respect of all Incentive Securities granted or issued under the Company’s Security Based Compensation Plans, at any point, shall not exceed (twenty percent (20%) of the total number of issued and outstanding Shares.

F-23

PERMEX PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2024 AND 2023

16. SUPPLEMENTAL INFORMATION ON OIL AND GAS OPERATIONS (UNAUDITED)

Supplemental unaudited information regarding Permex’s oil and gas activities is presented in this note. All of Permex’s reserves are located within the U.S.

Costs Incurred in Oil and Gas Producing Activities

	12 Months Ended	12 Months Ended
	September 30, 2024	September 30, 2023
Acquisition of proved properties	$-	$-
Acquisition of unproved properties	-	-
Development costs	3,227	2,019,639
Exploration costs	-	-
Total costs incurred	$3,227	$2,019,639

Results of Operations from Oil and Gas Producing Activities

	12 Months Ended	12 Months Ended
	September 30, 2024	September 30, 2023
Oil and gas revenues	$116,033	$688,827
Production costs	(196,428)	(879,471)
Exploration expenses	-	-
Depletion, depreciation and amortization	(40,580)	(104,798)
Impairment of oil and gas properties	-	-
Result of oil and gas producing operations before income taxes	(120,975)	(295,442)
Provision for income taxes	-	-
Results of oil and gas producing activities	$(120,975)	$(295,442)

F-24

PERMEX PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2024 AND 2023

16. SUPPLEMENTAL INFORMATION ON OIL AND GAS OPERATIONS (UNAUDITED) (cont’d…)

Proved Reserves

The Company’s proved oil and natural gas reserves have been estimated by the certified independent engineering firm, MKM Engineering. Proved reserves are the estimated quantities that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods when the estimates were made. Due to the inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production of these reserves may be substantially different from the original estimate. Revisions result primarily from new information obtained from development drilling and production history; acquisitions of oil and natural gas properties; and changes in economic factors.

Our proved reserves are summarized in the table below:

	Oil (Barrels)	Natural Gas (Mcf)	BOE (Barrels)
Proved developed and undeveloped reserves:
September 30, 2022	6,237,070	3,001,170	6,737,265
Revisions	(3,588,541)	(951,270)	(3,747,086)
Purchase of proved reserves	-	-	-
Sale reserves	-	-	-
Production	(11,729)	(7,500)	(12,979)
September 30, 2023	2,636,800	2,042,400	2,977,200
Revisions	(939,436)	(904,200)	(1,090,136)
Purchase of proved reserves	-	-	-
Sale reserves	-	-	-
Production	(1,964)	-	(1,964)
September 30, 2024	1,695,400	1,138,200	1,885,100

Proved developed reserves:
September 30, 2022	1,153,870	864,770	1,297,998
September 30, 2023	1,027,100	765,300	1,154,650
September 30, 2024	508,700	279,600	555,300

Proved undeveloped reserves:
September 30, 2022	5,083,200	2,136,400	5,439,267
September 30, 2023	1,609,700	1,277,100	1,822,550
September 30, 2024	1,186,700	858,600	1,329,800

F-25

PERMEX PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2024 AND 2023

16. SUPPLEMENTAL INFORMATION ON OIL AND GAS OPERATIONS (UNAUDITED) (cont’d…)

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following information is based on the Company’s best estimate of the required data for the Standardized Measure of Discounted Future Net Cash Flows as of September 30, 2024 and 2023 in accordance with ASC 932, “Extractive Activities – Oil and Gas” which requires the use of a 10% discount rate. This information is not the fair market value, nor does it represent the expected present value of future cash flows of the Company’s proved oil and gas reserves.

Future cash inflows for the years ended September 30, 2024 and 2023 were estimated as specified by the SEC through calculation of an average price based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for the period from October through September during each respective fiscal year. The resulting net cash flow are reduced to present value by applying a 10% discount factor.

	12 Months Ended
	September 30, 2024	September 30, 2023
Future cash inflows	$134,081,000	$211,828,000
Future production costs(1)	(31,752,000)	(40,061,000)
Future development costs	(17,496,000)	(17,241,000)
Future income tax expenses	(19,746,000)	(39,262,000)
Future net cash flows	65,087,000	115,264,000
10% annual discount for estimated timing of cash flows	(36,997,000)	(60,184,000)
Standardized measure of discounted future net cash flows at the end of the fiscal year	$28,090,000	$55,080,000

(1)	Production costs include crude oil and natural gas operations expense, production ad valorem taxes, transportation costs and G&A expense supporting the Company’s crude oil and natural gas operations.

Average hydrocarbon prices are set forth in the table below.

	Average Price	Natural
	Crude Oil (Bbl)	Gas (Mcf)
Year ended September 30, 2022 (1)	$91.72	$5.79
Year ended September 30, 2023 (1)	$78.54	$3.42
Year ended September 30, 2024 (1)	$78.64	$2.21

(1)	Average prices were based on 12-month unweighted arithmetic average of the first-day-of-the-month prices for the period from October through September during each respective fiscal year.

Future production and development costs, which include dismantlement and restoration expense, are computed by estimating the expenditures to be incurred in developing and producing the Company’s proved crude oil and natural gas reserves at the end of the year, based on year-end costs, and assuming continuation of existing economic conditions.

F-26

PERMEX PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2024 AND 2023

16. SUPPLEMENTAL INFORMATION ON OIL AND GAS OPERATIONS (UNAUDITED) (cont’d…)

Sources of Changes in Discounted Future Net Cash Flows

Principal changes in the aggregate standardized measure of discounted future net cash flows attributable to the Company’s proved crude oil and natural gas reserves, as required by ASC 932, at fiscal year-end are set forth in the table below.

	12 Months Ended
	September 30, 2024	September 30, 2023
Standardized measure of discounted future net cash flows at the beginning of the year	$55,080,000	$144,729,000
Extensions, discoveries and improved recovery, less related costs	-	-
Sales of minerals in place	-	-
Purchase of minerals in place	-	-
Revisions of previous quantity estimates	(25,208,000)	(103,529,000)
Net changes in prices and production costs	(4,323,000)	(52,170,000)
Accretion of discount	7,400,000	19,862,000
Sales of oil produced, net of production costs	80,000	191,000
Changes in future development costs	(107,000)	27,173,000
Changes in timing of future production	(15,706,000)	(16,145,000)
Net changes in income taxes	10,874,000	34,969,000
Standardized measure of discounted future net cash flows at the end of the year	$28,090,000	$55,080,000

F-27

PERMEX PETROLEUM CORPORATION

CONDENSED INTERIM CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31, 2024	September 30, 2024

ASSETS
Current assets
Cash	$690,798	$1,513,591
Trade and other receivables (net of allowance: December 31, 2024 - $nil; September 30, 2024 - $nil)	62,263	44,932
Prepaid expenses and deposits	115,155	146,452
Total current assets	868,216	1,704,975

Non-current assets
Reclamation deposits	75,000	75,000
Property and equipment, net of accumulated depletion and depreciation	10,471,137	10,281,248

Total assets	$11,414,353	$12,061,223

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Trade and other payables	$3,839,324	$3,786,909
Loans payable	160,936	160,936
Convertible debentures	2,802,226	1,365,000
Debt subscription proceeds	-	2,250,000
Total current liabilities	6,802,486	7,562,845

Non-current liabilities
Asset retirement obligations	407,948	392,977

Total liabilities	7,210,434	7,955,822

Stockholders’ Equity
Common stock, no par value per share; unlimited shares authorized, 551,503 shares issued and outstanding as of December 31, 2024 and September 30, 2024.	14,947,150	14,947,150
Additional paid-in capital	7,402,555	5,475,316
Accumulated other comprehensive loss	(127,413)	(127,413)
Accumulated deficit	(18,018,373)	(16,189,652)

Total stockholders’ equity	4,203,919	4,105,401

Total liabilities and stockholders’ equity	$11,414,353	$12,061,223

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

F-28

PERMEX PETROLEUM CORPORATION

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

THREE MONTHS ENDED DECEMBER 31

(UNAUDITED)

	2024	2023

Revenues
Oil and gas sales	$123,215	$47,651
Royalty income	3,566	5,464
Total revenues	126,781	53,115

Operating expenses
Lease operating expense	428,268	91,435
General and administrative	1,274,526	683,683
Depletion and depreciation	55,719	21,978
Accretion on asset retirement obligations	14,971	9,198
Gain on settlement of trade payables	(197,207)	-
Total operating expenses	(1,576,277)	(806,294)

Loss from operations	(1,449,496)	(753,179)

Other income (expense)
Foreign exchange gain (loss)	22,105	(3,676)
Other income	-	6,000
Interest expense	(295,981)	(1,026)
Loss on debt extinguishment	(105,349)	-
Total other income (expense)	(379,225)	1,298

Net loss and comprehensive loss	$(1,828,721)	$(751,881)

Basic and diluted loss and comprehensive loss per common share	$(3.32)	$(1.36)

Weighted average number of common shares outstanding	551,503	551,503

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

F-29

PERMEX PETROLEUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(UNAUDITED)

Three months ended December 31

	Number of Shares	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Deficit	Total equity

Balance, September 30, 2024	551,503	$14,947,150	$5,475,316	$(127,413)	$(16,189,652)	$4,105,401

Warrants issued in private placement	-	-	1,792,002	-	-	1,792,002
Stock-based compensation	-	-	135,237	-	-	135,237
Net loss	-	-	-	-	(1,828,721)	(1,828,721)

Balance, December 31, 2024	551,503	$14,947,150	$7,402,555	$(127,413)	$(18,018,373)	$4,203,919

	Number of Shares	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Deficit	Total equity

Balance, September 30, 2023	551,503	$14,947,150	$4,549,431	$(127,413)	$(12,200,376)	$7,168,792

Net loss	-	-	-	-	(751,881)	(751,881)
Balance, December 31, 2023	551,503	$14,947,150	$4,549,431	$(127,413)	$(12,952,257)	$6,416,911

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

F-30

PERMEX PETROLEUM CORPORATION

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED DECEMBER 31

(UNAUDITED)

	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,828,721)	$(751,881)
Adjustments to reconcile net loss to net cash from operating activities:
Accretion on asset retirement obligations	14,971	9,198
Depletion and depreciation	55,719	21,978
Foreign exchange (gain) loss	(22,105)	3,676
Gain on settlement of trade payables	(197,207)	-
Amortization of debt discount	212,490	-
Loss on debt extinguishment	105,349	-
Stock-based compensation	135,237	-

Changes in operating assets and liabilities:
Trade and other receivables	(17,331)	28,981
Prepaid expenses and deposits	31,297	18,986
Trade and other payables	273,947	512,020
Right of use asset and lease liability	-	1,306
Net cash used in operating activities	(1,236,354)	(155,736)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures on property	(188,040)	-
Reclamation deposit redemption	-	70,000
Net cash (used in) provided by investing activities	(188,040)	70,000

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debenture financing	601,601	-
Loan payable proceeds	-	45,000
Loan repayment	-	(10,000)
Net cash provided by financing activities	601,601	35,000

Change in cash during the period	(822,793)	(50,736)

Cash, beginning of the period	1,513,591	82,736

Cash, end of the period	$690,798	$32,000

Supplemental cash flow disclosures:
Interest paid	$1,246	$1,026
Taxes paid	$-	$-

Supplemental disclosures of non-cash investing and financing activities:
Trade and other payables related to property and equipment	$57,568	$-
Accrued debt interest settled through debt issuance	$59,788	$-
Debt subscription proceeds transferred to convertible debentures	$2,250,000	$-
Share purchase warrants issued in connection with debt issuance	$1,792,002	$-

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

F-31

PERMEX PETROLEUM CORPORATION

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2024

(UNAUDITED)

1. BACKGROUND

Permex Petroleum Corporation (the “Company”) was incorporated on April 24, 2017 under the laws of British Columbia, Canada and maintains its head office at 1700 Post Oak Boulevard, 2 Blvd Place Suite 600, Houston Texas, 77056. Its registered office is located at 10th floor, 595 Howe Street, Vancouver, British Columbia, Canada, V6C 2T5. The Company is primarily engaged in the acquisition, development and production of oil and gas properties in the United States. The Company’s oil and gas interests are located in Texas and New Mexico, USA. The Company’s common shares are listed on the Canadian Securities Exchange (the “CSE”) under the symbol “OIL”.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and applicable rules and regulations of the United States Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the condensed consolidated financial statements include all adjustments necessary, which are of a normal and recurring nature, for the fair presentation of the Company’s financial position and of the results of operations and cash flows for the periods presented. These interim results are not necessarily indicative of the results to be expected for the fiscal year ending September 30, 2025 or for any other interim period or for any other future fiscal year. These condensed consolidated financial statements should be read in conjunction with the audited financial statements and footnotes included in Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024.

Principles of Consolidation

The accompanying consolidated financial statements include the assets, liabilities, revenue and expenses of the Company’s wholly-owned subsidiary, Permex Petroleum US Corporation. All intercompany balances and transactions have been eliminated.

F-32

PERMEX PETROLEUM CORPORATION

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2024

(UNAUDITED)

2. Significant Accounting Policies (cont’d…)

Going concern of operations

These consolidated financial statements have been prepared on a going concern basis which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company has incurred losses since inception in the amount of $18,018,373, has a working capital deficiency of $5,934,270 as of December 31, 2024 and has not yet achieved profitable operations. The Company requires equity or debt financings to fund its continuing operations, which it has been unable to secure in sufficient amounts to date, and there can be no assurances that it will be able to do so in the future. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The Company expects to raise additional funds through equity and debt financings. There is no assurance that such financing will be available in the future. During the three months ended December 31, 2024, the Company received additional debt subscription proceeds of $601,601 to complete a convertible debenture financing with total gross proceeds of $4,276,389. The $1,365,000 convertible debentures that matured on September 12, 2024 and accrued interest of $59,788 were retired in exchange for the new convertible debenture units. Management believes that these actions provide a path for the Company to continue as a going concern subject to its continued ability to raise funds to maintain its operations and manage its working capital deficiency.

In view of these matters, continuation as a going concern is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financial requirements, raise additional capital, and the success of its future operations. The financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Company not continue as a going concern.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Management evaluates these estimates and judgments on an ongoing basis and bases its estimates on experience, current and expected future conditions, third-party evaluations and various other assumptions that management believes are reasonable under the circumstances.

Significant estimates have been used by management in conjunction with the following: (i) the fair value of assets when determining the existence of impairment factors and the amount of impairment, if any; (ii) the costs of site restoration when determining decommissioning liabilities; (iii) the useful lives of assets for the purposes of depletion and depreciation; (iv) petroleum and natural gas reserves; and (v) share-based payments. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from those estimates.

New accounting standards

In November 2023, the FASB issued ASU 2023 - 07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which becomes effective for fiscal years beginning after December 15, 2024. This update requires public entities to disclose significant expenses for reportable segments in both interim and in annual reporting periods, while entities with only a single reportable segment must now provide all segment disclosures required both in ASC 280 and under the amendments in ASU 2023-07. The Company does not expect the standard to have a material effect on its consolidated financial statements and has begun evaluating disclosure presentation alternatives.

In December 2023, the FASB issued ASU 2023 - 09, Income Taxes (Topic740) Improvements to Income Tax Disclosures, which becomes effective for fiscal years beginning after December 15, 2024. The standard requires companies to disclose specific categories in the income tax rate reconciliation table and the amount of income taxes paid per major jurisdiction. The Company does not expect the standard to have a material effect on its consolidated financial statements and has begun evaluating disclosure presentation alternatives.

F-33

PERMEX PETROLEUM CORPORATION

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2024

(UNAUDITED)

3. REVENUE

Revenue from contracts with customers is presented in “Oil and gas sales” on the Consolidated Statements of Operations.

As of December 31, 2024 and September 30, 2024, receivables from contracts with customers, included in trade and other receivables, were $45,420 and $26,873, respectively.

The following tables present our revenue from contracts with customers disaggregated by product type and geographic areas.

Three months ended December 31, 2024	Texas	New Mexico	Total

Crude oil	$123,215	$-	$123,215
Natural gas	-	-	-
Revenue from contracts with customers	$123,215	$-	$123,215

Three months ended December 31, 2023	Texas	New Mexico	Total

Crude oil	$29,624	$18,027	$47,651
Natural gas	-	-	-
Revenue from contracts with customers	$29,624	$18,027	$47,651

4. CONCENTRATION OF CREDIT RISK

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of its cash and trade receivables. The Company’s cash balances sometimes exceed the United States’ Federal Deposit Insurance Corporation insurance limits. The Company mitigates this risk by placing its cash with high credit quality financial institutions and attempts to limit the amount of credit exposure with any one institution. To date, the Company has not recognized any losses caused by uninsured balances.

Trade receivables included in the Company’s receivable balance are $45,420 as of December 31, 2024 (September 30, 2024 - $26,873). For the three months ended December 31, 2024 and 2023, the Company had one significant customer that accounted for approximately 100% and 62%, respectively, of our total oil and natural gas revenues. The Company routinely assesses the financial strength of its customers. The non-trade receivable balance consists of goods and services tax (“GST”) recoverable of $16,843 (September 30, 2024 - $18,060). GST recoverable is due from the Canadian Government. It is management’s opinion that the Company is not exposed to significant credit risk. During the three months ended December 31, 2024, the Company recognized $nil (2023 - $9,587) in credit losses on its receivables.

F-34

PERMEX PETROLEUM CORPORATION

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2024

(UNAUDITED)

5. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31, 2024	September 30, 2024

Oil and natural gas properties, at cost	$10,846,097	$10,600,489
Less: accumulated depletion	(384,829)	(330,036)
Oil and natural gas properties, net	10,461,268	10,270,453
Other property and equipment, at cost	18,505	18,505
Less: accumulated depreciation	(8,636)	(7,710)
Other property and equipment, net	9,869	10,795
Property and equipment, net	$10,471,137	$10,281,248

Depletion and depreciation expense was $55,719 and $21,978 for the three-month periods ended December 31, 2024 and 2023, respectively.

6. LEASES

The Company had an office lease agreement for its Dallas premises with a term ending in November 2025. During the year ended September 30, 2024, the Company entered into a settlement agreement to terminate this lease. The termination resulted in a loss of $38,825 recognized in the three months ended September 30, 2024, consisting of the settlement payment and the write-off of the remaining right-of-use asset and lease liability associated with the terminated lease.

During the year ended September 30, 2024, the Company paid $113,638 in lease payments and recognized $12,346 in accretion expense. For the three months ended December 31, 2023, the Company incurred $21,554 in operating lease expenses and $14,947 in variable lease expenses.

F-35

PERMEX PETROLEUM CORPORATION

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2024

(UNAUDITED)

7. ASSET RETIREMENT OBLIGATIONS

Asset retirement obligations reflects the estimated present value of the amount of dismantlement, removal, site reclamation, and similar activities associated with the Company’s oil and gas properties. Changes to the asset retirement obligations are as follows:

	December 31, 2024	September 30, 2024

Asset retirement obligations, beginning of the year	$392,977	$260,167
Obligations recognized	-	27,859
Obligations derecognized	-	-
Revisions of estimates	-	68,159
Accretion expense	14,971	36,792
	$407,948	$392,977

During the year ended September 30, 2024, the Company had a revision of estimates totaling $68,159 primarily due to changes in the timing of expected cash flows.

Reclamation deposits

As of December 31, 2024, the Company held reclamation deposits of $75,000 (September 30, 2024 - $75,000), which are expected to be released after all reclamation work has been completed with regard to its oil and natural gas interests.

F-36

PERMEX PETROLEUM CORPORATION

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2024

(UNAUDITED)

8. DEBT

Convertible debentures

During the year ended September 30, 2024, the Company completed private placement financings of 1,365 convertible debenture units for gross proceeds of $1,365,000. Each unit is comprised of one senior secured convertible debenture in the principal amount of $1,000 and 294 common share purchase warrants as amended. Each warrant is exercisable for a period of five years from the date of issuance for one common share of the Company at an exercise price of $4.08 per share. As a result, the Company issued convertible debentures with an aggregate principal amount of $1,365,000 and 401,310 Warrants.

The Convertible Debentures were secured by the Company’s assets, bore simple interest at a rate of 10% per annum, and matured on September 12, 2024. These Convertible Debentures were convertible into common shares of the Company at a conversion price of $3.40 per share. Interest was payable on the maturity date or upon the repayment of all or a portion of the Convertible Debenture and could be settled in cash or shares at the same conversion price. As of September 30, 2024, the Company had recorded $50,008 in accrued interest on the Convertible Debentures.

Of the 1,365 units issued, 500 units were originally comprised of one secured convertible debenture in the principal amount of $1,000 and 1 common share purchase warrant. The number of warrants issued with these units was subsequently modified to 294 warrants per unit. No other terms of the debt or warrant were modified. This modification was assessed as a debt extinguishment. A loss of $495,051 was recognized, consisting of $494,219 representing the fair value of the amended warrants determined using the Black-Scholes option pricing model (assuming a risk-free interest rate of 3.41%, an expected life of 5 years, annualized volatility of 128.69% and a dividend rate of 0%) and an unamortized discount of $832 on the original warrants.

The Company allocated the proceeds received from the issuance of the convertible debentures and warrants between the debt and equity components based on their relative fair values at the issuance date. Due to the lack of an active market for the Company’s privately placed debt instruments and the absence of relevant observable inputs, the Company determined that a reliable estimate of the fair value of the convertible debentures could not be obtained. Accordingly, the face value of the debentures is considered to be a reasonable approximation of their fair value at the issuance date. The fair value of the warrants issued was determined using the Black-Scholes option pricing model (assuming a risk-free interest rate of 3.41%, an expected life of 5 years, annualized volatility of 128.69% and a dividend rate of 0%). $431,666 of the proceeds allocated to the warrants was recorded as additional paid-in capital with a corresponding debt discount being amortized over the term of the debt. As of September 30, 2024, the debt discount was fully amortized.

In October 2024, the Company retired the outstanding debentures of $1,365,000 along with accrued interest of $59,788 in exchange for the new debenture units issued on November 1, 2024. The debenture holders also agreed to cancel a total of 401,310 warrants issued in connection with the debentures. This exchange was assessed as a debt extinguishment and a loss of $105,349 was recognized during the three months ended December 31, 2024.

F-37

PERMEX PETROLEUM CORPORATION

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2024

(UNAUDITED)

8. DEBT (cont’d…)

On November 1, 2024, the Company completed a non-brokered private placement of convertible debenture units for gross proceeds of $4,276,389, of which $2,250,000 was received as subscriptions as of September 30, 2024, and $1,424,788 was issued in exchange for the outstanding debentures in the principal amount of $1,365,000 and accrued interest of $59,788. Each debenture unit consists of one convertible debenture in the principal amount of $1,000 and 523 common share purchase warrants. Each warrant is exercisable for a period of five years from the date of issuance for one common share of the Company at an exercise price of $1.91 per share. As a result, the Company issued convertible debentures with an aggregate principal amount of $4,276,389 and 2,236,551 Warrants. The Debentures are secured by the Company’s assets, mature one-year from the date of issuance, and bear simple interest at a rate of 10% per annum, payable on the maturity date or upon repayment of all or any portion of the Debenture. The Debentures are convertible into common shares of the Company at a conversion price of $1.91 per share. Interest is payable in cash or shares based on the same conversion price.

The Company allocated the proceeds received from the issuance of the convertible debentures and warrants between the debt and equity components based on their relative fair values at the issuance date. Due to the lack of an active market for the Company’s privately placed debt instruments and the absence of relevant observable inputs, the Company determined that a reliable estimate of the fair value of the convertible debentures could not be obtained. Accordingly, the face value of the debentures is considered to be a reasonable approximation of their fair value at the issuance date. The fair value of the warrants issued was determined using the Black-Scholes option pricing model (assuming a risk-free interest rate of 3.06%, an expected life of 5 years, annualized volatility of 125.14% and a dividend rate of 0%). $1,792,002 of the proceeds allocated to the warrants was recorded as additional paid-in capital with a corresponding debt discount being amortized over the term of the debt. As of December 31, 2024, the unamortized debt discount was $1,474,163.

The table below summarizes the outstanding principal of the Company’s senior, secured convertible debentures.

	December 31, 2024	September 30, 2024

10% debentures due September 12, 2024	$-	$1,365,000
10% debentures due November 1, 2025	4,276,389	-
Total	4,276,389	1,365,000
Unamortized discount	(1,474,163)	-
Convertible debentures	$2,802,226	$1,365,000

Loans payable

During the year ended September 30, 2024, the Company received a $45,000 loan from a former director of the Company. The loan is unsecured, non-interest bearing, and has no specific repayment terms. As of December 31, 2024, the full amount remained outstanding.

On April 28, 2023, the Company issued a promissory note with a principal amount of $209,497 to a supplier to settle an outstanding trade payable. The promissory note is unsecured and bears interest at 6% per annum, originally payable on September 30, 2023. The promissory note was in default due to the Company’s failure to repay the principal amount by its maturity date. At December 31, 2024, the Company had an outstanding unpaid principal amount of $115,936 (September 30, 2024 - $115,936).

F-38

PERMEX PETROLEUM CORPORATION

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2024

(UNAUDITED)

9. RELATED PARTY TRANSACTIONS

(a)	The Company entered into an employment agreement with Bradley Taillon, the Company’s Chief Executive Officer, on April 29, 2024, for an annual base salary of base salary of $250,000, which shall be reviewed by the Company annually. Subject to the discretion of the board of directors, Mr. Taillon is also eligible on an annual basis for a cash bonus of up to 100% of annual salary and additional performance bonuses ranging from $50,000 to $750,000 upon the closing of a qualified financing with proceeds to the Company of $1 million or greater. Further, the terms of this employment agreement provide that if Mr. Taillon’s employment with the Company is terminated without “cause” (as defined in the agreement) than Mr. Taillon is entitled to a severance payment equal to two years of base salary and a bonus equal to 50% of his annual base salary. During the three months ended December 31, 2024, the Company incurred management salary of $62,500 and a performance bonus of $50,000 for Mr. Taillon.

(b)	On May 1, 2022, the Company entered into an employment agreement Gregory Montgomery, the Company’s Chief Financial Officer, for an annual base salary of $50,000, with no specified term. Mr. Montgomery is also eligible on an annual basis for a cash bonus of up to 100% of annual salary, subject to the discretion of the board of directors. The employment agreement may be terminated with a termination payment equal to two months of base salary. During the three months ended December 31, 2024, the Company incurred management salary of $12,500 (2023 - $12,500), to Mr. Montgomery, with no bonuses incurred in either period.

(c)	The Company had an employment agreement with Mehran Ehsan, the former Chief Executive Officer of the Company, for an annual base salary of $250,000, with no specified term. Mr. Ehsan was also eligible on an annual basis for a cash bonus of up to 100% of annual salary, subject to the discretion of the board of directors. Further, the terms of this employment agreement provided that if Mr. Ehsan’s employment with the Company is terminated without “cause” (as defined in the agreement) than Mr. Ehsan was entitled to a severance payment equal to three years of base salary and a bonus equal to 20% of his annual base salary. Mr. Ehsan resigned as President and CEO of the Company on April 29, 2024. On May 15, 2024, the Company amended the employment agreement to change his role to Vice President of Business Development. All other terms and conditions of the employment agreement remained the same. On August 30, 2024, the Company signed a separation agreement to terminate Mr. Ehsan’s employment. The settlement includes: i) a lump sum payment of $100,000 by October 31, 2024 (subsequently paid); ii) six equal monthly payments of $7,500 starting October 1, 2024; and iii) the transfer of ownership of a Company vehicle with a fair value of $35,155. The settlement amount of $145,000 was accrued as of September 30, 2024. During the three months ended December 31, 2023, the Company incurred management salary of $62,500, for Mr. Ehsan, with no bonuses incurred in the period.

F-39

PERMEX PETROLEUM CORPORATION

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2024

(UNAUDITED)

10. LOSS PER SHARE

The calculation of basic and diluted loss per share for the three-month periods ended December 31, 2024 and 2023 was based on the net losses attributable to common shareholders. The following table sets forth the computation of basic and diluted loss per share:

	Three months ended December 31, 2024	Three months ended December 31, 2023

Net loss	$(1,828,721)	$(751,881)
Weighted average common shares outstanding	551,503	551,503

Basic and diluted loss per share	$(3.32)	$(1.36)

As of December 31, 2024, 69,167 (2023 - 16,980) stock options and 2,511,904 (2023 - 275,353) warrants were excluded from the diluted weighted average number of common shares calculation as their effect would have been anti-dilutive.

11. EQUITY

Common stock

The Company has authorized an unlimited number of common shares with no par value. At December 31, 2024 and September 30, 2024, the Company had 551,503 common shares issued and outstanding.

There were no share issuance transactions during the three months ended December 31, 2024 and 2023.

Share-based payments

Stock options

The Company has a long-term incentive plan (the “Plan”) in place under which it is authorized to grant share-based awards to directors, officers, employees and consultants. Pursuant to the Plan, the Company may issue aggregate stock options totaling up to 20% of the issued and outstanding common stock of the Company.

F-40

PERMEX PETROLEUM CORPORATION

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2024

(UNAUDITED)

11. EQUITY (cont’d…)

Share-based payments (cont’d…)

Stock option transactions are summarized as follows:

	Number of options	Weighted Average Exercise Price

Balance, September 30, 2023	20,313	$54.23
Cancelled	(10,208)	55.24

Balance, September 30, 2024	10,105	$53.21
Granted	65,000	2.44
Cancelled	(5,938)	61.01
Balance, December 31, 2024	69,167	$4.41

Exercisable at December 31, 2024	69,167	$4.41

The aggregate intrinsic value of options outstanding and exercisable as at December 31, 2024 was $nil (September 30, 2024 - $nil).

The options outstanding as of December 31, 2024 have exercise prices in the range of $2.44 to $84 and a weighted average remaining contractual life of 9.53 years.

During the three months ended December 31, 2024 and 2023, the Company recognized share-based payment expense of $135,237 and $ nil, respectively, for the portion of stock options that vested during the period. The fair value of the options issued was determined using the Black-Scholes option pricing model (assuming a risk-free interest rate of 2.80%, an expected life of 5 years, annualized volatility of 126.02% and a dividend rate of 0%).

As December 31, 2024, the following stock options were outstanding:

Number of Options	Exercise Price	Issuance Date	Expiry Date
417	$84.00	December 4, 2017	December 4, 2027
1,250	$9.00	March 16, 2020	March 16, 2030
2,500	$40.32	October 6, 2021	October 6, 2031
65,000	$2.44	October 2, 2024	October 2, 2034
69,167

F-41

PERMEX PETROLEUM CORPORATION

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2024

(UNAUDITED)

11. EQUITY (cont’d…)

Warrants

Warrant transactions are summarized as follows:

	Number of Warrants	Weighted Average Exercise Price

Balance, September 30, 2023	279,746	$39.79
Granted	401,810	4.08
Cancelled	(500)	4.08
Expired	(4,393)	95.90

Balance, September 30, 2024	676,663	$18.25
Granted	2,236,551	1.91
Cancelled	(401,310)	4.08

Balance, December 31, 2024	2,511,904	$5.92

As December 31, 2024, the following warrants were outstanding:

Number of Warrants	Exercise Price	Issuance Date	Expiry Date

149,447	$50.40	March 29, 2022	March 29, 2027
73,823	$18.00	June 30, 2023	June 30, 2028
52,083	$33.60	September 30, 2021	September 30, 2031
2,236,551	$1.91	November 1, 2024	November 1, 2034
2,511,904

12. SEGMENT INFORMATION

Operating segments

The Company operates in a single reportable segment – the acquisition, development and production of oil and gas properties in the United States.

13. CONTINGENCIES

The Company from time to time may be involved with disputes, claims and litigation related to the conduct of its business. The Company had $594,656 in claims from certain trade vendors for non-payment, of which $571,703 have been accrued as of December 31, 2024. The Company plans to continue engaging with these claimants faithfully and is working on potential settlements for all outstanding claims.

F-42

Permex Petroleum Corporation

Up to 4,699,394 Common Shares Upon Conversion of Debentures and Exercise of Purchase Warrants

PROSPECTUS

       , 2025.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS.

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by the Company, excluding underwriting discounts, commissions and expenses in connection with the issuance and distribution of the securities being registered hereunder.

SEC registration fees		$2,144.05
Printing expenses*	$	*
Accounting fees and expenses*	$	*
Legal fees and expenses*	$	*
Blue sky fees*	$	*
Miscellaneous*	$	*
Total	$	*

* These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Business Corporations Act (British Columbia)

The Company is subject to the provisions of Part 5, Division 5 of the BCBCA.

Under Section 160 of the BCBCA, the Company may, subject to Section 163 of the BCBCA:

(a)	indemnify an individual who:

(i)	is or was a director or officer of the Company,

(ii)	is or was a director or officer of another corporation (A) at a time when the corporation is or was an affiliate of the Company; or (B) at our request, or

(iii)	at our request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties, defined below, to which the eligible party is or may be liable; and

(b)	after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

(i)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding,

(ii)	“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding,

(iii)	“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding, and

(iv)	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

II-1

Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, the Company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that the Company must not make such payments unless the Company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBCA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, the Company must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

(a)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Company was prohibited from giving the indemnity or paying the expenses by its memorandum or Articles;

(b)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Company is prohibited from giving the indemnity or paying the expenses by its memorandum or Articles;

(c)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Company or the associated corporation, as the case may be; or

(d)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, we must not either indemnify the eligible party under Section 160(a) of the BCBCA against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, on application of the Company or an eligible party, the court may do one or more of the following:

(a)	order the Company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b)	order the Company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by the Company;

(d)	order the Company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

(e)	make any other order the court considers appropriate.

II-2

Section 165 of the BCBCA provides that the Company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation.

Company’s Articles

Under Part 21.2 of our Articles, and subject to the BCBCA, the Company must indemnify a director, former director or alternative director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Company on the terms of the indemnity contained in the Company’s Articles.

Under Part 21.3 of the Company’s Articles, and subject to any restrictions in the BCBCA, the Company may agree to indemnify and may indemnify any person.

Under Part 21.4 of the Company’s Articles, the failure of a director, alternate director or officer of the Company to comply with the BCBCA or the Company’s Articles or, if applicable, any former Companies Act or former Articles, does not invalidate any indemnity to which he or she is entitled under the Company’s Articles.

Under Part 21.5 of the Company’s Articles, the Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

●	is or was a director, alternate director, officer, employee or agent of the Company;

●	is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

●	at the request of the Company, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

●	at the request of the Company, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The following is a summary of transactions during the three years preceding this offering, involving offers and sales of our securities which took place outside the United States, unless otherwise stated, and were not registered under the Securities Act.

2024

On May 29, 2024 and June 12, 2024, the Company closed a non-brokered private placement of an aggregate of 1,365 units at a price of $1,000 per unit for gross proceeds of $1,365,000. Each unit (“Initial Unit”) is comprised of one convertible debenture (a “Initial Unit Debenture”) in the principal amount of $1,000 and 294 common share purchase warrants (each a “Initial Unit Warrant”). Each Initial Unit Warrant is exercisable for a period of five years from the date of issuance for one Common Share of the Company (a “Share”) at an exercise price of $4.08. The Debentures mature (the “Initial Unit Debenture Maturity Date”) on the earlier of: (i) one-year from the date of issuance or (ii) three-months from the date of issuance if the Company does not enter into a securities exchange, unit purchase or merger agreement with a third party to the reasonable satisfaction of a majority of the holders of Initial Unit Debentures. The Initial Unit Debentures bear simple interest at a rate of 10% per annum, payable on the Initial Unit Debenture Maturity Date or the date on which all or any portion of the Initial Unit Debenture is repaid, and have a conversion price of $3.40 per share. Interest will be paid in cash or Shares based on a conversion price of $3.40. The Debentures rank senior to all other existing and future indebtedness of the Company and are secured by a general security agreement over certain assets of the Company. The offering was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC for purchasers located in the United States and Regulation S promulgated under the Securities Act for purchasers located outside of the United States.

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On November 1, 2024, the Company issued an aggregate of 4,276.39 convertible debenture units (the “Subsequent Units”) to certain accredited investors, including the Company’s CEO, in a private placement (the “Subsequent Private Placement”) for an aggregate purchase price of $4,276,389, of which $2,851,601 was paid in cash (“Cash Proceeds”) and approximately $1,424,788 was in consideration of the Company’s repayment of $1,365,000 in principal of existing Initial Unit Debentures”) plus approximately $59,788 in accrued interest on the Initial Unit Debentures. Each Subsequent Unit consists of one 10% senior secured convertible debenture (a “Subsequent Unit Debenture”) in the principal amount of US$1,000 and 523 Common Share purchase warrants (the “Subsequent Unit Warrants”). Each Subsequent Warrant is exercisable for a period of five years from the date of issuance for one Common Share of the Company (a “Subsequent Share”) at an exercise price of US$1.91.

The Subsequent Unit Debentures will mature one-year from the date of issuance, or November 1, 2025 (“Subsequent Unit Debenture Maturity Date”). The Subsequent Debentures bear simple interest at a rate of 10%, payable on the Subsequent Unit Debenture Maturity Date or the date on which all or any portion of the Debenture is repaid. Interest will be paid in cash, except upon the occurrence of a Conversion Event (as defined below) whereby the interest on the Debenture will be converted to Subsequent Shares based on a conversion price of US$1.91 (the “Subsequent Debenture Conversion Price”), subject to Canadian Securities Exchange approval. The Subsequent Unit Debentures rank senior to all other existing and future indebtedness of the Company and are secured by a general security agreement over certain assets of the Company pursuant to the terms of a Security Agreement.

At any time during the term of the Subsequent Unit Debentures, a holder of Subsequent Unit Debentures may elect to convert the outstanding principal and any accrued and unpaid interest thereon into Subsequent Shares at the Subsequent Unit Debenture Conversion Price. The Subsequent Unit Debentures will automatically convert into Shares at the Subsequent Unit Debenture Conversion Price in the event the Company completes a financing of Shares for aggregate gross proceeds of at least US$7,500,000 (“Conversion Event”). The Subsequent Units, the Subsequent Unit Debentures, the Subsequent Unit Warrants and the Subsequent Shares issuable upon conversion of the Subsequent Unit Debentures and/or exercise of the Subsequent Unit Warrants have not been registered under the Securities Act or the securities laws of any state, and are being offered and sold in reliance on the exemption from registration under the Securities Act, afforded by Section 4(a)(2) and/or Rule 506(b) promulgated thereunder.

2023

On June 30, 2023, we completed an early warrant exercise program whereby we amended the exercise price of an aggregate of 253,966 Eligible Warrants to $11.44 per share during the Early Exercise Period. Pursuant to the warrant exercise program, an aggregate of 68,349 Eligible Warrants were exercised for aggregate gross proceeds of approximately $781,952 and net proceeds of approximately $688,092. As a result, we issued an aggregate of 68,353 Common Shares and 68,353 Incentive Warrants. Each Incentive Warrant is exercisable for one Common Share for a period of five years from June 30, 2023 at an exercise price of $18.00 per share. In connection with the warrant exercise program, we issued an aggregate of 5,470 Representative’s Warrants on the same terms as the Incentive Warrants, to representatives of ThinkEquity LLC, as financial advisor. The offering was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC for purchasers located in the United States and Regulation S promulgated under the Securities Act for purchasers located outside of the United States.

2022

On March 28 and 29, 2022, the Company closed a brokered private placement of an aggregate of 196,369 units at a price of $38.40 per unit for gross proceeds of $7,540,580. Each unit is comprised of one Common Share and one Common Share purchase warrant. Each warrant is exercisable into one Common Share of the Company for a period of five years at an exercise price of $50.40 per share. ThinkEquity LLC acted as sole placement agent for the private placement and it and/or its designees received five-year warrants to purchase up to 19,628 Common Shares of the Company at an exercise price of $50.40 per share. The offering was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC for purchasers located in the United States and Regulation S promulgated under the Securities Act for purchasers located outside of the United States.

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

Exhibit Number	Exhibit Description

3.1	Articles of Permex Petroleum Corporation (Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 29, 2022)

3.2	Amendment to Articles of Permex Petroleum Corporation (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 29, 2023)

3.3	Amendment to Articles of Permex Petroleum Corporation (Incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K filed with the SEC on January 14, 2025)

3.4	Amendment to Articles of Permex Petroleum Corporation (Incorporated by reference to Exhibit 3.4 the Company’s Amendment No. 11 to Registration Statement on Form S-1 filed with the SEC on January 22, 2025).

4.1	Specimen of Share Certificate for Permex Petroleum Corporation’s Common Shares (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 28, 2022)

4.6	Form of Incentive Warrant (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 11, 2023)

4.7	Form of 10% Secured Convertible Debenture (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 7, 2024)

4.8	Form of Common Share Purchase Warrant (Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 7, 2024)

5.1***	Opinion of DuMoulin Black LLP (including consent)

5.2***	Opinion of Sheppard Mullin Richter & Hampton LLP (including consent)

10.1	Form of Registration Rights Agreement between the Company and various purchasers (Incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 28, 2022)

10.2+	Employment Agreement by and between the Company and Mehran Ehsan (Incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 28, 2022)

10.3+	Executive Employment Agreement by and between the Company and Gregory Montgomery (Incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 28, 2022)

10.4+	Employment Agreement dated April 29, 2024 between the Company and Bradley Taillon (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2024)

10.5	Security Agreement, dated November 1, 2024, by and between the Company, various obligors and Jeffrey Eberwein, as collateral agent for the holders of the debentures (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 7, 2024)

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10.6+	Long Term Incentive Plan (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 28, 2024).

10.7	Separation Agreement dated August 30, 2024 between the Company and Mehran Ehsan, (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 28, 2024)

10.8	Form of Registration Rights Agreement between the Company and various purchasers (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 7, 2024)

16.1	Letter of Davidson & Company LLP dated November 3, 2022 (Incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 4, 2022)

21.1	List of subsidiaries of the Registrant (Incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended September 30, 2024 filed with the SEC on January 14, 2025)

23.1*	Consent of Marcum LLP

23.2***	Consent of DuMoulin Black LLP (included in Exhibit 5.1)

23.3***	Consent of Sheppard Mullin Richter & Hampton LLP (included in Exhibit 5.1)

23.4*	Consent of MKM Engineering

24.1***	Power of Attorney

99.1	Appraisal of Certain Oil & Gas Interests Owned by Permex Petroleum Corporation Located in New Mexico & Texas as of September 30, 2024 (Incorporated by reference to Exhibit 99.1 to the Company’s Annual Report on Form 10-K for the year ended September 30, 2024 filed with the SEC on January 14, 2025)

99.2	Appraisal of Certain Oil & Gas Interests Owned by Permex Petroleum Corporation Located in New Mexico & Texas as of September 30, 2023 (Incorporated by reference to Exhibit 99.1 to the Company’s Annual Report on Form 10-K for the year ended September 30, 2023 filed with the SEC on July 29, 2024)

107***	Calculation of Filing Fees Table

* Filed herewith.

** To be filed by amendment.

***Previously filed.

+ Indicates management contract or compensatory plan or arrangement.

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(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on the 25th day of February, 2025.

Permex Petroleum Corporation

By:	/s/ Bradley Taillon
Name:	Bradley Taillon
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities held and on the dates indicated.

Signature		Date

/s/ Bradley Taillon	Chief Executive Officer, President and Director (Principal Executive Officer)	February 25, 2025
Bradley Taillon

*	Chief Financial Officer (Principal Financial and Accounting Officer)	February 25, 2025
Gregory Montgomery

*	Director	February 25, 2025
Richard Little

*	Director	February 25, 2025
Kevin Nanke

*	Director	February 25, 2025
BaShara Boyd

*By:	/s/ Bradley Taillon
Bradley Taillon
Attorney-in-fact

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